As filed with the U.S. Securities and Exchange Commission on May 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-4706968
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12 Gill Street

Suite 4650

Woburn, Massachusetts 01801

Telephone: (617) 871-2101

(Address, including zip code, and telephone number, including area code, of  registrant’s principal executive offices)

Jeffrey S. Hackman

President and Chief Executive Officer

Comera Life Sciences Holdings, Inc.

Telephone: (617) 871-2101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Janeane Ferrari, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED May 4, 2022

Comera Life Sciences Holdings, Inc.

5,817,757 Shares of Common

Stock issuable upon

exercise of warrants

13,207,540 Shares of Common Stock and 11,041,432

Warrants to Purchase Common Stock

offered by Selling Securityholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to (a) 19,025,297 shares of common stock, $0.0001 par value (the “Holdco Common Stock”), of Comera Life Sciences Holdings, Inc. (“Holdco”), which include: (i) 1,226,558 shares of Holdco Common Stock issued to former stockholders (“Comera stockholders”) of Comera Life Sciences, Inc. (“Comera”) at an effective price of $0.48 per share, (ii) 58,337 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $0.51 per share, (iii) 575,164 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.18 per share, (iv) 3,266,755 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.29 per share, (v) 3,831,728 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.48 per share, (vi) 1,269,056 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.05 per share, (vii) 39,721 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.52 per share, (viii) 42,334 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.89 per share, (ix) 286,049 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $3.19 per share, (x) 2,611,838 shares of Holdco Common Stock issuable to OTR Acquisition Sponsor LLC (the “Sponsor”) in exchange for the Sponsor’s shares of Class B common stock of OTR Acquisition Corp. (“OTR”) acquired in connection with the formation of OTR at a price of approximately $0.01 per share, (xi) 5,817,757 shares of Holdco Common Stock issuable to Sponsor upon exercise of the warrants to purchase Holdco Common Stock at an exercise price of $11.50 per share (“Holdco Warrants”) acquired in connection with the initial public offering of OTR at a price of $1.00 per warrant and (b) 11,041,432 Holdco Warrants. The Holdco Warrants were originally issued by OTR and will convert into warrants to purchase Holdco Common Stock on the closing of the business combination among us, OTR, CLS Sub Merger 1 Corp., CLS Sub Merger 2 Corp., and Comera Life Sciences, Inc. (the “Business Combination”). The Holdco Common Stock and Holdco Warrants to be resold under this prospectus are to be issued either in connection with the closing of the Business Combination or upon exercise of the Holdco Warrants. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary – The Business Combination.”

As described herein, the Selling Securityholders may sell from time to time 11,041,432 Holdco Warrants and 19,025,297 shares of Holdco Common Stock, including up to 5,817,757 shares of Holdco Common Stock issuable upon exercise of the Holdco Warrants.

We will receive up to an aggregate of $126,976,468 if all of the Holdco Warrants registered hereby are exercised to the extent such Holdco Warrants are exercised for cash. However, we will only receive such proceeds if and when the Holdco Warrant holders exercise the Holdco Warrants. If the market price for Holdco Common Stock following the Business Combination does not increase from the current price of OTR Common Stock, there is a small likelihood that any of the Holdco Warrants will be exercised. We expect to use the net proceeds from the exercise of the Holdco Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will bear all costs, expenses and fees in connection with the registration of Holdco Common Stock and Holdco Warrants and will not receive any proceeds from the sale of Holdco Common Stock and Holdco Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of Holdco Common Stock and Holdco Warrants.

Our registration of the Holdco Common Stock and Holdco Warrants covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Holdco Common Stock or Holdco Warrants. The Selling Securityholders may offer and sell the Holdco Common Stock and Holdco Warrants covered by this prospectus in a number of different ways and at varying prices, subject to, in certain circumstances, applicable lock-up restrictions. As described above, the Selling Securityholders purchased the Holdco Common Stock covered by this prospectus for prices ranging from $0.48 to $11.50, which is at or below the $10.00 per unit purchased by public investors in the OTR initial public offering. The closing price of OTR’s common stock and OTR’s warrants on Nasdaq on April 29, 2022 was $10.25 and $0.30, respectively. Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their shares of Holdco Common Stock covered by this prospectus even if the market price of Holdco Common Stock is below $10.00 per share, in which case the public stockholders may experience a negative rate of return on their investment.

We provide more information about how the Selling Securityholders may sell the Holdco Common Stock and Holdco Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in Holdco Common Stock and Holdco Warrants is highly speculative and involves a high degree of risk. See “Risk Factors.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Holdco Common Stock or Holdco Warrants or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 19,025,297 shares of Holdco Common Stock and 11,041,432 Holdco Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Holdco Common Stock or Holdco Warrants by the Selling Securityholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Holdco Common Stock or Holdco Warrants, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

This document includes trademarks, tradenames and service marks, certain of which belong to Comera and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that Holdco or Comera will not assert their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Holdco does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Holdco by, these other parties.

Unless otherwise specified, in this prospectus, all ownership amounts and percentages with respect to Holdco following the Business Combination assume (i) all Comera vested, in-the-money options are exercised prior to Closing, (ii) no exercise of warrants of OTR, (iii) no stockholders of OTR exercise redemption rights in connection with their shares of OTR common stock and (iv) all Earn-Out Shares are earned by the Comera stockholders.

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell the Holdco Common Stock or Holdco Warrants in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

ii

MARKET AND INDUSTRY DATA

This document contains estimates, projections, and other information concerning Comera’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Comera’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Comera operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Comera obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Comera does not expressly refer to the sources from which this data is derived. In that regard, when Comera refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Comera paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Comera has compiled, extracted, and reproduced industry data from these sources, Comera has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

iii

FREQUENTLY USED TERMS

In this document:

“Aggregate Transaction Consideration” means (i) a number of shares of Holdco Common Stock equal to the quotient of (a) $126 million less any Leakage since September 30, 2021 divided by (b) $10.00 and (ii) a number of shares of Holdco Common Stock equal to the number of shares of OTR Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time, payable to the OTR Stockholders in connection with the OTR Merger.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 31, 2022, as it may be amended and/or restated from time to time, by and among OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera.

“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of Holdco resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving Person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earn-out Shares that may be issued in connection with such transaction(s)); or (c) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of Holdco representing more than fifty percent (50%) of the voting power of the share capital of Holdco entitled to vote for the election of directors of Holdco.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

“Comera” means Comera Life Sciences, Inc., a Delaware corporation.

“Comera Board of Directors” means the board of directors of Comera.

“Comera Capital Stock” means Comera Common Stock and Comera Preferred Stock.

“Comera Common Stock” means common stock of Comera, par value $0.001 per share.

“Comera Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby Comera Merger Sub will merge with and into Comera, with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco.

“Comera Merger Sub” means CLS Sub Merger 1 Corp., a Delaware corporation.

“Comera Merger Surviving Corporation” means Comera as the surviving corporation of the Comera Merger.

“Comera Options” means all outstanding options to purchase shares of Comera Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Comera option plan or otherwise.

“Comera Preferred Stock” means the shares of Comera’s preferred stock, including the Comera Series A-1 Preferred Stock, Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, Comera Series A-6 Preferred Stock, Comera Series B-1 Preferred Stock and Comera Series B-2 Preferred Stock.

“Comera Series A-1 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-1 Preferred Stock.

“Comera Series A-2 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-2 Preferred Stock.

“Comera Series A-3 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-3 Preferred Stock.

“Comera Series A-4 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-4 Preferred Stock.

“Comera Series A-5 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-5 Preferred Stock.

“Comera Series A-6 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-6 Preferred Stock.

“Comera Series B-1 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series B-1 Preferred Stock.

“Comera Series B-2 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series B-2 Preferred Stock.

“Comera Merger Effective Time” means the time at which the Comera Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger.

“Comera Stockholders” means the holders of Comera Capital Stock.

“Comera Unvested Option” means a Comera Option that has not vested immediately prior to the Comera Merger Effective Time.

“Comera Vested In-the-Money Option” means a Comera Option that has vested prior to the Comera Merger Effective Time and has an exercise price per share of Comera Common Stock subject thereto that is less than the value of the Aggregate Transaction Consideration being paid per share of Comera Common Stock.

“Comera Vested Out-of-the-Money Option” means a Comera Option that has vested prior to the Comera Merger Effective Time and has an exercise price per share of Comera Common Stock subject thereto that is equal to or greater than the value of the Aggregate Transaction Consideration being paid per share of Comera Common Stock.

“Consenting Comera Stockholders” means James Sherblom, Phoenix Venture Partners, LP and The Soane Family Trust, the parties who signed the Written Consent.

“DGCL” means the Delaware General Corporation Law.

“Earn-Out Period” means the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date.

“Earn-Out Shares” means the 3,150,000 shares of Holdco Common Stock that Holdco shall place into escrow with the Escrow Agent pursuant to the Escrow Agreement.

“Earn-Out Trigger” means when the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days during the Earn-Out Period.

“Escrow Agent” means a mutually satisfactory escrow agent under the Escrow Agreement, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to all parties to the Business Combination Agreement.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by the parties to the Business Combination Agreement, to be entered into by OTR, Holdco, Comera and the Escrow Agent, pursuant to which the Earn-Out Shares will be placed into escrow and distributed in accordance with the provisions of the Business Combination Agreement and such Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of OTR Class B Common Stock initially purchased by the Sponsor in a private placement in August 2020, and the shares of OTR Class A Common Stock issuable upon the conversion thereof.

“GAAP” means United States generally accepted accounting principles.

“Holdco” or the “Registrant” means Comera Life Sciences Holdings, Inc., a Delaware corporation.

“Holdco Board” means the board of directors of Holdco.

“Holdco Bylaws” means the Amended and Restated Bylaws of Holdco.

“Holdco Charter” means the Amended and Restated Certificate of Incorporation of Holdco.

“Holdco Common Stock” means Holdco’s common stock, par value $0.0001 per share.

“Holdco Warrants” means the OTR Warrants, as amended at the Closing such that each OTR Warrant becomes a right to acquire one share of Holdco Common Stock on substantially the same terms as were in effect immediately prior to the Closing under the terms of the OTR Warrant Agreement (assumed by Holdco at Closing).

“IPO” means OTR’s initial public offering of units, consummated on November 19, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Comera Stockholders” means the persons listed on Schedule B to the Business Combination Agreement.

“Leakage” means (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by Comera to or for the benefit of the Comera Stockholders or any affiliate of the Comera Stockholders, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by Comera to, on behalf of, or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by Comera or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of Comera, in each case, to or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (d) any waiver, deferral or release by Comera of any amount or obligation owed or due to Comera from any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (e) any payment of any costs, bonuses or other sums by Comera (excluding salary, bonuses or other benefits paid to any such person in his or her capacity as an officer or employee of Comera in the ordinary course of business and consistent with past practice), on behalf of or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (f) any assumption or discharge by Comera of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (g) any guarantee, indemnity or security provided by Comera in respect of the obligations or liabilities of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera for consideration which is more than market value, (j) any payment by Comera of any taxes imposed on any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera (other than any taxes for which Comera is primarily liable), or any agreement or obligation of any of Comera to make such payment, or (k) any payment by Comera of any personal expenses of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, other than reimbursement of reasonable and documented out-of-pocket expenses incurred in any such person’s capacity as a director or officer of Comera in the ordinary course of business and consistent with past practice.

“Mergers” means the Comera Merger and OTR Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“OTR” means OTR Acquisition Corp., a Delaware corporation.

“OTR Class A Common Stock” means OTR’s Class A common stock, par value $0.0001.

“OTR Class B Common Stock” means OTR’s Class B common stock, par value $0.0001.

“OTR Common Stock” means the OTR Class A Common Stock and OTR Class B Common Stock, collectively.

“OTR Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby OTR Merger Sub will merge with and into OTR, with OTR surviving such merger as a direct wholly-owned subsidiary of Holdco.

“OTR Merger Sub” means CLS Sub Merger 2 Corp., a Delaware corporation.

“OTR Merger Surviving Corporation” means OTR as the surviving corporation of the OTR Merger.

“OTR Unit” means one share of OTR Common Stock and one-half OTR Warrant.

“OTR Warrant Agreement” means the warrant agreement, dated as of November 17, 2020, by and between OTR and Continental Stock Transfer & Trust Company, governing OTR’s outstanding warrants.

“OTR Warrants” means warrants to purchase shares of OTR Class A Common Stock as contemplated under the OTR Warrant Agreement, with each whole warrant exercisable for one share of OTR Class A Common Stock at an exercise price of $11.50 per whole share.

“Private Warrants” means the warrants to purchase shares of OTR Class A Common Stock issued to Sponsor simultaneously with the closing of the IPO.

“prospectus” means this prospectus which forms a part of the Registration Statement on Form S-1 (Registration No. 333-                ) filed with the SEC.

“Public Stockholders” means the holders of shares of OTR Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of OTR Class A Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement to be entered into in connection with the Closing by OTR, Holdco, certain stockholders of Comera and Sponsor.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2022 annual meeting of the stockholders of OTR that is the subject of this prospectus.

“Sponsor” means OTR Acquisition Sponsor LLC, a Delaware limited liability company.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of January 31, 2022, by and among OTR, Holdco, Comera and the Key Comera Stockholders.

“Trading Day” means any day on which shares of Holdco Common Stock are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the Holdco Common Stock shall be trading at the time of determination of VWAP.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“VWAP” means, for each Trading Day, the daily volume-weighted average price for shares of Holdco Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Written Consent” means the irrevocable written consent containing the Consenting Comera Stockholders approval of the Business Combination Agreement and Business Combination, dated as of January 31, 2022.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Holdco believes that some of the information in this prospectus constitutes forward-looking statements for the purposes of federal securities laws. You can identify these statements by forward-looking words such as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “possible,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “plan,” “predict,” “project,” “intends,” and “continue” or similar words, but the absence of these words does not mean that a statement is not forward-looking. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about:

•	the parties’ to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	Holdco’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in Holdco’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	the implementation, market acceptance and success of Comera’s business models;

•	the impact of health epidemics, including the COVID-19 pandemic, on Comera’s business and industry and the actions Comera may take in response thereto;

•	Comera’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	Comera’s future capital requirements and sources and uses of cash;

•	Comera’s ability to obtain funding for its operations;

•	Comera’s business, expansion plans and opportunities;

•	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Combined Company;

•	the expected U.S. federal income tax impact of the Business Combination; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Holdco’s securities;

•

the risk that the Business Combination may not be completed by OTR’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by OTR;

•

the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of OTR and Comera and the receipt of certain governmental and regulatory approvals;

•	the lack of a third party valuation in determining whether to pursue the Business Combination;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•	the effect of the announcement or pendency of the Business Combination on Comera’s business relationships, performance, and business generally;

•	risks that the Business Combination disrupts Comera’s current plans and potential difficulties in Comera’s employee retention as a result of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against Comera or against OTR related to the Business Combination Agreement or the Business Combination;

•	Holdco’s ability to satisfy the listing criteria of the Nasdaq and to maintain the listing of its securities on the Nasdaq following the Business Combination;

•	the effect of the COVID-19 pandemic on Comera’s business;

•	the outcome of any legal proceedings that may be instituted against OTR, Comera or Holdco following the announcement of the proposed Business Combination and transactions contemplated thereby;

•	costs related to the Business Combination;

•

the price of Holdco’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Comera plans to operate, variations in performance across competitors, changes in laws and regulations affecting Comera’s business and changes in the combined capital structure;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Comera operates;

•	the risk that Comera and its current and future collaborators are unable to successfully develop and commercialize Comera’s products or services, or experience significant delays in doing so;

•	the risk that Comera may never achieve or sustain profitability;

•	the risk that Comera will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that Holdco experiences difficulties in managing its growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk that Comera is unable to secure or protect its intellectual property;

•	general economic conditions; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in Holdco Common Stock or Holdco Warrants and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Holdco Common Stock or Holdco Warrants, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of OTR and Comera and related notes thereto included elsewhere in this prospectus.

Comera

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from intravenous (“IV”) to subcutaneous (“SQ”) forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self-injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs.

The mailing address of Comera’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

Holdco

Holdco was incorporated on January 25, 2022 solely for the purpose of effectuating the Business Combination. Holdco is a Delaware corporation. Holdco owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole stockholder of Holdco is Comera and the sole director of Holdco is Jeffrey S. Hackman.

Holdco intends to apply to list the Holdco Common Stock and Holdco Warrants on the Nasdaq under the symbols “CMRA” and “CMRAW,” respectively, upon the Closing.

The address of Holdco’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

The Business Combination

The Business Combination Agreement

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into the Business Combination Agreement, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the consummation of the Comera Merger, OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers and the other transactions contemplated thereby.

The Comera Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Comera Merger Effective Time”). The OTR Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “OTR Merger Effective Time”). The Closing will take place within three business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as OTR, Comera and Holdco may mutually agree.

At the Comera Merger Effective Time, by virtue of the Comera Merger and without any action on the part of Comera, Holdco, Comera Merger Sub or the holders of any of the following securities:

•

Immediately prior to the Comera Merger Effective Time, each share of Comera Preferred Stock that is issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into an equal number of shares of Comera Common Stock in accordance with the Written Consent and with the terms of Article Fourth, Section (B)(5) of the Comera Certificate of Incorporation (the “Conversion”), and each converted share of Comera Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Comera Preferred Stock will thereafter cease to have any rights with respect to such Comera Preferred Stock, but will hold Comera Common Stock;

•

Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, set forth in the Payment Spreadsheet (as defined below);

•

Each Comera Vested In-the-Money Option outstanding immediately prior to the Comera Merger Effective Time will be canceled and converted into the right to receive the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet;

•

All shares of Comera Common Stock and Comera Preferred Stock held in the treasury of Comera will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

Each share of common stock, par value $0.0001 per share, of Comera Merger Sub (the “Comera Merger Sub Common Stock”) issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into and become the right to receive one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Comera Merger Surviving Corporation; and

•

Each Comera Unvested Option and each Comera Vested Out-of-the-Money Option that is outstanding immediately prior to the Comera Merger Effective Time, will be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Comera Merger Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Comera Option immediately prior to the Comera Merger Effective Time.

At the OTR Merger Effective Time, by virtue of the OTR Merger and without any action on the part of OTR, Holdco, OTR Merger Sub or the holders of any of the following securities:

•	Immediately prior to the OTR Merger Effective Time, all shares of OTR Class B Common Stock will be converted into shares of OTR Class A Common Stock (“OTR Class B Conversion”);

•

Immediately prior to the OTR Merger Effective Time, the shares of OTR Class A Common Stock and the OTR Warrants comprising each issued and outstanding OTR Unit immediately prior to the OTR Merger Effective Time will be automatically separated (the “Unit Separation”) and the holder thereof will be deemed to hold one share of OTR Class A Common Stock and one-half of one OTR Warrant, provided that no fractional OTR Warrants will be issued in connection with the Unit Separation such that if a holder of OTR Units would be entitled to receive a fractional OTR Warrant upon the Unit Separation nor any payment in lieu of such fraction, the number of OTR Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of OTR Warrants;

•

Following the OTR Class B Conversion and Unit Separation, each share of OTR Class A Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time will automatically be converted into and become the right to receive one (1) share of Holdco Common Stock;

•	All shares of OTR Common Stock held in the treasury of OTR will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; and

•

Each share of common stock, par value $0.0001 per share, of OTR Merger Sub (the “OTR Merger Sub Common Stock”) issued and outstanding immediately prior to the OTR Merger Effective Time will be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of OTR Merger Surviving Corporation.

At the Closing, in addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options pursuant to the Business Combination Agreement, Holdco shall place three million one hundred fifty thousand (3,150,000) shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earn-Out Trigger”), then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of Holdco in such Change of Control transaction divided by (ii) (a) the number of outstanding shares of Holdco Common Stock immediately prior to the consummation of such Change of Control transaction plus (b) Earn-Out Shares, is equal to or exceeds $12.50. Upon satisfaction of this test, Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.

The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Comera Common Stock and Comera Vested In-the-Money Options.

Not less than five business days prior to the Comera Merger Effective Time, Comera shall deliver to OTR a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Comera Consideration (as defined below), (ii) the allocation of the Aggregate Comera Consideration and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, among the holders of Comera Common Stock and the holders of Comera Vested In-the-Money Options (taking into account, with respect to the holders of Comera Vested In-the-Money Options, the aggregate exercise price of all such Comera Options), (iii) the portion of the Aggregate Comera Consideration payable to each holder of Comera Common Stock and each holder of Comera Vested In-the-Money Options, and (iv) the number of shares of Holdco Common Stock and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement and the Escrow Agreement, that can be purchased under the Exchanged Options. The allocation of the Aggregate Comera Consideration and Earn-Out Shares and the information with respect to the exchange of Comera Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by Holdco for purposes of issuing the Aggregate Comera Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, to the holders of Comera Common Stock and conversion of the Comera Options into the Exchanged Options, absent manifest error. “Aggregate Comera Consideration” means a number of shares of OTR Common Stock equal to the quotient of (A) $126,000,000, less any Leakage since September 30, 2021 divided by (B) $10.00.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, OTR, Holdco, all stockholders of Comera (the “Comera Holders”) and the Sponsor (together with the Comera Holders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of 11,041,432 warrants convertible into shares, and approximately 19,025,297 shares (including 5,817,757 shares issuable upon exercise of the warrants), of Holdco Common Stock held by certain Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide certain Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Holdco Common Stock held by the Holders to be locked-up until the earlier of (i) one year following the Closing and (ii) the date on which the sale price of the Holdco Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing 150 days after the Closing (the “Lock-Up Period”). Notwithstanding the Lock-Up Period, in the event that $25 million or more remains in the Trust

Account, for any Comera Holders owning less than 4% of the outstanding shares of Holdco Common Stock as of immediately after the Closing, with respect to 50% of the shares of Holdco Common Stock owned by such Holder immediately following the Closing, the Lock-Up Period will end on the date that is 180 days after the Closing.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to the Closing.

The following diagram illustrates the organizational structure of Holdco upon consummation of the Business Combination.

Emerging Growth Company Status

Holdco qualifies as an emerging growth company (“EGC”) pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). For as long as Holdco is an EGC, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Holdco’s periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, EGCs can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Holdco intends to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until it is no longer an EGC. Holdco’s election to use the phase-in periods permitted by this election may make it difficult to compare its financial statements to those of non-EGCs and other EGCs that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If Holdco were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

RISK FACTOR SUMMARY

You should consider all the information contained in this prospectus in evaluating an investment in the Holdco Common Stock or Holdco Warrants. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 23. Such risks include, but are not limited to:

•	Comera does not currently have, and may never have, any products approved for commercial sale and may never become profitable.

•	Comera’s success depends on its ability to respond and adapt to changes in the drug development industry, including payer, medical practice, medical provider and prescriber behavior.

•

Even after the Business Combination Comera will require substantial additional funding to finance its operations and, if audited, could face repayment of a portion or all of its loan under the Paycheck Protection Program. If Comera is unable to raise additional capital when needed, Comera could be forced to delay, reduce or terminate certain of its development programs or other operations.

•	Comera has never successfully completed the regulatory approval process for any of its product candidates and it may be unable to do so for any product candidates it acquires or develops.

•

Drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and clinical trials are not always predictive of future results. If Comera’s preclinical studies and clinical trials are not sufficient to support regulatory approval of any of its product candidates, Comera may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

•

Comera’s current or future product candidates may cause adverse or other undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following regulatory approval, if obtained.

•

Comera may experience fluctuations in its operating results, which could make its future operating results difficult to predict or cause its operating results to fall below analysts’ and investors’ expectations.

•	Comera’s success depends on broad market acceptance of its products if approved, which Comera may never achieve.

•

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect Comera’s business and its financial results and could cause a disruption to the development of its product candidates.

•	Comera’s success depends on its ability to retain key members of its management team and on its ability to hire, train, retain and motivate new employees.

•

If Holdco fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of Holdco Common Stock.

•

Comera expects to enter into in-license agreements under which it will acquire rights to use, develop, manufacture and/or commercialize certain of its product candidates. If these collaborations are not successful, Comera’s business could be adversely affected.

•

Comera may seek to establish additional collaborations, and, if it is not able to establish them on commercially reasonable terms, or at all, Comera may have to alter its development and commercialization plans.

•	Comera may be required to pay certain milestones and royalties under its license or collaboration agreements with third-party licensors or collaborators.

•

Comera may rely on third parties to conduct its future clinical trials of its product candidates, in the U.S. and other jurisdictions. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, Comera may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

•

Comera contracts with third parties for the manufacture of its product candidates for preclinical development, clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that Comera will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair its development or commercialization efforts.

•

The manufacture of biologics is complex and Comera’s third-party manufacturers may encounter difficulties in production. If any of Comera’s third-party manufacturers encounter such difficulties, Comera’s ability to provide a supply of its current product candidates or any future product candidates for clinical trials or its products for patients, if approved, could be delayed or prevented.

•

The third parties upon whom Comera relies for the supply of the active pharmaceutical ingredients and drug product to be used in the preclinical testing and clinical trials for its product candidates are currently its sole source of supply, and the loss of any of these suppliers could significantly harm Comera’s business.

•

If Comera is unable to obtain and maintain patent and other intellectual property protection for its technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad or Comera is delayed in bringing product candidates to market such that those products have a shorter period of patent exclusivity than it expects, its competitors could develop and commercialize technology and drugs similar or identical to Comera’s, and Comera’s ability to successfully commercialize its technology and drugs may be impaired.

•

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause Comera to spend substantial resources and distract its personnel from their normal responsibilities.

•

Comera may seek priority review designation for one or more of its product candidates, but it might not receive such designation, and even if it does, such designation may not lead to a faster regulatory review or approval process.

•

Accelerated approval by the FDA, even if granted for any of Comera’s product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that Comera’s product candidates will receive regulatory approval.

•

Even if Comera receives regulatory approval for any of its product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Comera’s product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, Comera may be subject to penalties or other enforcement action if it fails to comply with regulatory requirements.

•

Comera is subject to cybersecurity risks and experienced a diversion of Comera funds through a business email compromise fraud, resulting in a total loss of $726 thousand before Comera became aware of the matter in February 2022, of which $300 thousand was recovered by insurance proceeds.

•	Holdco’s management has limited experience in operating a public company.

•

There may be sales of a substantial amount of Holdco Common Stock after the Business Combination by the current OTR Stockholders and/or Comera Stockholders, and these sales could cause the price of Holdco’s securities to fall.

•	Holdco may fail to realize the strategic and financial benefits currently anticipated from the Business Combination.

THE OFFERING

Issuer	Comera Life Sciences Holdings, Inc.

Issuance of Holdco Common Stock

Holdco Common Stock to be issued Upon exercise of all Holdco Warrants	11,041,432

Resale of Holdco Common Stock

Holdco Common Stock offered by The Selling Securityholders	13,207,540

Resale of Holdco Warrants

Holdco Warrants offered by the Selling Securityholders	11,041,432

Holdco Common Stock and Holdco Warrants issued and outstanding prior to the consummation of the Business Combination	1 share of Holdco Common Stock

Holdco Common Stock and Holdco Warrants to be issued and outstanding following the consummation of the Business Combination (excluding Holdco Common Stock issuable upon exercise of outstanding stock options and Holdco Warrants)(1)

28,992,017 shares of Holdco Common Stock

11,041,432 Holdco Warrants

Use of proceeds	We will receive up to an aggregate of $126,976,468 if all of the Holdco Warrants registered hereby are exercised to the extent such Holdco Warrants are exercised for cash. However, we will only receive such proceeds if and when the Holdco Warrant holders exercise the Holdco Warrants. If the market price for Holdco Common Stock following the Business Combination does not increase from the current level of OTR Common Stock, there is a small likelihood that any of the Public Warrants or Private Warrants will be exercised. We expect to use the net proceeds from the exercise of the Holdco Warrants for general corporate purposes and to implement our business plan. We will not receive any proceeds from the sale of the Holdco Common Stock to be offered by the Selling Securityholders.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of the applicable lock-up restrictions. See “Prospectus Summary – Registration Rights and Lock-Up Agreement” for further discussion.

Liquidity	This offering involves the potential sale of up to 19,025,297 shares of Holdco Common Stock, including 5,817,757 shares of Holdco Common Stock issuable upon exercise of the Holdco Warrants covered by this prospectus, which represent 65.62% of our total outstanding shares of Holdco Common Stock. Once this registration statement is effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described under “Plan of Distribution” to sell the shares. The resale, or expected or potential resale, of a substantial number of shares of Holdco Common Stock in the public market could adversely affect the market price for Holdco Common Stock and make it more difficult for our stockholders to sell their shares of Holdco Common Stock at times and prices that you feel are appropriate.

Proposed NASDAQ Capital Market symbols	Holdco has applied to list the shares of Holdco Common Stock and Holdco Warrants on Nasdaq under the symbols “CMRA” and “CMRAW”, respectively.

(1)

The numbers of shares and warrants are based on a number of assumptions, including that there are no redemptions of OTR Common Stock, that Comera does not issue any additional equity securities prior to the Mergers and the Earn-Out Trigger is achieved during the Earn-Out Period and the Earn-Out Shares are all released from escrow to the Comera stockholders. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and warrants do not take into account (i) potential future exercises of OTR Warrants or (ii) shares issuable upon the exercise of outstanding Comera Unvested Options and Comera Vested Out-of-the-Money Options.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of:

•	up to 19,025,297 shares of Holdco Common Stock (the Offered Shares), which include:

•	1,226,558 shares of Holdco Common Stock issued to former stockholders (“Comera stockholders”) of Comera Life Sciences, Inc. (“Comera”) at an effective price of $0.48 per share,

•	58,337 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $0.51 per share,

•	575,164 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.18 per share,

•	3,266,755 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.29 per share,

•	3,831,728 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.48 per share,

•	1,269,056 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.05 per share,

•	39,721 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.52 per share,

•	42,334 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.89 per share,

•	286,049 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $3.19 per share,

•

2,611,838 shares of Holdco Common Stock issuable to OTR Acquisition Sponsor LLC (the “Sponsor”) in exchange for the Sponsor’s shares of Class B common stock of OTR Acquisition Corp. (“OTR”) acquired in connection with the formation of OTR at a price of approximately $0.01 per share,

•

5,817,757 shares of Holdco Common Stock issuable to Sponsor upon exercise of the warrants to purchase Holdco Common Stock at an exercise price of $11.50 per share (“Holdco Warrants”) acquired in connection with the initial public offering of OTR at a price of $1.00 per warrant and

•	11,041,432 Holdco Warrants to purchase shares of Holdco Common Stock, which include:

•	5,223,675 Public Warrants; and

•	5,817,757 Private Warrants.

The following table includes information relating to the Offered Shares held by the Selling Securityholders, including the price each Selling Securityholder paid for the Offered Shares and the potential profit relating to such Offered Shares. Except as otherwise indicated and subject to limited exceptions, all such shares are subject to lock-up restrictions until the earlier of (i) one year following the Closing, (ii) the date on which the sale price of the Holdco Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing 150 days after the Closing, or (iii) the date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Holdco Common Stock for cash, securities or other property. The public offering price in the IPO was $10.00 per unit, which consisted of one share of OTR Common Stock and one-half of one OTR Warrant. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their Holdco Common Stock covered by this prospectus even if the market price per share of Holdco Common Stock is below $10.00 per share, in which case the public stockholders may experience a negative rate of return on their investment.

Offered Shares	No. of Shares	Effective Purchase Price per share	Potential Profit per share(1)	Lock-Up Restrictions
Comera stockholders
Phoenix Venture Partners LP	3,831,728	$1.48	[●]	—
Zachariah Jonasson	157,312	$0.48	[●]	*
The Soane Family Trust	3,266,755	$1.29	[●]	—
David Soane	589,924	$0.48	[●]	—
The Alexander V. Soane 2019 Irrevocable Trust	21,167	$2.89	[●]	*
The Nicholas V Soane 2019 Irrevocable Trust	21,167	$2.89	[●]	*
Cherington Holdings LLC	1,269,056	$2.05	[●]	—
Charles Cherington	575,164	$1.18	[●]	—
Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington	95,350	$3.19	[●]	—
Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington	95,349	$3.19	[●]	—
Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington	95,350	$3.19	[●]	—
The Stuart A. Randle Trust of 1998	39,721	$2.52	[●]	*
James Sherblom	402,931	$0.48	[●]	*
V. Bryan Lawlis	44,118	$0.51	[●]	*
Barbara Finck	20,432	$0.48	[●]	*
Kevin Kavanaugh	17,599	$0.48	[●]	*
John Yee	14,219	$0.51	[●]	*
Stuart Randle	9,610	$0.48	[●]	*
Ed Sullivan	9,610	$0.48	[●]	*
Sirshendu Roopom Banerjee	9,530	$0.48	[●]	*
Kirsten Flowers	9,610	$0.48	[●]	*
Sponsor Founder Shares	2,611,838	$0.01	[●]	—

*

Represents less than 4% of the outstanding Holdco Common Stock as of immediately after the Closing. Accordingly, in the event that $25 million or more remains in the trust account established by OTR containing the proceeds of its initial public offering, 50% of such shares will be released from the lock-up restrictions 180 days after the Closing.

(1)	Based on the closing price of Holdco Common Stock on May [●], 2022 of $[●].

SELECTED HISTORICAL FINANCIAL INFORMATION OF COMERA

The selected historical statements of operations and cash flow data of Comera for the years ended December 31, 2021 and 2020, and the historical balance sheet data as of December 31, 2021 and 2020 are derived from Comera’s audited financial statements included elsewhere in this proxy statement/prospectus.

Comera’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Comera financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	As of and for the year ended December 31, 2021	As of and for the year ended December 31, 2020
Statement of Operations Data:
Revenue	$319,832	$442,919

Cost of revenue	$161,008	$104,407

Total operating expenses	$5,694,452	$2,466,032

Loss from operations	(5,535,628)	(2,127,520)
Other income, net	83,850	2,033

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)

Net loss per share or unit — basic and diluted	$(1.40)	$(0.19)

Statement of Cash Flow Data:
Net cash used in operating activities	$(3,757,949)	$(1,804,104)
Net cash used in investing activities	(142,013)	(12,366)
Net cash provided by financing activities	10,279,675	1,552,330

Balance Sheet Data:
Total assets	$7,417,814	$545,878
Total liabilities	1,246,608	393,963
Total convertible preferred stock	20,857,453	—
Total stockholders’ (deficit) and members’ equity	(14,686,247)	151,915

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information for the year ended December 31, 2021 combines the historical statement of operations of OTR and the historical statement of operations of Comera, giving effect to the Business Combination as if it had occurred on January 1, 2021. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of OTR and Comera, giving effect to the Business Combination as if it had occurred on December 31, 2021. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of OTR Class A Common Stock into cash:

•

Assuming No Redemption: This presentation applies the assumption that no OTR public stockholders exercise redemption rights with respect to their OTR Class A common stock upon consummation of the Business Combination (excluding any earn-out); and

•

Assuming Maximum Redemptions of OTR Class A Common Stock: This presentation assumes that OTR public stockholders holding approximately 10,447,350 shares of OTR Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.25 per share, which is the maximum amount of redemptions that could occur and still ensure that OTR meets its requirement to maintain net tangible assets of at least $5,000,001 (excluding any earn-out).

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2021
Total operating expenses	$6,748,625	$6,748,625
Net loss	(802,284)	(802,284)
Net loss per share - basic and diluted	$(0.03)	$(0.05)
Weighted average shares outstanding, basic and diluted	25,842,017	16,408,459

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2021
Total assets	$106,346,715	$9,652,745
Total liabilities	4,332,373	4,332,373
Total stockholders’ equity	$102,014,342	$5,320,372

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein, in evaluating an investment in Holdco Common Stock or Holdco Warrants. Certain of the following risk factors apply to the business and operations of Comera and will also apply to the business and operations of Holdco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Holdco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Holdco that later may prove to be incorrect or incomplete. Holdco may face additional risks and uncertainties that are not presently known, or that are currently deemed immaterial, which may also impair the business or financial condition of Holdco.

Risks Related to Comera’s Financial Status, Business Model and Growth Plans

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Financial Status, Business Model and Growth Plans” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We are a preclinical stage biotechnology company and do not currently have, and may never have, any products approved for commercial sale and have not, and may never, generate revenue from product sales or become profitable.

To become profitable and grow our revenue, we must develop and eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including establishing our business model and key third-party relationships with payers, completing preclinical studies and clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements.

We are a preclinical stage biotechnology company and currently do not have any products approved for commercial sale have not, and may never, generate revenue from product sales or become profitable. We cannot guarantee that we will ever receive necessary regulatory approvals to commercialize any products. Our ability to become profitable depends upon our ability to generate revenue from services and product sales or execute other business arrangements. Our current product candidates are in various early stages of development and we do not expect to generate any revenue from the sale of approved products in the near future. We do not expect to generate significant additional revenue unless and until we obtain regulatory approval of, and begin to sell, one or more of our products, if approved. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•	successfully complete internal preclinical validation of our pipeline programs and their respective product candidates;

•	obtain rights from third parties to utilize third party cell lines or to develop these internally;

•	successfully complete our ongoing and planned preclinical and clinical studies for our pipeline programs;

•	timely file and gain acceptance of investigational new drug applications for our programs in order to commence planned clinical trials or future clinical trials;

•	successfully enroll subjects in, and complete, our ongoing and planned clinical trials;

•	obtain data and other development support from our third-party contractors and collaborators;

•

initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates, and additional clinical trials or other studies beyond those planned to support the approval and commercialization of our product candidates;

•

successfully demonstrate to the satisfaction of the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), or similar foreign regulatory authorities the safety, efficacy, purity and potency, and acceptable risk to benefit profile of our product candidates or any future product candidates;

•	successfully manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates, if any;

•	obtain the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

•	establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•	obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•	launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payers;

•	position our product candidates to effectively compete with other therapies;

•	obtain and maintain healthcare coverage and adequate reimbursement for our products;

•	hire additional clinical, regulatory and scientific personnel;

•	enforce and defend intellectual property rights and claims; and

•	maintain a continued acceptable safety profile of our products following approval.

Due to the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, or the extent of any losses. We may never succeed in these activities and, even if we succeed in commercializing one or more of our product candidates, we may never generate revenue that is significant enough to achieve profitability on any product candidate. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure in any of the above activities could jeopardize our revenue growth and profitability and could decrease the value of our securities and impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

Our business model is untested and may never be successful or generate sufficient growth to sustain profitability.

We are building a pipeline of innovative new biologic product candidates aimed at transforming essential biologic medicines from intravenous to subcutaneous forms, or to produce improved versions of current subcutaneous biologics. Leveraging our proprietary SQore™ technology platform and excipient library of over 200 compounds — all well-established biological products, most with known toxicology profiles — we intend to continue partnering with biopharmaceutical companies to develop their assets into new or improved subcutaneous formulations while advancing our own novel pipeline programs. Although our products are in the preclinical stage and none are approved for sale, we believe that we are also positioned to be able to develop biosimilar versions of currently approved products. However, each aspect our business model is untested in the biopharmaceutical industry, and any of the assumptions underlying our expectations may be incorrect. There can be no assurance that our assumptions are correct or that, if correct, our strategy will succeed.

Our business model may never be successful or generate sufficient growth to sustain profitability. Our competitors or new market entrants may adopt similar or otherwise more favorable products and strategies, leading to significant price competition and/or reducing or eliminating our competitive advantage, each of which could adversely affect our revenues.

Our business model requires us to scale our pipeline through drug engineering collaborations, in-licensing or otherwise acquiring additional product candidates, and developing such product candidates, which we may be unable to successfully achieve or maintain.

Our business model requires us to scale through the development or acquisition of many additional product candidates, which we may be unable to achieve or maintain. Our business model requires that we continually review, evaluate and consider potential development and acquisitions of additional product candidates. In such evaluations, we will be required to make difficult judgments regarding the potential value of such additional product candidates. We may not be successful in identifying attractive opportunities. Even if we are successful in identifying attractive opportunities, we may not successfully execute development or acquisition of such opportunities on terms acceptable to us. We may also experience increased competition for attractive assets from other pharmaceutical companies, many of which have significantly more resources than we do. We may also experience additional challenges in the acquisition of certain assets, including but not limited to geopolitical considerations when acquiring assets form outside the United States.

Even if we are successful in acquiring additional product candidates, we may not successfully integrate them into our existing operations or derive the anticipated benefits of such acquisitions, which may result in the investment of our capital resources without realizing the expected returns on such investments. Given our limited resources, we may also forego acquisition of product candidates that later prove to have greater commercial potential. Product candidates that we acquire will also be subject to the risks and uncertainties associated with developing product candidates. The time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may also divert the attention of members of our management from the operations of our company.

In addition, we may not be successful in our efforts to identify, engineer, or develop additional product candidates in the future either internally or through our current or future collaboration partners. Research programs to identify new product candidates require substantial technical, financial and human resources. Product candidates that we develop internally through our own efforts or with our partners may be more expensive to discover, develop or manufacture than we expect, which could require us to adjust our pricing model, or de-emphasize internal development efforts in the near or long-term. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including our inability to design such product candidates with the properties that we desire. Potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. We may also be limited in our ability to pursue multiple indications with one product, due to financial or other resource constraints, development issues or regulatory obstacles. Even if we are able to pursue multiple indications, we may not be able to do so as quickly or successfully as our competitors, which may impact our ability to gain market acceptance across multiple indications for any one product. If we are unable to identify suitable additional candidates for development or acquisition, our opportunities to successfully develop and commercialize therapeutic products will be limited.

Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our ability to execute our business strategy, as well as operating results and financial condition.

As of December 31, 2021, we had ten full-time, one part-time and two subcontracted employees. As we continue development of our product candidates, as well as function as a public company, we will need to expand our financial, development, regulatory, manufacturing, commercial and other capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers, and other third parties. Future growth will impose significant added responsibilities on members of our management. Our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to these growth activities, including identifying, recruiting, integrating, maintaining, and motivating additional employees, managing our research and development efforts effectively, including the clinical trials and the FDA’s or comparable foreign regulatory authorities’ review process for our product candidates, while complying with our contractual obligations to contractors and other third parties and improving our operational, financial and management controls, reporting systems and procedures. Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company or could disrupt our operations.

Our success depends on our ability to respond and adapt to changes in the drug development industry, including payer, medical practice, medical provider and prescriber behavior. We may be unsuccessful in achieving acceptance or changing prescribing or purchasing habits of healthcare system participants.

Our success and future growth largely depend on our ability to increase awareness of our offerings, and on the willingness of healthcare system participants, assuming that our products are approved for sale, to purchase our products — all of which are preclinical and not approved for sale — for the treatment of patients. To effectively market our products, we must educate healthcare system participants about the benefits of our offerings. We cannot assure you that we will be successful in changing prescribing or purchasing habits of healthcare system participants or that we will achieve broad market education or awareness among healthcare system participants. Even if we are able to raise awareness among healthcare system participants, they may be slow in changing their habits and may be hesitant to use our products for a variety of reasons, including but not limited to:

•	lack of experience with our company, products, and concerns that we are relatively new to the industry;

•	perceived health, safety or quality risks associated with the use of new products;

•	competition and negative selling efforts from competitors, including competing offerings and price matching programs;

•

concerns that our product candidates are not as safe or effective as first-to-market medicines, including because clinical development of our product candidates in some cases will have been performed by third parties; and

•	pre-existing or intractable prescribing habits among doctors or guidelines among payers that limit products like ours from gaining market share.

If we are unsuccessful in changing prescribing or purchasing habits of healthcare system participants, our business, financial condition and results of operations would be adversely affected.

We may be unable to continue to attract and retain third-party collaborators, including collaboration partners and licensors, or may fail to do so in an effective manner. Our collaborations with third-party collaborators are also subject to certain risks.

Our success depends in part on our ability to effectively attract third-party collaborators and retain our existing collaborators, across several strategic areas, including acquiring additional product candidates, and conducting research collaborations. We have made significant investments related to attracting, acquiring and retaining third-party collaborators but cannot assure you that our efforts will be effective or that benefits realized from our partnerships with any new third-party collaborators will ultimately exceed the costs incurred in attracting, acquiring or retaining such collaborators. If we are unable to attract or retain third-party collaborators, our business, financial condition and results of operations would be adversely affected.

Our collaborations with third-party business collaborators are also subject to a number of risks, including but not limited to:

•	adverse decisions by a third party regarding the amount and timing of resource expenditures for the development and commercialization of product candidates;

•	possible disagreements as to the timing, nature and extent of development plans, including clinical trials or regulatory approval strategy;

•	delays or non-performance by our collaborators in performance of their contractual obligations, including delivery of data to us;

•	lack of alignment between specifications for products and specifications that have or might be approved by regulatory authorities;

•	the right of a third-party business collaborator to terminate its agreement with us on limited notice upon the occurrence of certain defined events;

•	loss of significant rights if we fail to meet our obligations under a collaboration agreement;

•	withdrawal of support by a third-party business collaborator following change of that collaborator’s corporate strategy or due to competing priorities;

•	changes in key management personnel at a third-party business collaborator that are members of the collaboration’s various operating committees; and

•

possible disagreements with a third-party business collaborator regarding a collaboration agreement or ownership of proprietary rights, including with respect to inventions discovered under the applicable collaboration agreement.

Due to these factors and other possible disagreements with a third-party collaborator, including potential disputes over intellectual property ownership or timely access to clinical data, we may be delayed or prevented from developing, manufacturing or commercializing product candidates or we may become involved in litigation or arbitration, which would be time consuming and expensive.

We may consider strategic alternatives in order to maximize stockholder value, including financings, strategic alliances, licensing arrangements, acquisitions or the possible sale of our business. We may not be able to identify or consummate any suitable strategic alternatives and any consummated strategic alternatives may have an adverse impact on our product candidates.

We may consider all strategic alternatives that may be available to us to maximize stockholder value, including financings, strategic alliances, licensing arrangements, acquisitions or the possible sale of our business. We currently have no agreements or commitments to engage in any specific strategic transactions, and our exploration of various strategic alternatives may not result in any specific action or transaction. If we do engage in a strategic transaction, our business objectives may change depending upon the nature of the transaction. Furthermore, if we determine to engage in a strategic transaction, we cannot predict the impact that such strategic transaction might have on our operations or the prices of our securities. We also cannot predict the impact on securities prices if we fail to enter into a transaction.

In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process is expensive and time-consuming. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort, third parties may not view our product candidates as having sufficient potential, or for other reasons. Any delays in entering into a strategic partnership related to our product candidates could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition and results of operations.

Risks Related to Comera’s Financial Position, Capital Requirements and Limited Operating History

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Financial Position, Capital Requirements and Limited Operating History” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Even after the Business Combination we will require substantial additional funding to finance our operations. If we are unable to raise additional capital when needed, we could be forced to delay, reduce or terminate certain of our development programs or other operations.

As of December 31, 2021, we had cash and cash equivalents of $6.5 million. We are a preclinical stage biotechnology company and do not currently have any products approved for commercial sale. We believe that we will need to raise substantial additional capital to fund our continuing operations and the development and commercialization of our current product candidates and future product candidates. Our business or operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. We will need to raise additional capital before we can progress any of our product candidates into a pivotal clinical trial. We expect to finance our subsequent cash needs through public or private equity or debt financings, third-party (including government) funding and marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements or any combination of these approaches. In addition, we may need to accelerate the growth of our sales capabilities and distribution beyond what is currently envisioned, and this would require additional capital.

However, we may not be able to secure funding when we need it or on favorable terms and we may not be able to raise sufficient funds to commercialize our current and future product candidates we intend to develop. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide, including the trading price of common stock, resulting from the ongoing COVID-19 pandemic. Our future capital requirements will depend on many factors, including:

•	the timing, scope, progress, results and costs of research and development, testing, screening, manufacturing, preclinical development and clinical trials;

•

the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities, including the potential for such authorities to require that we perform field efficacy studies for our product candidates, require more studies than those that we currently expect or change their requirements regarding the data required to support a marketing application;

•

the costs of future commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for any of our product candidates for which we receive marketing approval;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the revenue, if any, received from commercial sales, or sales to foreign governments, of our product candidates for which we may receive marketing approval;

•

the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing of any patents or other intellectual property rights;

•	the costs of operating as a public company; and

•	the impact of the COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have limited committed sources of additional capital and if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. Our license agreements may also be terminated if we are unable to meet the payment obligations or milestones under the agreements. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

Our PPP Loan was forgiven, but we may still be subject to audit and any resulting adverse audit findings of non-compliance could result in the repayment of a portion or all of the PPP Loan and may restrict our flexibility in operating our business or otherwise adversely affect our results of operations.

On April 24, 2020, the Company executed a promissory note pursuant to which it received proceeds of $161 thousand under the Paycheck Protection Program (“PPP Loan”) established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), as amended by the Paycheck Protection Program Flexibility Act of 2020 in response to the COVID-19 pandemic and is administered by the U.S. Small Business Administration (the “SBA”). We received total proceeds of $161,000 from the PPP Loan. Under the terms of the program, the Company could apply for and be granted forgiveness for all or a portion of the loan, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent and utilities. The Company applied for forgiveness on November 23, 2020. On January 7, 2021, the Company received notice that forgiveness of all amounts due had been approved.

The U.S. Department of the Treasury has announced that it will conduct audits for PPP Loans that exceed $2,000 for a period of six years after forgiveness. Should we be audited or reviewed by the U.S. Department of the Treasury or the SBA, such audit or review could result in the diversion of management’s time and attention and cause us to incur significant costs. If we were to be audited and receive an adverse outcome in such an audit, we could be required to return the full amount of the PPP Loans and may potentially be subject to civil and criminal fines and penalties. If it is subsequently determined that the PPP Loans must be repaid, we may be required to use a substantial portion of our available cash and/or cash flows from operations to pay interest and principal on the PPP Loans, and any future repayment of such loans, would adversely impact our operations and financial results.

Macroeconomic pressures in the markets in which we operate, including, but not limited to, the effect of the COVID-19 pandemic may alter the ways in which we conduct our business operations and manage our financial capacities.

To varying degrees, the ways in which we conduct our business operations and manage our financial capacities are influenced by macroeconomic conditions that affect companies directly involved in or providing services related to the drug and biological product development. For example, real GDP growth, business and investor confidence, the COVID-19 pandemic, inflation, employment levels, oil prices, interest rates, tax rates, availability of consumer and business financing, housing market conditions, foreign currency exchange rate fluctuations, costs for items such as fuel and food and other macroeconomic trends can adversely affect not only our decisions and ability to engage in research and development and clinical trials, but also those of our management, employees, third-party contractors, manufacturers and suppliers, competitors, stockholders and regulatory authorities. In addition, geopolitical issues around the world and how our markets are positioned can also impact the macroeconomic conditions and could have a material adverse impact on our financial results.

Economic uncertainty may adversely affect our access to capital, cost of capital and ability to execute our business plan as scheduled.

Generally, worldwide economic conditions remain uncertain. Access to capital markets is critical to our ability to operate. Traditionally, biotechnology companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets in the past have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. We require significant capital for research and development for our product candidates and clinical trials. The general economic and capital market conditions, both in the U.S. and worldwide, have been volatile in the past and at times have adversely affected our access to capital and increased the cost of capital. There is no certainty that the capital and credit markets will be available to raise additional capital on favorable terms. If economic conditions become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, if we are unable to access the capital markets on favorable terms, our ability to execute our business plan as scheduled would be compromised. Moreover, we rely and intend to rely on third-parties, including clinical research organizations, contract manufacturing organizations and other important vendors and consultants. Global economic conditions may result in a disruption or delay in the performance of our third-party contractors and suppliers. If such third-parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We were formed in January 2014. Our limited operating history and our evolving business make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

•	accurately forecast our revenue and plan our expenses;

•	successfully introduce new products and services;

•	successfully compete with current and future competitors;

•	successfully expand our business in existing markets and enter new markets and geographies;

•	comply with existing and new laws and regulations applicable to our business and the industry in which we operate;

•	anticipate and respond to macroeconomic changes as well as changes in the markets and geographies in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	maintain and expand our relationships with partners and payers;

•	successfully execute on our sales and marketing strategies;

•	hire, integrate and retain talented people at all levels of our organization;

•	expand through future acquisitions and successfully identify and integrate acquired entities;

•	successfully in-license or acquire other products and technologies and the terms of these transactions;

•	pursue viable product candidates across a variety of indications and disease areas;

•	successfully prepare, file, prosecute, maintain, expand, defend and enforce patent claims related to our programs; and

•	effectively manage our growth.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, results of operations and prospects could be adversely affected. Further, because we have limited historical financial data and our business continues to evolve, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, operated a more predictable business or operated in a less regulated industry. We have encountered and will continue to encounter multiple risks and uncertainties that are frequently experienced by growing companies with limited operating histories and evolving business that operate in rapidly changing, highly regulated and competitive industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We will have broad discretion in the use of our capital from the Business Combination and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from the Business Combination and could spend the proceeds in ways that do not enhance the value of our securities. We may expend our resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success. The failure by our management to apply funds effectively could result in a negative impact on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from the Business Combination, in a manner that does not produce income or that loses value. If we do not invest or apply the proceeds of the Business Combination in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to the Discovery, Development and Regulatory Approval of Comera’s Product Candidates

Unless the context otherwise requires, all references in this “Risks Related to the Discovery, Development and Regulatory Approval of Comera’s Product Candidates” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.

We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Our product candidates are still in preclinical development and may never advance to clinical development. If we are required to conduct additional preclinical studies or clinical trials of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining regulatory approval for our product candidates;

•	not obtain regulatory approval at all;

•	obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

•	continue to be subject to post-marketing testing requirements; or

•	experience having the product removed from the market after obtaining regulatory approval.

Our failure to complete the regulatory approval process for one or more of our product candidates, or if the results of trials and testing result in delays, limitations, requirements, withholding or withdrawal in connection with the regulatory approval process, our business, financial condition and results of operations would be adversely affected.

Drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and clinical trials are not always predictive of future results. If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

Currently, all our product candidates are in preclinical development. It is impossible to predict when or if any of our product candidates will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety, purity and potency of our biological product candidates in humans to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities. Clinical testing is expensive, difficult to design and implement, can take many years to complete and the outcomes are uncertain. A failure of one or more clinical trials can occur at any stage of testing. Our preclinical studies may not be successful, which will limit our ability to execute on our business model effectively.

Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe that the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or comparable regulatory authorities. The FDA or other regulatory authorities may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or they may object to elements of our clinical development program, requiring their alteration. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. Furthermore, the outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are not as positive as we expect or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs.

In addition, even if the clinical trials are successfully completed, preclinical and clinical data are often susceptible to varying interpretations and analyses, and we cannot guarantee that the FDA, EMA or comparable foreign regulatory authorities will interpret the results as we do, and more clinical trials could be required before we submit our product candidates for approval. To the extent that the results of the clinical trials are not satisfactory to the FDA, EMA or comparable foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional clinical trials in support of potential approval of our product candidates.

Any preclinical studies or clinical trials that we may conduct may not demonstrate the safety, efficacy, purity or potency necessary to obtain regulatory approval to market our product candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety, efficacy, purity or potency of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. If the results of our ongoing or future clinical trials are inconclusive with respect to the efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be delayed in or prevented from obtaining marketing approval.

Additionally, some of the clinical trials we conduct may be open-label in study design and may be conducted at a limited number of clinical sites on a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical trials often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label clinical trial may not be predictive of future clinical trial results when studied in a controlled environment with a placebo or active control.

Our current or future product candidates may cause adverse or other undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA or comparable foreign regulatory authorities. In our planned and future clinical trials of our product candidates, we may observe a more unfavorable safety and tolerability profile than was observed in earlier-stage testing of these candidates.

We may also observe additional safety or tolerability issues with our product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing have later been found to cause undesirable or unexpected side effects that prevent further development of the compound. Results of future clinical trials of our product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of our product candidates, we, the FDA, EMA or comparable foreign regulatory authorities, the institutional review boards (“IRBs”), or independent ethics committees at the institutions in which our trials are conducted, could suspend, limit or terminate our clinical trials, or the independent safety monitoring committee could recommend that we suspend, limit or terminate our trials, or the FDA, EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in our clinical trials to discontinue participation in our clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may need to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in harm to patients that receive our product candidates. Any of these occurrences may adversely affect our business, financial condition and prospects significantly.

Moreover, clinical trials of our product candidates will likely be conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

We may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We may experience delays in initiating or completing our preclinical studies or clinical trials for various reasons, including as a result of delays in obtaining, or failure to obtain, the FDA’s clearance to initiate clinical trials under future investigational new drug applications (“INDs”). Additionally, we cannot be certain that preclinical studies or clinical trials for our product candidates will not require redesign, will enroll an adequate number of subjects on time, or will be completed on schedule, if at all. We may experience numerous unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	we may receive feedback from regulatory authorities that require us to modify the design or implementation of our preclinical studies or clinical trials or to delay or terminate a clinical trial;

•	regulators or IRBs or ethics committees may delay or may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective clinical research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•

preclinical studies or clinical trials of our product candidates may fail to show safety, efficacy, purity or potency, or otherwise produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product research or development programs;

•	preclinical studies or clinical trials of our product candidates may not produce differentiated or clinically significant results;

•

the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•

our third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide us with sufficient product supply to conduct or complete preclinical studies or clinical trials, fail to meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•

we may elect to, or regulators or IRBs or ethics committees may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our clinical trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	clinical trials of our product candidates may be delayed due to complications associated with the evolving COVID-19 pandemic;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

•

our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from preclinical or clinical testing of other therapies that raise safety or efficacy concerns about our product candidates;

•	collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us;

•	regulators may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate;

•	the FDA may require us to conduct clinical trials comparing our product candidates against the current standard of care in the U.S.; and

•	the FDA may refuse to file a Biologics License Application (“BLA”) or New Drug Application (“NDA”) within 60 days of our submission if it is incomplete or insufficient.

We could encounter delays if a clinical trial is suspended or terminated by us or our partners, by the IRBs of the institutions at which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA may disagree with our clinical trial design or our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

Our product development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 pandemic, also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may significantly harm our business, operating results, financial condition and prospects.

We may investigate our product candidates in combination with other therapies, which exposes us to additional risks.

We may investigate our product candidates in combination with one or more other approved or unapproved therapies to treat medical conditions. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or comparable foreign regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA or comparable foreign regulatory authorities may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

Risks Related to Comera’s Business Operations and Industry

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Business Operations and Industry” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

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the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•	the cost of manufacturing our product candidates, which may vary depending on the difficulty of manufacture, quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional product candidates;

•	the level of demand for our product candidates should they receive approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•	general market conditions or extraordinary external events, such as recessions or the COVID-19 pandemic;

•	the changing and volatile U.S. and global economic environments; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our securities could decline substantially. Such price decline could occur even when we have met any previously publicly stated guidance we may provide.

Our success depends on broad market acceptance of our products if approved, which we may never achieve.

Our proposed product candidates may include new versions of existing approved intravenous biological products, with reduced viscosity and other features designed to allow our products to be administered by subcutaneous injection; new improved versions of existing subcutaneous biologics; or biosimilar versions of existing subcutaneous biologics. Thus, the success of our product candidates will depend primarily on our products demonstrating advantages over the existing products in terms of safety, efficacy, convenience, or other factors. If FDA and other regulatory authorities does not approve our products with labeling that allows us to promote such advantages, we may not be able to compete with the existing reference biologic products. Even if our current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale with desirable labeling regarding advantages of our products, they still may not gain acceptance among physicians, patients, third-party payers, and others in the medical community. If any product candidates for which we obtain regulatory approval do not gain an adequate level of market acceptance, we may not generate significant revenue and may not grow or maintain profitability. Market acceptance of our current product candidates and any future product candidates by the medical community, patients and third-party payers will depend on a number of factors, some of which are beyond our control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing therapies even when new and potentially more effective or safer treatments enter the market. Physicians and healthcare providers earn revenue from intravenous infusion procedures and may be reluctant to switch patients to products that allow in-home self-administration. If public perception is influenced by claims that the use of our products is unsafe, our products, once approved, may not be accepted by the general public or the medical community. Future adverse events could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates.

Efforts to educate the medical community and third-party payers on the benefits of our current product candidates and any future product candidates may require significant resources and may not be successful. If our current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, we could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of our current product candidates and any future product candidates will depend on a number of factors, including:

•	our ability to obtain regulatory approval of labeling to support our products’ advantages over competing products with the same active molecule used for the same indication(s);

•	the efficacy of our current product candidates and any future product candidates;

•	the prevalence and severity of adverse events associated with our current product candidates and any future product candidates or those products with which they may be co-administered;

•	the clinical indications for which our product candidates are approved and the approved claims that we may make for the products;

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limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for our current product candidates and any future product candidates that may be more restrictive than other competitive products;

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changes in the standard of care for the targeted indications for our current product candidates and any future product candidates, or in applicable clinical practice guidelines, any of which could reduce the marketing impact of any claims that we could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•	the relative convenience and ease of administration of our current product candidates and any future product candidates and any products with which they are co-administered;

•	the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;

•	the availability of adequate coverage or reimbursement by third party payers;

•	the price concessions required by third-party payers to obtain coverage;

•	the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;

•	the extent and strength of our marketing and distribution of our current product candidates and any future product candidates;

•	the cost, safety, efficacy, and other potential advantages over, and availability of, alternative treatments already used or that may later be approved;

•

distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to our current product candidates and any future product candidates or to which we agree as part of a Risk Evaluation and Mitigation Strategy (“REMS”) or voluntary risk management plan;

•	the timing of market introduction of our current product candidates and any future product candidates, as well as competitive products;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the extent and strength of our third-party manufacturer and supplier support;

•	the actions of companies that market any products with which our current product candidates and any future product candidates may be co-administered;

•	the approval of other new products;

•	adverse publicity about our current product candidates and any future product candidates or any products with which they are co-administered, or favorable publicity about competitive products; and

•	potential product liability claims.

We may not be successful in addressing these or other factors that might affect the market acceptance of our product candidates. Failure to achieve widespread market acceptance of our product candidates would materially harm our business, operating results, financial condition and prospects.

We operate in an intensely competitive market that includes companies with greater financial, technical and marketing resources than us.

The development and commercialization of new products in the biopharmaceutical and related industries is highly competitive and characterized by rapidly advancing technologies and a strong emphasis on intellectual property. We face substantial competition from many different sources, including pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions across various components of our product and service offerings.

Our competitors include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Any product candidate that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, convenience and cost of our products. We believe principal competitive factors to our business include, among other things, the scalability of our pipeline and business, our innovative technology, and our access to, and ability to raise capital.

Many of the companies that we compete against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing approved products than we do. These companies will also be able to efficiently develop and market products in multiple indications or disease areas faster than we can. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our strategy.

Our commercial opportunity could be reduced or eliminated if our competitors engage in more extensive research and development efforts, undertaking more impactful marketing campaigns, adopt more aggressive pricing strategies, which may allow them to increase their market share or generate revenue more effectively than we do. Also, some of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, greater global infrastructures, greater resources and technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. In addition, our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient than any products that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products sooner than we may obtain approval for ours and for multiple indications in parallel, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, level of competition, and availability of reimbursement from government and other third-party payers.

From time to time, stockholders, competitors and activist investors may attempt to influence us, which could adversely affect our operations, financial condition and the value of our stock.

Market participants, such as our direct and indirect competitors and activist stockholders, may propose a variety of actions for our company, including seeking to acquire a controlling stake in our company, engaging in proxy solicitations, involving themselves in the governance and strategic direction of our company, or otherwise attempting to effect changes at our company. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases, or sales of assets or the entire company or changes to our business strategy. Such campaigns can be led by stockholders that have interests that are different from the majority of our stockholders and our board, and may not be in the best interests of the company. Responding to proxy contests and other actions by stockholders can be costly and time-consuming, could disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of our business strategies, and otherwise adversely affect our operations, financial condition and the value of our securities.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The coronavirus pandemic is evolving, and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. For example, similar to other biopharmaceutical companies, we or our collaborators may experience delays in initiating studies, protocol deviations, enrolling clinical trials, or dosing of patients in clinical trials as well as in activating new trial sites. COVID-19 may also affect employees of third-party contract research organizations located in affected geographies that we or our collaborators rely upon to carry out clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Our employees, agents, contractors, consultants, and vendors as well as our license, research and collaboration partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We cannot provide assurance that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, consultants, commercial partners, and vendors that would violate the law or regulation of the jurisdictions in which we operate, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations and monetary and injunctive penalties, and could adversely impact our ability to conduct business, operating results, and reputation. We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless, and/or negligent conduct that fails to comply with the laws enforced by the FDA and comparable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA and comparable foreign regulatory authorities, fails to comply with manufacturing standards, fails to comply with healthcare fraud and abuse laws in the United States and similar foreign laws, or fails to report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are also likely to increase. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. These laws and regulations may impact, among other things, proposed and future sales, marketing, and education programs. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If our operations are found to be in violation of any of the laws and regulations that may apply to us, we may be subject to the imposition of civil, criminal, and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal and state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment.

Negative media coverage could adversely affect our business and commitments to self-regulation may subject us to investigations and litigation.

The healthcare industry receives a high degree of media coverage in the United States. Unfavorable publicity regarding, for example, the healthcare industry, litigation or regulatory activity, our offerings and products, medication pricing, pricing structures in place amongst the industry participants, our data privacy or data security practices or our revenue could adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain collaborators, partners, or employees, and result in decreased revenue, which would adversely affect our business, financial condition and results of operation.

In addition, commitments to self-regulation in the healthcare industry may subject us to investigation by government or self-regulatory bodies, government or private litigation, and harm our reputation, brand, business, operating results and financial condition.

Our success depends on our ability to retain key members of our management team and on our ability to hire, train, retain and motivate new employees.

Our success depends on the skills, experience and performance of key members of our senior management team. The individual and collective efforts of these and other members of our senior management team will be important as we continue to develop product candidates, establish strategic partnerships and build out our operations. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. Our executive officers have signed employment agreements with us, but their service is at-will and may end at any point in time.

Our research and development initiatives and laboratory operations depend on our ability to attract and retain highly skilled scientists, technicians and engineers. We may not be able to attract or retain qualified scientists, clinical personnel, technicians or engineers in the future due to the competition for qualified personnel among life science and technology businesses. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. We may have difficulties locating, recruiting or retaining qualified personnel across functions that we deem critical to our success. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development, regulatory and commercialization strategy. Our consultants and advisors may provide services to other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. The loss of the services of one or more of our current consultants or advisors might impede the achievement of our research, development, regulatory and commercialization objectives.

Our reliance on third parties heightens the risks we face.

We rely on suppliers, vendors and partners for certain key aspects of our business, including support for information technology systems and certain human resource functions. We do not control these partners, but we depend on them in ways that may be significant to us. If these parties fail to meet our expectations or fulfill their obligations to us, we may fail to receive the expected benefits. In addition, if any of these third parties fails to comply with applicable laws and regulations in the course of its performance of services for us, there is a risk that we may be held responsible for such violations as well. This risk is particularly serious in emerging markets, where corruption is often prevalent and where the third parties that we may come to rely on do not have internal compliance resources comparable to our own. Any such failures by third parties, in emerging markets or elsewhere, could adversely affect our business, reputation, financial condition or results of operations.

We rely on, and intend to continue to rely on third parties to conduct our preclinical testing, research and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research or testing.

We have been relying on third parties for our preclinical studies, and we expect to continue to rely on third parties, such as CROs, contract manufacturers of clinical supplies, clinical data management organizations, medical institutions and clinical investigators, to conduct our clinical trials and to conduct some aspects of our research and preclinical testing. These third parties may terminate their engagements with us at any time. If these third parties do not successfully carry out their duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If we are required to enter into alternative arrangements, it could delay our product development activities.

Our reliance on third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other international regulatory authorities require us to comply with GCP standards for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, available at www.clinicaltrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

We do not yet have effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have expended, and will be required to continue expending, time and resources to further improve our internal controls over financial reporting, including by expanding our staff. We cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.

Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to Comera’s Strategic Agreements and Relationships with Third Parties

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Strategic Agreements and Relationships with Third Parties” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We expect to enter into in-license agreements under which we acquire rights to use, develop, manufacture and/or commercialize product candidates. If these collaborations are not successful, our business could be adversely affected.

In the future, we expect to seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or licensing arrangements with third parties that we believe will complement or augment our existing technologies and product candidates. We may not realize the benefits of any acquisitions, in-licenses or strategic alliances that we enter into. These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, we may not be able to realize the benefits of such future acquisitions or in-licenses if we are unable to successfully integrate them into our operations and company culture. Following a strategic transaction or license, we may not achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement. If we breach our obligations under these agreements, we may be required to pay damages, lose our rights to these programs or both, which would adversely affect our business and prospects.

Any collaborations we enter into may pose several risks, including the following:

•	Collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	Collaborators may not perform their obligations as expected;

•	The clinical trials conducted as part of these collaborations may not be successful;

•

Collaborators may not pursue development and/or commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

•

Collaborators may delay or provide insufficient funding for development efforts or undertake efforts that create questions of safety and efficacy regarding or related programs, and they may not provide us with the necessary data and support needed to facilitate our planned development and regulatory strategy;

•

Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•

Product candidates developed in collaboration with us may be viewed by collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

•

Disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any programs or product candidates, may cause delays or termination of the research, development, manufacture or commercialization of such programs or product candidates, may lead to additional responsibilities for us with respect to such programs or product candidates or may result in litigation or arbitration, any of which would be time-consuming and expensive;

•

Collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	Disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

•	Collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•	Collaborations may be terminated and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If our collaborations do not result in the successful development and commercialization of products, or if one of any future collaborators terminates its agreement with us, we may not receive any milestone or royalty payments under the collaboration. If we do not receive the payments we expect under these agreements, our development of product candidates could be delayed and we may need additional resources to develop our product candidates. All of the risks relating to product development, regulatory approval and commercialization summarized and described in this report also apply to the activities of our collaborators.

In addition, if any collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation among the business and financial communities could be adversely affected.

We may seek to establish additional collaborations, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We may be required to pay certain milestones and royalties under our license or collaboration agreements with third-party licensors or collaborators.

Under our future license or collaboration agreements, we may be required to pay milestones, royalties and other payments based on our revenues, including revenues from product sales, and these milestones and royalty payments could adversely affect the overall profitability of any products that we may seek to commercialize. In order to maintain our rights under these agreements, we may need to meet certain specified milestones in the development of our product candidates. Further, our licensors (or their licensors), licensees or other strategic collaborators may dispute the terms, including amounts, that we are required to pay under the respective license or collaboration agreements. If these claims result in a material increase in the amounts that we are required to pay to our licensors or collaborators, or in a claim of breach of the license, our ability to research, develop and obtain approval of product candidates or to commercialize our products could be significantly impaired.

We may rely on third parties to conduct our future clinical trials of our product candidates, in the U.S. and other jurisdictions. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We do not have the ability to independently conduct clinical trials. We expect to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates. We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

Such arrangements will likely provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development of our product candidates. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

We, our principal investigators and our CROs are required to comply with regulations, including Good Clinical Practices (“GCPs”), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we, our principal investigators or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practice (“cGMP”) regulations. Our failure or the failure of our principal investigators or CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process, significantly increase our expenditures and could also subject us to enforcement action. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Many of our current and planned clinical trials are conducted by CROs and we expect CROs will conduct all of our future clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct future clinical trials also results in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	fail to comply with contractual obligations;

•	experience regulatory compliance issues;

•	undergo changes in priorities or become financially distressed; or

•	form relationships with other entities, some of which may be our competitors.

These factors may adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development program may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party principal investigators or CROs terminate, we may not be able to enter into arrangements with alternative CROs. If principal investigators or CROs do not successfully carry out their contractual obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such principal investigators or CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We contract with third parties for the manufacture of our product candidates for preclinical development, clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities or manufacturing personnel. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

If any contract manufacturing organization (“CMO”), with whom we contract fails to perform its obligations, we may be forced to enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In such scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Further, our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

The manufacture of biologics is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide a supply of our current product candidates or any future product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living cells. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our current product candidates or any future product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The third parties upon whom we rely for the supply of the active pharmaceutical ingredients and drug product to be used the preclinical testing and clinical trials for our product candidates are currently our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

The active pharmaceutical ingredients (“API”) and drug product we may use in all of our product candidates are currently supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API and drug product for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.

For all of our product candidates, we intend to identify and qualify additional manufacturers to provide such API and drug product prior to submission of an application for approval with the FDA, EMA or other applicable regulatory authority. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

Establishing additional or replacement suppliers for the API and drug product used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API and drug product used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API and drug product from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Our future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•

the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any current or future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our securities to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest may be diluted, and the terms of those securities may include liquidation or other preferences that may adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us which could have a material adverse effect on our business, operating results and prospects.

We also could be required to seek funds through arrangements with additional collaborators. If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market our product candidates that we would otherwise prefer to develop and market ourselves, any of which may have a material adverse effect on our business, operating results and prospects.

Risks Related to Comera’s Intellectual Property

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Intellectual Property” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad or we are delayed in bringing product candidates to market such that those products have a shorter period of patent exclusivity than we expect, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our current and future product candidates, as well as for their respective compositions, formulations, methods used to manufacture them, and methods of treatment, in addition to successfully defending these patents against third-party challenges. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our current and future product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our current or future product candidates. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, in jurisdictions outside the United States, a license may not be enforceable unless all the owners of the intellectual property agree or consent to the license. Accordingly, any actual or purported co-owner of our patent rights could seek monetary or equitable relief requiring us to pay it compensation for, or refrain from, exploiting these patents due to such co-ownership.

Furthermore, patents have a limited lifespan. In the United States, and most other jurisdictions in which we have undertaken patent filings, the natural expiration of a patent is generally 20 years after it is filed, assuming all maintenance fees are paid. Various extensions may be available, on a jurisdiction-by-jurisdiction basis; however, the life of a patent, and thus the protection it affords, is limited. In the United States, depending upon the timing, duration, and specifics of any FDA marketing approval of a product candidate, the patent term of a patent that covers an FDA-approved product may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five (5) years beyond the expiration of the patent. While, in the future, if and when our product candidates receive FDA approval, we expect to apply for patent term extensions on patents directed to those candidates, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. We may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of the relevant patents, or otherwise failing to satisfy applicable requirements. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, patents we may own or in-license may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing drugs similar or identical to our current or future product candidates, including generic versions of such drugs.

Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents, with respect to either the same compounds, methods, formulations or other subject matter, in either case that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until at least 18 months after the earliest priority date of patent filing, or, in some cases, not at all.

Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in patents we may own or in-license patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to certain pending patent applications covering our current or future product candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office(s) may be significantly narrowed by the time they issue, if they ever do. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Even if we acquire patent protection that we expect should enable us to establish and/or maintain a competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may become involved in post-grant proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review, or interference proceedings challenging our patent rights or the patent rights of others from whom we may in the future obtain licenses to such rights, in the U.S. Patent and Trademark Office (the “USPTO”) the European Patent Office (the “EPO”), or in other countries. In addition, we may be subject to a third-party submission to the USPTO, the EPO, or elsewhere, that may reduce the scope or preclude the granting of claims from our pending patent applications. Competitors may allege that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our patents or patent applications. Competitors may also contest our patents by claiming to an administrative patent authority or judge that the invention was not patent-eligible, was not original, was not novel, was obvious, and/or lacked inventive step, and/or that the patent application filing failed to meet relevant requirements relating to description, basis, enablement, and/or support. In litigation, a competitor could claim that our patents, if issued, are not valid or are unenforceable for a number of reasons. If a court or administrative patent authority agrees, we would lose our protection of those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, without payment to us, or could limit the duration of the patent protection covering our technology and current and future product candidates. Such challenges may also result in our inability to manufacture or commercialize our current and future product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent patents we may own or in-license by developing similar or alternative technologies or drugs in a non-infringing manner. For example, a third-party may develop a competitive drug that provides benefits similar to one or more of our current or future product candidates but that has a different composition or dosage that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our current or future product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our current and future product candidates could be negatively affected, which would harm our business, operating results, financial condition and prospects.

Furthermore, even if we are able to issue patents with claims of valuable scope in one or more jurisdictions, we may not be able to secure such claims in all relevant jurisdictions, or in a sufficient number to meaningfully reduce competition. Our competitors may be able to develop and commercialize their products, including products identical to ours, in any jurisdiction in which we are unable to obtain, maintain, or enforce such patent claims.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, deadlines, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. We may miss a filing deadline for patent protection on these inventions.

The USPTO and foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after issuance of any patent. In addition, periodic maintenance fees, renewal fees, annuity fees and/or various other government fees are required to be paid periodically. While an inadvertent lapse can, in some cases, be cured by payment of a late fee, or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names for our products or company name are not adequately protected in one or more countries where we intend to market our products, we may delay the launch of product brand names, use different trademarks or tradenames in different countries, or face other potentially adverse consequences to building our product brand recognition.

Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the USPTO or from comparable agencies in foreign jurisdictions objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications or registrations, and our trademark applications or registrations may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we are unable to adequately protect and enforce our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by patents we may own or in-license, we seek to rely on trade secret protection, confidentiality agreements, and partnership and license agreements to protect proprietary know-how that may not be patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes or our business processes that involve proprietary know-how, information, or technology that may not be covered by patents. Although we require all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, trade secrets can be difficult to protect and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We cannot be certain that we have or will obtain these agreements in all circumstances and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information.

Moreover, any of these parties might breach the agreements and intentionally or inadvertently disclose our trade secret information and we may not be able to obtain adequate remedies for such breaches. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights and trade secrets to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property and trade secrets to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business, financial condition, results of operations and future prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In the case of employees, the proprietary information and inventions assignment agreements with employees provide that the employees shall assign and transfer, and will assign and transfer, to us the rights, title, and interest in all inventions that (a) relate to our business or that of our affiliates, our customers or suppliers, or any of the products or services being researched, developed or sold by us or our affiliates; (b) result from tasks assigned by us; or (c) result from the use of our premises or personal property. Although we require all of our employees to assign their inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may initiate, become a defendant in, or otherwise become party to lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

There is considerable patent and other intellectual property litigation in the pharmaceutical and biotechnology industries. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our technology and product candidates, including interference proceedings, post grant review, inter parties review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office.

Competitors may infringe any patents we may own or in-license. In addition, any patents we may own or in-license also may become involved in inventorship, priority, validity or unenforceability disputes. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke such parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their intellectual property. In addition, in a patent infringement proceeding, such parties could counterclaim that the patents we or our licensors have asserted are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may institute such claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter parties review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that one or more of any patents we may own or in-license is not valid or is unenforceable or that the other party’s use of our technology that may be patented falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e)(1). There is also the risk that, even if the validity of these patents is upheld, the court may refuse to stop the other party from using the technology at issue on the grounds that any patents we may own or in-license do not cover the technology in question or that such third-party’s activities do not infringe our patent applications or any patents we may own or in-license.

Even if we believe that third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of misappropriation, infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any technology or product candidate covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, an adverse result in any litigation or defense proceedings could put one or more of any patents we may own or in-license at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing.

Post-grant proceedings provoked by third-parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patent applications or any patents we may own or in-license. These proceedings are expensive and an unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. In addition to potential USPTO post-grant proceedings, we may become a party to patent opposition proceedings in the EPO, or similar proceedings in other foreign patent offices or courts where our patents may be challenged. The costs of these proceedings could be substantial, and may result in a loss of scope of some claims or a loss of the entire patent. An unfavorable result in a post-grant challenge proceeding may result in the loss of our right to exclude others from practicing one or more of our inventions in the relevant country or jurisdiction, which could have a material adverse effect on our business. Litigation or post-grant proceedings within patent offices may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

We may not be able to detect infringement against any patents we may own or in-license. Even if we detect infringement by a third-party of any patents we may own or in-license, we may choose not to pursue litigation against or settlement with the third-party. If we later sue such third-party for patent infringement, the third-party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce any patents we may own or in-license against such third-party.

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. The risks of being involved in such litigation and proceedings may increase if and as our product candidates near commercialization and as we gain the greater visibility associated with being a public company. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. As noted above, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our current or future product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

We may be unable to obtain patent or other intellectual property protection for our current or future product candidates or our future products, if any, in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

We may not be able to pursue patent coverage of our current or future product candidates in all countries. Filing, prosecuting and defending patents on current or future product candidates in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our current or future product candidates and in jurisdictions where we do not have any issued patents our patent applications or other intellectual property rights may not be effective or sufficient to prevent them from competing. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of any patents we may own or in-license or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any rights we may have in our patent applications or any patents we may own or in-license in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we may own or in-license at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents we may own or license that are relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

If we fail to comply with our obligations in any agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We may from time to time be party to license, funding and collaboration agreements with third parties to advance our research or allow commercialization of current or future product candidates. Such agreements may impose numerous obligations, such as development, diligence, payment, commercialization, funding, milestone, royalty, sublicensing, insurance, patent prosecution, enforcement and other obligations on us and may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If we fail to comply with such obligations, our counterparties might therefore terminate the license, funding or collaboration agreements or require us to grant them certain rights, thereby removing or limiting our ability to develop and commercialize products and technologies covered by these agreements.

Any termination of these may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under those agreements, including our rights to important intellectual property or technology, which could harm our ability to commercialize our current or future product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Additionally, these and other license agreements may not provide exclusive rights to use the licensed intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and drugs in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products and technology in fields of use and territories not included in enforcement, and defense of patents and patent applications directed to the technology that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our drugs that are the subject of such licensed rights could be adversely affected.

We may need to obtain additional licenses from others to advance our research or allow commercialization of our therapeutic candidates. It is possible that we may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all, or such licenses may be non-exclusive. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all.

If we are unable to obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may be required to expend significant time and resources to redesign our technology, therapeutic candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected technology and therapeutic candidates, which could harm our business, financial condition, results of operations, and prospects significantly.

Our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents and patent applications we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property rights of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current or future product candidates, and what activities satisfy those diligence obligations;

•	the priority of invention of any patented technology; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners.

In addition, the agreements under which we may license intellectual property or technology from third parties are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we may license prevent or impair our ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected current or future product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we could lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Any granted patents we may own or in-license covering our product candidates or other valuable technology could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO and the EPO. A patent asserted in a judicial court could be found invalid or unenforceable during the enforcement proceeding. Administrative or judicial proceedings challenging the validity of our patents or individual patent claims could take months or years to resolve.

If we or our licensors or strategic partners initiate legal proceedings against a third-party to enforce a patent covering one of our current or future product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of written description, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, in the process of obtaining the patent during patent prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patent applications or any patents we may own or in-license in such a way that they no longer cover our current or future product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, any rights we may have from our patent applications or any patents we may own or in-license, allow third parties to commercialize our current or future product candidates or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our future licensors’ priority of invention or other features of patentability with respect to our patent applications and any patents we may own or in-license. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our current or future product candidates and other technologies. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our future licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and current or future product candidates.

Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. If we are unsuccessful in any such proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the current or future product candidates we may develop. The loss of exclusivity or the narrowing of our patent application claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our current or future product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase the uncertainties and costs surrounding the prosecution of our owned and potential future in-licensed patent applications and the maintenance, enforcement or defense of our owned and potential future in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter parties review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first inventor to file” system. The first-inventor-to-file provisions, however, only became effective on March 16, 2013. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business, operating results, financial condition and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our current or future product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our current or future product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. As mentioned previously, patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our current or future product candidates could have been filed by third parties without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our current or future product candidates or the use of our current or future product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our current or future product candidates. We may incorrectly determine that our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our current or future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our current or future product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign current or future product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not guarantee commercial success of current or future product candidates or other business activities. Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third-party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	patent applications that we own or may in-license may not lead to issued patents;

•	patents, should they issue, that we may own or in-license, may not provide us with any competitive advantages, may be narrowed in scope, or may be challenged and held invalid or unenforceable;

•

others may be able to develop and/or practice technology, including excipients that are similar to the chemical compositions of our current or future product candidates, that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents we may own or in-license, should any patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we, or our licensors or collaborators, might not have been the first to make the inventions covered by a patent application that we own or may in-license;

•	we, or our licensors or collaborators, might not have been the first to file patent applications covering a particular invention;

•	others may independently develop similar or alternative technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

•

our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•

third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such trade secrets or know-how;

•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	we may not develop or in-license additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Unless the context otherwise requires, all references in this “Risks Related to Government Regulation” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.

Our product candidates may be subject to government price controls in certain jurisdictions that may affect our revenue.

There has been heightened governmental scrutiny in the United States, China, the European Union, Japan and other jurisdictions of pharmaceutical pricing practices in light of the rising cost of prescription drugs. In the United States, such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, Congressional leadership and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly enacted legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Outside of the United States, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain coverage and reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

We may seek priority review designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for some of our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Accelerated approval by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive regulatory approval.

We may seek accelerated approval of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA requires that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product, if approved. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate FDA approval.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability under the FDCA, the False Claims Act, or other federal or state laws. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, if approved. In particular, in August 2021 the FDA finalized a rule clarifying its position on the types of evidence it will consider when determining a medical product’s intended use. In the final rule, the FDA declined to narrow its interpretation of evidence of intended use to a firm’s promotional claims and indicated its intent to look broadly at any relevant evidence to establish intended use. While the FDA permits the dissemination of truthful and non-misleading information about an approved product, a manufacturer may not promote a product for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we are found to have promoted such off-label uses, intentionally or unintentionally, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

The FDA, the EMA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.

The FDA, the EMA and regulatory authorities in other countries have each expressed interest in further regulating biotechnology products. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.

If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	imposition of a REMS which may include distribution or use restrictions;

•	requirements to conduct additional post-market clinical trials to assess the safety of the product;

•	clinical trial holds;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the ACA was enacted. Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the U.S. Department of Health and Human Services (“HHS”) to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the HHS’s Centers for Medicare & Medicaid Services (“CMS”) stated that drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on August 6, 2021 CMS announced a proposed rule to rescind the Most Favored Nations rule. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under

Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs. The effect of these legislative and executive activities on our business model and operations is currently unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We are subject to federal and state laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to laws and regulations related to, among other things, privacy, data protection, information security and consumer protection across different markets were we conduct our business in those markets. Such laws and regulations are constantly evolving and changing and are likely to remain uncertain for the foreseeable future. Our actual or perceived failure to comply with such obligations could have an adverse effect on our business, operating results and financial operations. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers, increases the privacy and security obligations of entities handling certain personal information, requires new disclosures to California individuals and affords such individuals new abilities to opt out of certain sales of personal information, and provides for civil penalties for violations as well as a private right of action for data breaches that is expected to increase data breach litigation. Additionally, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, and as amended again by the Modifications to the HIPAA Privacy, Security, Enforcement and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to the HIPAA Rules published in January 2013 (commonly referred to as the “Final HIPAA Omnibus Rule”), imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the Final HIPAA Omnibus Rule. There are European and other foreign law equivalents of each of such laws with similar requirements. Complying with these numerous, complex, and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential patient, consumer or other personal information, whether by us, one of our collaborators or another third party, could adversely affect our business, financial condition, and results of operations, including but not limited to investigation costs, material fines and penalties, compensatory, special, punitive, and statutory damages, litigation, consent orders regarding our privacy and security practices, requirements that we provide notices, credit monitoring services, and/or credit restoration services or other relevant services to impacted individuals, adverse actions against our licenses to do business, reputational damage and injunctive relief.

European data collection is also governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Union (the “EU”), including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which imposes strict requirements for processing the personal data of individuals within the European Economic Area (the “EEA”). The GDPR is directly applicable in each EU member state and is extended to the EEA. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR implements more stringent operational requirements than its predecessor legislation. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. For example, the GDPR applies extraterritorially, requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, makes it harder for us to obtain valid consent for collecting and processing personal data (including data from clinical trials), requires the appointment of data protection officers when sensitive personal data, such as health data, is processed on a large scale, provides more robust rights for data subjects, introduces mandatory data breach notification through the EU, imposes additional obligations on us when contracting with service providers and requires us to adopt appropriate privacy governance, including policies, procedures, training, and data audit. The GDPR provides that EEA countries may establish their own laws and regulations limiting the processing of personal data, including genetic, biometric, or health data, which could limit our ability to use and share personal data or could cause our costs to increase. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). The CJEU upheld the adequacy of the Standard Contractual Clauses (“SCCs”), a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. New SCCs were adopted by the European Commission on June 4, 2021, replacing the 2001, 204, and 2010 SCCs that were previously in use. Use of the SCCs must nonetheless now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain.

We cannot assure you that our third-party service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personally identifiable and other sensitive or confidential information will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations, and financial condition. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage, and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our internal computer systems, or those used by our contractors or consultants, may fail or experience security breaches or other unauthorized or improper access.

Despite the implementation of security measures, our internal computer systems, and those of our contract research organizations (“CROs”) and other third parties on which we rely, are vulnerable to privacy and information security incidents, such as data breaches, damage from computer viruses and unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication, electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

In February 2022, we became aware that we had been a victim of a criminal fraud commonly referred to as “business email compromise fraud.” The incident involved impersonation of one of our senior personnel through unauthorized access to his email account which resulted in a diversion of Comera funds to unknown parties and a loss of $136,000 for the year ended December 31, 2021. Subsequent to December 31, 2021, as part of the same incident, an additional $590,000 was diverted, resulting in a total loss of $726,000 before we became aware of the problem. We notified federal law enforcement (FBI) and the relevant bank involved, which are working with us to recover the amount lost. At this time, we have recovered insurance proceeds of $300,000 to partially offset the loss. We have retained TCG Technologies to assist in our cyber investigation and remedial measures. Based on our investigation to date, the incident was financially motivated and impacted a single email account. In response to the incident, we conducted a review of our corporate information technology and email policies and are implementing additional security and training measures, including full penetration test (PEN test) of our network, enacted multi-factor authorization (MFA) protocols, implemented an employee education program, and implementing improvements to current network.

Although we did not experience any interruptions in our operations or material disruption of our development programs or business operations, the incidents have been a distraction to our management and any future incidents could interrupt our operations or materially disrupt our development programs. For example, the loss of clinical trial data from completed, ongoing or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, our ability to commercialize products depends on third parties to conduct clinical trials and manufacture products, and similar events relating to their computer systems could also have a material adverse effect on our business.

Unauthorized disclosure of sensitive or confidential data, including personally identifiable information, whether through a breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

As we become more dependent on information technologies to conduct our operations, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, may increase in frequency and sophistication. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data and these risks apply both to us, and to third parties on whose systems we rely for the conduct of our business. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we and our partners may be unable to anticipate these techniques or to implement adequate preventative measures. Further, we do not have any control over the operations of the facilities or technology of our cloud and service providers. Our systems, servers and platforms and those of our service providers may be vulnerable to computer viruses or physical or electronic break-ins that our or their security measures may not detect. Individuals able to circumvent such security measures may misappropriate our confidential or proprietary information, disrupt our operations, damage our computers or otherwise impair our reputation and business. We may need to expend significant resources and make significant capital investment to protect against security breaches or to mitigate the impact of any such breaches. There can be no assurance that we or our third-party providers will be successful in preventing cyber-attacks or successfully mitigating their effects. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our future product candidates could be delayed.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel, and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Additionally, since March 2020, when foreign and domestic inspections of facilities were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. As of May 2021, certain inspections, such as foreign preapproval, surveillance, and for-cause inspections that are not deemed mission critical, remain temporarily postponed. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. Additionally, as of March 18, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

Risks Related to Holdco

Holdco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If Holdco completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Holdco is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Holdco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Holdco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Holdco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase Holdco’s net loss. For example, these rules and regulations could make it more difficult and more expensive for Holdco to obtain director and officer liability insurance and as a result, Holdco may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Holdco cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Holdco to attract and retain qualified persons to serve on its board of directors or as executive officers.

Holdco’s management has limited experience in operating a public company.

Holdco’s executive officers have limited experience in the management of a publicly traded company. Holdco’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Holdco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

There can be no assurance that the Holdco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Holdco will be able to comply with the continued listing standards of Nasdaq.

Holdco intends to apply for the listing of the Holdco Common Stock and Holdco Warrants on Nasdaq. If Nasdaq denies its application for failure to meet the listing standards or if Holdco subsequently does not satisfy any additional listing standards, Holdco and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that Holdco Common Stock is a “penny stock” which will require brokers trading in the Holdco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Holdco Common Stock is listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of the Combined Company’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Holdco is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the Combined Company was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

If the Combined Company fails to maintain effective internal controls over financial reporting, the price of Holdco securities may be adversely affected.

The Combined Company will be required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect the Combined Company’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in the Combined Company’s internal controls over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Combined Company’s internal controls over financial reporting, or disclosure of management’s assessment of the Combined Company’s internal controls over financial reporting, may have an adverse impact on the price of Holdco securities.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.

Holdco is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) are significantly more stringent than those required of Comera as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective or may result in a finding that there is a material weakness in the Combined Company’s internal controls over financial reporting, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Substantial future sales of shares of Holdco Common Stock could cause the market price of Holdco Common Stock to decline.

We have agreed, at our expense to prepare and file this registration statement with the SEC registering the resale of up to (a) 19,025,297 shares of common stock, $0.0001 par value (the “Holdco Common Stock”), of Comera Life Sciences Holdings, Inc. (“Holdco”), which include: (i) 1,226,558 shares of Holdco Common Stock issued to former stockholders (“Comera stockholders”) of Comera Life Sciences, Inc. (“Comera”) at an effective price of $0.48 per share, (ii) 58,337 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $0.51 per share, (iii) 575,164 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.18 per share, (iv) 3,266,755 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.29 per share, (v) 3,831,728 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $1.48 per share, (vi) 1,269,056 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.05 per share, (vii) 39,721 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.52 per share, (viii) 42,334 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $2.89 per share, (ix) 286,049 shares of Holdco Common Stock issued to Comera stockholders at an effective price of $3.19 per share, (x) 2,611,838 shares of Holdco Common Stock issuable to OTR Acquisition Sponsor LLC (the “Sponsor”) in exchange for the Sponsor’s shares of Class B common stock of OTR Acquisition Corp. (“OTR”) acquired in connection with the formation of OTR at a price of approximately $0.01 per share, (xi) 5,817,757 shares of Holdco Common Stock issuable to Sponsor upon exercise of the warrants to purchase Holdco Common Stock at an exercise price of $11.50 per share (“Holdco Warrants”) acquired in connection with the initial public offering of OTR at a price of $1.00 per warrant and (b) 11,041,432 Holdco Warrants.

The shares registered pursuant to this registration statement represent approximately 65.62% of our Common Stock outstanding, including those issuable upon exercise of the warrants. After it is effective and until such time that it is no longer effective, the registration statement will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of Holdco Common Stock in the public market could adversely affect the market price for Holdco Common Stock and make it more difficult for you to sell your Holdco Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, Selling Securityholders will continue to offer the securities covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

Further, the Selling Securityholders acquired their Holdco Common Stock on or subsequent to the closing of the Business Combination at effective prices ranging from $0.48 to $11.50 (assuming all Earn-Out Shares are earned by the Comera stockholders). Therefore they may realize a positive rate of return on their investment even if the Holdco Common Stock is trading below $10.00 per share. If the Selling Securityholders decided to sell their shares to realize this return, it could have a material adverse effect on the price of Holdco Common Stock. Additionally, certain Selling Securityholders who are subject to lock-up restrictions may choose to sell their shares in accordance with the restrictions. Such sales could have a material adverse effect on the price of Holdco Common Stock.

The Selling Securityholders can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post- business-combination company.

The Selling Securityholders acquired their Holdco Common stock on or subsequent to the closing of the Business Combination at prices ranging from $0.48 to $11.50 (assuming all Earn-Out Shares are earned by the Comera stockholders). The public offering price in the OTR IPO was $10.00 per unit, which consisted of one share of OTR Class A common stock and one half of one redeemable warrant, each whole warrant exercisable for one share of OTR Class A common stock at a price of $11.50 per share. Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their Holdco Common Stock covered by this prospectus even if the market price per share of Holdco Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. In addition, because the current market price of the Holdco Common Stock is higher than the price certain Selling Securityholders paid for their Holdco Common Stock [or the exercise price of their Warrants], there is more likelihood that Selling Securityholders holding Holdco Common Stock or in-the-money Warrants that are not subject to lock-up restrictions, which represent [●]% of the outstanding Holdco Common Stock, will sell their Holdco Common Stock as soon as this registration statement is declared effective.

Sales of substantial amounts of Holdco Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Holdco Common Stock and make it difficult for us to raise funds through securities offerings in the future.

Further, the Selling Securityholders will acquire their Holdco Common Stock on or subsequent to the closing of the Business Combination at prices ranging from $0.48 to $11.50. Therefore, they may realize a positive rate of return on their investment even if the Holdco Common Stock is trading below $10.00 per share. If the Selling Securityholders decided to sell their shares to realize this return, it could have a material adverse effect on the price of Holdco Common Stock. Additionally, certain Selling Securityholders who are subject to lock-up restrictions may choose to sell their shares in accordance with the restrictions. Such sales could have a material adverse effect on the price of Holdco Common Stock.

A market for Holdco’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Holdco Common Stock and Holdco Warrants may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Holdco Common Stock and Holdco Warrants following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Holdco Common Stock and Holdco Warrants after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. If its securities are not listed on, or become delisted from, the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your Holdco securities unless a market can be established or sustained.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding Holdco Common Stock adversely, then the price and trading volume of Holdco Common Stock or Holdco Warrants could decline.

The trading market for Holdco Common Stock and Holdco Warrants will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on OTR or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, Holdco Common Stock and Holdco Warrant price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding Holdco Common Stock and Holdco Warrants adversely, or provide more favorable relative recommendations about Holdco’s competitors, the price of Holdco Common Stock and Holdco Warrants would likely decline. If any analyst who may cover OTR were to cease coverage of the Combined Company or fail to regularly publish reports on it, Holdco could lose visibility in the financial markets, which could cause the price or trading volume of Holdco Common Stock or Holdco Warrant to decline.

The JOBS Act permits “emerging growth companies” like Holdco to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Holdco currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Holdco takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Holdco stockholders may not have access to certain information they deem important. Holdco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which Holdco has total annual gross revenue of at least $1.07 billion, or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco common equity that is held by non-affiliates equals or exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Holdco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Holdco cannot predict if investors will find Holdco Common Stock and Holdco Warrants less attractive because it relies on these exemptions. If some investors find Holdco Common Stock or Holdco Warrants less attractive as a result, there may be a less active trading market and share price for Holdco Common Stock or Holdco Warrants may be more volatile. Holdco does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

Comera’s directors and officers may have interests in the Business Combination different from the interests of Comera’s stockholders.

Executive officers of Comera negotiated the terms of the Business Combination Agreement with their counterparts at OTR, and the Comera Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interest of Comera and its stockholders and recommended that Comera Stockholders approve the Comera Business Combination Proposal. In considering these facts and the other information contained in this prospectus, you should be aware that Comera’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Comera’s stockholders. The Comera Board of Directors was aware of and considered these interests, among other matters, in reaching the determination to unanimously approve the terms of the Business Combination and in recommending to Comera’s stockholders that they vote to approve the Business Combination.

Risks Related to OTR and the Business Combination

We may fail to realize the strategic and financial benefits currently anticipated from the Business Combination.

The future success of the Business Combination, including anticipated benefits, depends, in part, on our ability to optimize our operations as a public company. The optimization of our operations following the Business Combination will be a complex, costly and time-consuming process and if we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

Some of the factors involved in this are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues, potential cost savings, and diversion of management’s time and energy, which could materially affect our business, financial condition and results of operations.

The requirements of being a public company may strain the Combined Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed business combination may be greater than we anticipate.

As a public company, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq rules. The requirements of these rules and regulations will impact the Combined Company’s legal, accounting and compliance expenses, make some activities more difficult, time-consuming or costly and place strain on its personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that the Combined Company will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We do not expect that the Combined Company will initially have an internal audit group, and the Combined Company may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to the Combined Company’s internal controls may require specific compliance training for the Combined Company’s directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of the Combined Company’s internal controls and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the Combined Company’s operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the Combined Company to produce reliable financial reports and are important to help prevent fraud.

In accordance with the Nasdaq rules, unless the Combined Company is eligible for an exemption, it will be required to maintain a majority of independent directors on the board. The various rules and regulations applicable to public companies make it more difficult and more expensive for the Combined Company to maintain directors’ and officers’ liability insurance, and the Combined Company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the Combined Company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

We expect that the rules and regulations applicable to public companies will result in the Combined Company incurring substantial additional legal and financial compliance costs. These costs will decrease the Combined Company’s net income or increase its net loss and may require it to reduce costs in other areas of its business.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities or, following the consummation of the business combination, the Combined Company’s securities, may decline.

The market price of our common stock may decline as a result of our Business Combination if we do not achieve the perceived benefits of our Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of our Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of our Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of our Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

OTR’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Comera, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

OTR’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Comera. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Comera will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of Comera may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

We may issue additional shares of Holdco Common Stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Holdco Charter authorizes the issuance of 150,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of Holdco Common Stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. The issuance of additional Holdco Common Stock or preferred shares:

•	may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•

may subordinate the rights of holders of shares of Holdco Common Stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to Holdco Common Stock;

•

could cause a change in control if a substantial number of shares of Holdco Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Holdco Common Stock and/or Holdco Warrants.

The Holdco Charter contains anti-takeover provisions that could adversely affect the rights of our stockholders.

The Holdco Charter will contain provisions to limit the ability of others to acquire control of Holdco or cause it to engage in change-of-control transactions, including, among other things:

•

provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of Holdco Common Stock and preferred stock with preferential rights determined by its board of directors;

•

provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving Holdco’s stockholders of an opportunity to sell their Holdco Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. Holdco’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

The Holdco Charter provides, § subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Holdco Charter provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or shareholder of Holdco to Holdco or the Holdco shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Charter, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the United States District Court for the District of Delaware or another court of the State of Delaware). The Holdco Charter also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Holdco Charter.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on OTR’s or Comera’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect OTR’s or Comera’s or, if the Business Combination is completed but delayed, the Combined Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the Combined Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Combined Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Combined Company to significant liabilities.

Because we have no current plans to pay cash dividends on Holdco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Holdco Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Holdco’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that Holdco’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Holdco Common Stock unless you sell Holdco Common Stock for a price greater than that which you paid for it.

General Risk Factors

Comera’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism or war. Material disruptions of Comera’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Comera’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Comera’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. In addition, natural disasters, acts of terrorism or war could cause disruptions in Comera’s remaining manufacturing operations, Comera’s or its customers’ or channel partners’ businesses, Comera’s suppliers’ or the economy as a whole. Comera also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Comera’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Comera does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Comera’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Comera’s information technology and communications systems could impact Comera’s ability to effectively provide its products and services.

Comera plans to include services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Comera’s services depend on the continued operation of information technology and communications systems. Comera’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Comera’s systems. Comera utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Comera’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Comera’s systems will not be fully redundant, and Comera’s disaster recovery planning cannot account for all eventualities. Any problems with Comera’s third-party cloud hosting providers could result in lengthy interruptions in Comera’s business. In addition, Comera’s services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Comera’s business or the failure of its systems.

Comera is subject to cybersecurity risks to operational systems, security systems, infrastructure, and customer data processed by Comera or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Comera from effectively operating its business.

Comera is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Comera or its third-party vendors or suppliers; facility security systems, owned by Comera or its third-party vendors or suppliers; in-product technology owned by Comera or its third-party vendors or suppliers; or customer or driver data that Comera processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of funds, intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; or jeopardize the security of Comera’s facilities. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

In February 2022, we became aware that we had been a victim of a criminal fraud commonly referred to as “business email compromise fraud.” The incident involved impersonation of one of our senior personnel through unauthorized access to his email account which resulted in a diversion of Comera funds to unknown parties and a loss of $136,000 for the year ended December 31, 2021. Subsequent to December 31, 2021, as part of the same incident, an additional $590,000 was diverted, resulting in a total loss of $726,000, before we became aware of the problem. We notified federal law enforcement (FBI) and the relevant bank involved, which are working with us to recover the amount lost. At this time, we have recovered insurance proceeds of $300,000 to partially offset the loss. We have retained TCG Technologies to assist in our cyber investigation and remedial measures. Based on our investigation to date, the incident was financially motivated and impacted a single email account. In response to the incident, we conducted a review of our corporate information technology and email policies and are implementing additional security and training measures, including full penetration test (PEN test) of our network, enacted multi-factor authorization (MFA) protocols, implemented an employee education program, and implementing improvements to current network.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Comera maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Comera cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Comera’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Comera’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Comera cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Comera does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Comera’s ability to certify its financial results. Moreover, Comera’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Comera expects them to, Comera may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Comera’s reputation, cause Comera to breach its contracts with other parties or subject Comera to regulatory actions or litigation, any of which could materially affect Comera’s business, prospects, financial condition and operating results. In addition, as was the case with the fraud discovered in February 2022, Comera’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber-incident.

The requirements of being a public company may strain Comera’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed transaction may be greater than Comera anticipates.

Comera may incur significant costs associated with its public company corporate governance and reporting requirements. This may divert the attention of Comera’s management from other business concerns, which could have a material adverse effect on its business, financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Holdco Common Stock or Holdco Warrants by the Selling Securityholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination as if it was completed on December 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical financial statements of OTR as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•	the historical financial statements of Comera as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•

other information relating to OTR and Comera included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement”, as well as the disclosures contained in the sections titled “OTR Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into a Business Combination Agreement pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of OTR Class A Common Stock into cash:

•

Scenario 1 — No redemption: This presentation applies the assumption that no OTR public stockholders exercise redemption rights with respect to their OTR Class A common stock upon consummation of the Business Combination (excluding any earn-out); and

•

Scenario 2 — Maximum redemptions of OTR Class A common stock: This presentation assumes that OTR public stockholders holding approximately 10,447,350 shares of OTR Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.25 per share, which is the maximum amount of redemptions that could occur and still ensure that OTR meets its requirement to maintain net tangible assets of at least $5,000,001 (excluding any earn-out).

As a result of the Business Combination, if none of the redeemable OTR Class A Common Stock is redeemed and none of the Earn-Out Shares are earned, the former stockholders of Comera are expected to own approximately 48.8% of the issued and outstanding shares of Holdco’s common stock immediately following the closing of the Business Combination, OTR public stockholders are expected to hold, in the aggregate, 40.4% of the issued and outstanding shares of Holdco’s common stock, and OTR’s sponsor is expected to hold 10.8% of the issued and outstanding shares of Holdco’s common stock.

As a result of the Business Combination, if the maximum number of shares of OTR Class A Common Stock is redeemed and none of the Earn-Out Shares are earned, after taking into consideration the minimum cash condition, the former stockholders of Comera are expected to own approximately 76.8% of the issued and outstanding shares of Holdco’s common stock immediately following the closing of the Business Combination, OTR public stockholders are expected to hold, in the aggregate, 6.2% of the issued and outstanding shares of Holdco’s common stock, and OTR’s sponsor is expected to hold 17.0% of the issued and outstanding shares of Holdco’s common stock.

In addition, an equity incentive plan (comprised of a to-be determined number of shares of Holdco Common Stock at Closing prior to any redemptions) will be adopted at the Closing initially aimed to be comprised of 10.0% of Holdco’s fully diluted shares outstanding (such 10.0% to be inclusive of the unvested incentive equity awards assumed by OTR at Closing). The equity incentive plan will be in line with other U.S. public companies and will be created for the benefit of Holdco’s management, the Holdco Board and employees. The final impact of the equity incentive plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage.

On March 1, 2022, OTR entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan OTR up to an aggregate principal amount of $0.5 million (the “Note”). The Note is non-interest bearing and payable upon the date on which the Company consummates a Business Combination. If OTR does not consummate a Business Combination, OTR may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment.

Up to $0.5 million of the Note may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Warrants. As of March 1, 2022, the outstanding balance under the Note amounted to an aggregate of $0.1 million.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

For the Year Ended December 31, 2021

			Assuming No Redemption			Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$261,696	$6,510,140	$107,086,513	A	$105,362,960	$(96,693,970)	I	$8,668,990
			(3,395,389)	B
			(5,100,000)	C
Due from related parties	—	286	—		286	—		286
Prepaid expenses and other current assets	76,081	270,648	—		346,729	—		346,729

Total Current Assets	337,777	6,781,074	98,591,124		105,709,975	(96,693,970)		9,016,005
Cash and marketable securities held in trust account	107,086,513	—	(107,086,513)	A	—	—		—
Restricted cash	—	50,000	—		50,000	—		50,000
Property and equipment, net	—	234,167	—		234,167	—		234,167
Right of use asset	—	320,373	—		320,373	—		320,373
Security deposit	—	32,200	—		32,200	—		32,200

TOTAL ASSETS	$107,424,290	$7,417,814	$(8,495,389)		$106,346,715	$(96,693,970)		$9,652,745

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

			Assuming No Redemption				Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$—	$416,941	$—	$		416,941	$—		$416,941
Accrued expenses and other current liabilities	176,887	506,611	—			683,498	—		683,498
Lease liability - current	—	121,552	—			121,552	—		121,552

Total Current Liabilities	176,887	1,045,104	—			1,221,991	—		1,221,991
Deferred underwriting fee payable	3,395,389	—	(3,395,389)		B	—	—		—
Lease liability - noncurrent	—	201,504	—			201,504	—		201,504
Derivative warrant liabilities	5,520,716	—	(2,611,838)		H	2,908,878	—		2,908,878

TOTAL LIABILITIES	9,092,992	1,246,608	(6,007,227)			4,332,373	—		4,332,373

Commitments and contingencies
Class A common stock subject to possible redemption (at approximately $10.25 per share)	107,085,338	—	(107,085,338)		E	—	—		—
Convertible preferred stock	—	20,857,453	(20,857,453)		F	—	—		—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock ($0.0001 par value)	18	—	262		D	2,585	(943)	I	1,642
			1,045		E
			1,260		F
Class B common stock ($0.0001 par value)	262	—	(262)		D	—	—		—
Common stock ($0.001 par value)	—	400	(400)		F	—	—		—
Additional paid-in capital	—	2,213,178	(5,100,000)		C	118,911,582	(96,693,027)	I	22,218,555
			107,084,293		E
			12,102,273		F
			27,741,516		G
			(27,741,516)		G
			2,611,838		H
Accumulated deficit	(8,754,320)	(16,899,825)	8,754,320		F	(16,899,825)	—		(16,899,825)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(8,754,040)	(14,686,247)	125,454,629			102,014,342	(96,693,970)		5,320,372

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY	$107,424,290	$7,417,814	$(8,495,389)			$106,346,715	$(96,693,970)		$9,652,745

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

			Assuming No Redemption			Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Revenue	$—	$319,832	$—		$319,832 $	—		$319,832
Cost of revenue	—	161,008	—		161,008	—		161,008
Operating expenses
Research and development	—	1,752,669	—		1,752,669	—		1,752,669
Operating costs	1,054,173	—	—		1,054,173	—		1,054,173
General and administrative	—	3,941,783	—		3,941,783	—		3,941,783

Total operating expenses	1,054,173	5,694,452	—		6,748,625	—		6,748,625

Loss from operations	(1,054,173)	(5,535,628)	—		(6,589,801)	—		(6,589,801)

Other income (expense)
Interest earned on marketable securities held in trust account	37,679	—	(37,679)	aa	—	—		—
Change in fair value of derivative warrant liabilities	5,703,667	—	—		5,703,667	—		5,703,667
Gain on debt extinguishment	—	160,588	—		160,588	—		160,588
Change in fair value of convertible notes	—	(76,738)	—		(76,738)	—		(76,738)

Total other income (expense)	5,741,346	83,850	(37,679)		5,787,517	—		5,787,517

Net income (loss) before income taxes	4,687,173	(5,451,778)	(37,679)		(802,284)	—		(802,284)
Provision for income taxes	—	—	—		—	—		—

Net income (loss)	$4,687,173	$(5,451,778)	$(37,679)		$(802,284)	$—		$(802,284)

Basic and diluted weighted average shares outstanding of redeemable Class A common stock	10,447,350	—		bb	25,842,017		bb	16,408,459

Basic and diluted net income per share, redeemable Class A common stock	$0.35	$—			$(0.03)			$(0.05)

Basic and diluted weighted average shares outstanding of non-redeemable common stock	2,794,667	—			—			—

Basic and diluted net income per share, non-redeemable common stock	$0.35	$—			$—			$—

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders -basic and diluted	—	3,906,889			—			—

Net loss per share attributable to common stockholders - basic and diluted	$—	$(1.40)			$—			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into the Business Combination Agreement, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco.

As a result of the Business Combination Agreement, former stockholders of Comera will receive an aggregate number of shares of OTR common stock equal to $126 million divided by $10.00.

The following summarizes the pro forma shares of the Combined Company’s Class A common stock to be outstanding after giving effect to the Business Combination, for both assuming no redemption scenario and maximum redemption scenario (excluding any earn-out).

	Assuming no redemption		Assuming maximum redemptions
	Shares	%	Shares	%
Comera Stockholders	12,600,000	48.8%	12,600,000	76.8%
OTR Public Stockholders	10,447,350	40.4%	1,013,792	6.2%
OTR Founders	2,794,667	10.8%	2,794,667	17.0%

Total	25,842,017	100.0%	16,408,459	100.0%

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). The historical financial information of OTR and Comera has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination, in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because Comera has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

•	The pre-Business Combination stockholders of Comera are generally expected to hold majority of voting rights in the Combined Company;

•	The pre-Business Combination stockholders of Comera have the right to appoint the majority of directors to the Combined Company’s Board of Directors;

•	Senior management of Comera comprise the senior management of the Combined Company; and

•	The operations of Comera comprise the only ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as Comera issuing equity for the net assets of OTR, with no goodwill or intangible assets recorded.

In addition, the values will be based on the actual values as of the closing date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

A	Cash released from trust

Adjustment to transfer $107.1 million of marketable securities held by OTR in trust and converted into cash resources upon close of the Business Combination. Represents the impact of the Business Combination on the cash balance of the Combined Company.

B	Deferred underwriter fee

Adjustment relates to the payment of deferred underwriting fee of $3.4 million related to the IPO that will be paid upon closing of the Business Combination. This amount will be recognized as a decrease in cash and deferred underwriting fee liability.

C	Transaction costs

Adjustment to decrease cash by $5.1 million and additional paid-in capital. The adjustment relates to direct and incremental transaction costs that will be comprised of legal, D&O tail, accounting, industry diligence and miscellaneous fees.

D	Automatic conversion of OTR Class B common stock into Class A common stock

Adjustment of $262 relates to the conversion of 2,611,838 OTR Class B common stock with a par value of $0.0001 into Class A common stock with a par value of $0.0001 on a one-to-one basis.

E	Reclassification of OTR Class A common stock subject to possible redemption — assuming no redemptions

Assuming no redemption, this adjustment relates to the reclassification of 10,447,350 shares of OTR Class A common stock subject to redemption, with a par value of $0.0001 into 10,447,350 shares of the Combined Company Class A common stock, resulting in an increase in OTR Class A common stock par value not subject to redemption of approximately $1,045 and an increase of additional paid-in capital of $107.1 million.

F	Conversion of Comera’s convertible preferred stock (Series A and Series B) and common stock into OTR Class A common stock

Represents an exchange of convertible preferred stock (Series A and Series B) and common stock in Comera. Under the assuming no redemption scenario, in exchange for their convertible preferred stock and common stock in Comera, Stockholders will receive 12,600,000 shares (includes 344,375 shares to be issued to Comera’s financial advisor) of the Combined Company Class A common stock with a par value of $0.0001 per share. The pro forma adjustment of the reverse recapitalization is as follows:

•	An adjustment to eliminate OTR’s accumulated deficit of approximately $8.75 million.

•	Using an Exchange Ratio of approximately 0.8872 -for-1 the total number of shares of the Combined Company’s common stock to be issued to Comera Stockholders will be 12,600,000 shares. Based on

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments—(Continued)

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021 (Continued)

a par value of $0.0001, the adjustment to the Combined Company’s common stock par value balance will be approximately $1,260. The 12,600,000 shares (includes 344,375 shares to be issued to Comera’s financial advisor) to be issued to Comera Stockholders is calculated by applying the exchange ratio to the outstanding common and preferred stock of Comera as of December 31, 2021. As of that date, there were 400,000 and 13,802,758 shares of common and preferred stock outstanding, respectively, which will convert into 12,600,000 shares of the Combined Company’s common stock. Refer to the table below.

Comera outstanding common stock	400,000
Number of shares to be issued in connection with Comera preferred stock conversion into common stock	13,802,758

Total Comera common stock before exchange	14,202,758
x: Exchange ratio	0.8872

Total number of shares of Class A Common Stock held by Comera stockholders	12,600,000

G	Earn-out shares

Adjustment reflects the preliminary estimated fair value of the Earn-Out Shares contingently issuable to the eligible Comera Stockholders. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. The actual fair value could change materially. Refer to Note 4 for more information.

H	Reclassification of OTR Public Warrants from liability to equity

Adjustment related to the reclassification of the OTR Public Warrants from liability. Reduction of warrant liability balance by $2.6 million, which represents the fair value of the OTR Public Warrants at December 31, 2021, with an offsetting increase to additional paid-in-capital for the same amount.

Upon the closing of the Business Combination, shares underlying the OTR Public Warrants are not redeemable and the Combined Company will have one single class of voting stock, which does not preclude the OTR Public Warrants from being considered indexed to the Combined Company’s equity and allows the OTR Public Warrants to meet the criteria for equity classification per ASC 815-40, Contracts on an Entity’s Own Equity.

The OTR Private Warrants would continue to be classified as liabilities following the Business Combination because their settlement amount differs depending on the identity of the holder.

I	Reclassification of OTR Class A common stock subject to possible redemption — assuming a maximum number of redemptions

To record the maximum number of OTR Class A common stock redemptions, 9,433,558 shares of the OTR Class A common stock subject to redemption will be redeemable at a redemption price of $10.25. The adjustment will reduce cash by $96.7 million, additional paid in capital by $96.7 million, and the Combined Company’s common stock by $943 for the par value of the shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments—(Continued)

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

aa Exclusion of interest income

Represents elimination of interest earned on cash and marketable securities held in the trust account.

bb Net loss per share

Represents the net loss attributable to common stockholders per share calculated using the historical weighted average shares of common stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of common stock outstanding for basic and diluted net loss attributable to common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the IPO since the inclusion of such warrants would be anti-dilutive.

Earn-Out Shares have been excluded from basic and diluted net loss per share calculation since these shares have not been earned or achieved.

	For the Year Ended December 31, 2021
	Assuming No Redemption	Assuming Maximum Redemptions
	$(802,284)	$(802,284)
Weighted average Class A common stock outstanding, basic and diluted	25,842,017	16,408,459
Net loss per share of Class A common stock, basic and diluted	$(0.03)	$(0.05)

Note 4 — Earn-Out Shares

In accordance with the Business Combination Agreement, 3,150,000 shares are contingently issuable to Comera Stockholders upon the occurrence of the Earn-Out Trigger, defined within the Business Combination Agreement as either (i) the date on which the common stock price equals or exceeds $12.50 over at least 20 trading days out of 30 consecutive trading day period or (ii) upon a change of control with aggregate consideration in excess of $12.50 per share, during the two-year period following the close date of the Business Combination. If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of Holdco in such Change of Control transaction divided by (ii) (a) the number of outstanding shares of Holdco Common Stock immediately prior to the consummation of such Change of Control transaction plus (b) Earn-Out Shares, is equal to or exceeds $12.50. The Comera

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 4 — Earn-Out Shares—(Continued)

Stockholders will be eligible to receive approximately 3,150,000 Earn-Out Shares, respectively, based on the current fully diluted cap table of Comera. The preliminary fair value of the Earn-Out Shares is approximately $8.81 per share. If the Earn-Out Trigger is not achieved for the two-year period following the close date of the Business Combination, the Earn-Out Shares will be cancelled.

The contingent obligation to issue Earn-Out Shares to former Comera Stockholders is considered indexed to the Combined Company’s own stock and meets the equity classification under ASC 815, Derivatives and Hedging. The preliminary estimated acquisition-date fair value is approximately $27.7 million.

While the shares are legally issued and placed into escrow, they are not considered outstanding for accounting purposes until resolution of the earn-out contingency.

The preliminary estimated acquisition-date fair value of the Earn-Out Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a weekly basis over the Earn-Out Period using the most reliable information available. Assumptions used in the valuation were as follows:

December 31, 2021
Fair value of common stock	$10.13
Selected volatility	90%
Risk-free interest	0.73%
Contractual term	2.00

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination and to Holdco following the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes and unaudited condensed financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from IV to SQ forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self- injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutic product candidates using its innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to our partners’ biologic medicines to deliver enhanced SQ formulations.

SQore™ Platform

Comera’s SQore™ platform, supported by an extensive patent portfolio and encompassing years of development and experience, is designed to enable the conversion of IV biologics to SQ versions. We believe that our team of experienced scientists includes industry-leading experts in polymer engineering and interfacial dynamics who are inventors on dozens of patents and have published widely-cited research in their fields. This expertise complements our solid grounding in traditional protein chemistry. Our combined polymer and small molecule capability allows us to leverage a mechanistic understanding of protein-protein and protein-solvent interactions to tailor excipient selection for specific formulation needs. This scientific foundation supports the SQoreTM platform for our formulation work. Based on this platform, our technology has the potential to lower healthcare costs, increase patient compliance and enhance patient lives – all major factors which we believe will help set Comera apart from its peers in the years ahead.

Liquidity

Since our inception, we have incurred significant operating losses. We do not have any products approved for sale and have not generated any revenue from product sales. Through December 31, 2021, we have generated revenue from research agreements with various partners. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual licensing and/or commercialization of one or more of our current or future pipeline programs as well as continued successful execution of pharmaceutical research collaborations and subsequent execution of collaboration programs. Our net losses were $5.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $16.9 million. We expect to continue to incur significant expenses for at least the next several years as we continue to develop our technology platform and conduct research and development activities on our pipeline programs. In addition, we expect our expenses to significantly increase as our pipeline programs advance into clinical development and eventual regulatory approval stages. If we obtain marketing approval for any of our pipeline programs, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution.

We will receive up to an aggregate of $126,976,468 if all of the Holdco Warrants registered hereby are exercised to the extent such Holdco Warrants are exercised for cash. However, we will only receive such proceeds if and when the Holdco Warrant holders exercise the Holdco Warrants. Of the Warrants covered by this prospectus, only 5,223,675 Public Warrants are currently exercisable and transferable. The Private Warrants covered by this prospectus are not currently exercisable or are subject to transfer restrictions as described more fully under “Description of Holdco’s Securities — Warrants”. The closing price of OTR Common Stock on the Nasdaq on April 29, 2022 was $10.25, which is $1.25 below the exercise price all of the Public Warrants and Private Warrants. If the market price for Holdco Common Stock following the Business Combination does not increase from the current level of OTR Common Stock, there is a small likelihood that any of the Public Warrants or Private Warrants will be exercised.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from partner research arrangements or product licensing and/or product sales, if ever, we expect to finance our operations with proceeds from outside sources. We may be unable to raise additional funds or enter into other financing agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of our pipeline programs or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Impact of this Offering on Liquidity

This offering involves the potential sale of up to 19,025,297 shares of Holdco Common Stock, including 5,817,757 shares of Holdco Common Stock issuable upon exercise of the Holdco Warrants covered by this prospectus, which represent approximately 65.62% of our total outstanding shares of Holdco Common Stock. Once this registration statement is effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described under “Plan of Distribution” to sell the shares. The resale, or expected or potential resale, of a substantial number of shares of Holdco Common Stock in the public market could adversely affect the market price for Holdco Common Stock and make it more difficult for our stockholders to sell their shares of Holdco Common Stock at times and prices that you feel are appropriate.

Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, the Selling Securityholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement may continue for an extended period of time.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

We plan to continue to closely monitor the ongoing impact of the COVID-19 pandemic on our employees and our other business operations. In an effort to provide a safe work environment for our employees, we have, among other things, limited employees in our office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in our offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for our employees present in our office and lab facilities. We continue to monitor the impact and effects of the COVID-19 pandemic and our response to it, and we expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and other business partners in light of the pandemic.

Recent Developments

On January 7, 2022, we changed our name to Comera Life Sciences, Inc. from ReForm Biologics, Inc. to emphasize our vision of a compassionate new era in medicine.

On April 30, 2021, we completed a corporate reorganization to convert from a limited liability company to a corporation. As part of the transaction each issued and outstanding capital unit of ReForm Biologics LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics LLC were cancelled. The financial statements as of December 31, 2021 and for the year then ended reflects the exchange of capital units to convertible preferred stock.

Proposed Business Combination Transaction

See the section entitled “Prospectus Summary – The Business Combination” for information regarding the proposed Business Combination.

Financial Overview

Revenue

Through December 31, 2021, we have generated revenue from research agreements with various partners. These arrangements generally represent formulation development collaborations with rights to negotiate product-specific licenses for a broad spectrum of protein-based therapeutics. Initially, arrangements have provided compensation for research efforts. The arrangements also provide that if the research efforts are successful, additional development and commercialization arrangements may be separately negotiated and executed, which may include upfront payments, milestones, and royalties on commercial sales. We generally expect revenue to increase as we execute additional research agreements and as planned development and collaboration arrangements are executed.

We have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the near future. If development efforts for our pipeline programs are successful and result in regulatory approval, we may generate product revenue in the future.

Cost of Revenue

Cost of revenue generally consists of personnel expenses (comprised of salaries, bonuses, employee benefits and stock-based compensation expenses), and direct materials costs, third-party laboratory costs, and other costs necessary to complete the research arrangements. In addition, costs include allocated depreciation of laboratory equipment and amortization of leasehold improvements, and certain overhead expenses including facilities costs. Costs associated with revenue are recorded as the research is performed. We generally expect cost of revenue to increase as revenue increases, however margin on our customer contracts may vary widely.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the enhancement of our product platform and with the discovery and development of our pipeline programs. We expense research and development costs as incurred. These expenses include:

•

expenses incurred under agreements with contract research organizations, and contract manufacturing organizations, as well as consultants that conduct research and development activities on our behalf;

•	employee-related expenses, including salaries, related benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

•	costs related to compliance with regulatory requirements; and

•	allocated facilities costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

Research and development activities are central to our business model. Current activities primarily relate to the enhancement of our SQore technology platform and research activities in support of partner programs, as well as initiation of formulation development work and manufacturing activities for our pipeline programs. We expect that our research and development expenses will increase substantially over the next several years including increased costs related to the development of pipeline programs, particularly as we increase personnel costs, including stock-based compensation, contractor costs and facilities costs and direct costs paid to contract research, development, and manufacturing organizations to conduct pipeline research and development activities on our behalf. In addition, if we elect to in-license or otherwise acquire additional pipeline products or additional intellectual property, we will also incur additional expenses which may include upfront, milestone and royalty payments payable to third parties.

The successful discovery, development and commercialization of our pipeline programs is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the discovery or development of any of our potential pipeline programs or when, if ever, material net cash inflows may commence from any of our pipeline programs.

Our research and development expenses are not currently tracked on a program-by-program basis. Our research and development expenses consist primarily of external costs, such as fees paid to outside consultants, contract research organizations, contract manufacturing organizations, and central laboratories, and internal costs such as employee costs and facility expenses, including depreciation or other indirect costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, related benefits, travel and stock-based compensation expense for personnel in executive, finance and administrative functions. General and administrative expenses also include professional fees for legal, consulting, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities. We also anticipate that we will incur increased accounting, audit, legal, regulatory, and compliance, costs as we continue to grow our operations. We anticipate the additional costs for these services will substantially increase our general and administrative expenses. Additionally, if and when we believe a regulatory approval of a pipeline programs appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our pipeline programs.

Other Income, Net

Other income, net primarily comprises change in fair value of convertible notes, gain on debt extinguishment and interest income from bank deposits. Interest income has not historically been material. On January 14, 2021, we entered into convertible promissory note agreements for aggregate cash receipts of $750 thousand. These notes bore interest at a rate of 6.5% per annum. On May 26, 2021, the outstanding convertible promissory notes and accrued, unpaid interest were converted into 403,287 shares of Comera Series B-2 Preferred Stock. On April 24, 2020, we entered into a promissory note for aggregate cash proceeds of $161 thousand. These notes bore interest at a rate of 1.0% per annum. On January 7, 2021, the outstanding principal and accrued, unpaid interest was forgiven.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Change
	2021	2020	Dollar	Percent
Revenue	$319,832	$442,919	$(123,087)	(28%)
Cost of revenue	161,008	104,407	56,601	54%
Operating expenses
Research and development	1,752,669	1,261,747	490,922	39%
General and administrative	3,941,783	1,204,285	2,737,498	227%

Total operating expenses	5,694,452	2,466,032	3,228,420	131%
Loss from operations	(5,535,628)	(2,127,520)	(3,408,108)	(160%)
Other income, net	83,850	2,033	81,817	40,244%

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)	$(3,326,291)	(156%)

Revenue

Revenue was $320 thousand for the year ended December 31, 2021, compared to $443 thousand for the year ended December 31, 2020. The decrease of $123 thousand was primarily due to a decrease in research activities performed under customer contracts during the year ended December 31, 2021.

Cost of Revenue

Cost of revenue was $161 thousand for the year ended December 31, 2021, compared to $104 thousand for the year ended December 31, 2020. The increase of $57 thousand is primarily due to higher direct labor costs incurred during the year ended December 31, 2021.

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Change
	2021	2020	Dollar	Percent
Employee related	$1,257,232	$736,776	$520,456	71%
Occupancy and facility related	250,622	252,205	(1,583)	(1%)
Lab supplies and materials	153,608	134,603	19,005	14%
Other	91,207	138,163	(46,956)	(34%)

Total research and development expense	$1,752,669	$1,261,747	$490,922	39%

Research and development expenses were $1.8 million for the year ended December 31, 2021, compared to $1.3 million for the year ended December 31, 2020. The increase of $491 thousand is primarily due to higher employee related expenses, specifically an increase of $380 thousand in stock-based compensation expense, and other personnel related costs due to expanding research activities in the year ended December 31, 2021.

General and Administrative Expenses

General and administrative expenses were $3.9 million for the year ended December 31, 2021, compared to $1.2 million for the year ended December 31, 2020. The increase of $2.7 million is primarily due to an increase in administrative costs to support the Company’s planned growth, including salaries and stock-based compensation expense of $1,034 thousand, consulting fees of $920 thousand, patent costs of $300 thousand, recruiting expenses of $153 thousand, and accounting related expenses of $137 thousand.

Other Income, Net

Other income, net for the year ended December 31, 2021 primarily relates to forgiveness of a note payable under the Paycheck Protection Program administered by the U.S. Small Business Administration of $161 thousand and partially offset by the change in fair value of convertible promissory notes of $77 thousand.

On April 24, 2020, the Company entered into a loan transaction pursuant to which it received $161 thousand under the Paycheck Protection Program administered by the U.S. Small Business Administration. On January 7, 2021, the Company received notice that forgiveness of all principal and accrued interest was approved and the Company recorded the amounts as other income. On January 14, 2021, the Company entered into convertible promissory note agreements for aggregate cash receipt of $750 thousand and were accounted for at fair value. On May 26, 2021, the outstanding convertible notes and accrued, unpaid interest were converted into 403,287 shares of Comera Series B-2 Preferred Stock.

Other income, net for the year ended December 31, 2020 was not material and consists primarily of interest income on bank deposits.

Liquidity and Capital Resources

Since our inception, we have not generated sufficient revenue to support our operations and have incurred significant operating losses and negative cash flows from our operations. We have historically funded our operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock.

Cash Flows

The following table summarizes our cash flows for each of the years presented:

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(3,757,949)	$(1,804,104)
Net cash used in investing activities	(142,013)	(12,366)
Net cash provided by financing activities	10,279,675	1,552,330

Net increase (decrease) in cash, cash equivalents and restricted cash	$6,379,713	$(264,140)

Operating Activities

During the year ended December 31, 2021, operating activities used $3.8 million of cash and cash equivalents, primarily due to funding our net loss of $5.5 million and partially offset by non-cash stock-based compensation expense of $1.1 million and $0.6 million in net cash inflows associated with changes in operating assets and liabilities. The net cash outflows associated with changes in operating assets and liabilities were primarily due to increases of $400 thousand in accrued expenses and other current liabilities and $319 thousand in accounts payable, partially offset by inflows of $231 thousand in prepaid expenses and other current assets.

During the year ended December 31, 2020, operating activities used $1.8 million of cash and cash equivalents, primarily due to funding our net loss of $2.1 million and partially offset by non-cash expenses related to stock-based compensation expense of $101 thousand and consulting expense of $171 thousand.

Investing Activities

Investing activities in both years presented relates to purchases of property and equipment. We purchased property and equipment for $142 thousand and $12 thousand in the years ended December 31, 2021 and 2020, respectively.

Financing Activities

Financing activities during the year ended December 31, 2021 relates to $9.3 million for the issuance of convertible preferred stock, $750 thousand related to the issuance of convertible notes, and $180 thousand from the exercise of stock options.

Financing activities during the year ended December 31, 2020 relates to $1.4 million for the issuance of capital units and $161 thousand of proceeds from a Payment Protection Program loan.

Funding Requirements

We expect our expenses to increase substantially in connection Payment Protection Program with our ongoing activities, particularly as we increase the level of effort on the discovery and development of our own internal pipeline programs and advance these pipeline programs into later stages of development. We believe that the cash and cash equivalents on hand as of December 31, 2021 will enable us to fund our operating expenses and capital expenditure requirements into the second half of 2022. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaboration agreements, government and other third-party funding, strategic alliances, licensing arrangements or marketing and distribution arrangements. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, pipeline programs or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or pipeline programs that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We have entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts. We executed an extension to the lease on March 10, 2021, which extended the lease through June 2024. Effective July 1, 2021, the lease payments were $12 thousand per month, subject to annual rent increases based on changes in the consumer price index.

We enter into contracts in the normal course of business with contract research organizations, contract manufacturing organizations and other third parties for clinical trials, testing and manufacturing services. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718, “Stock Compensation”. We measure stock options and other equity-based awards granted based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. We have only issued equity-based awards with service-based vesting conditions and record the expense for these awards using the straight-line method.

Prior to April 30, 2021, we were organized as a limited liability company and issued incentive units. On April 30, 2021, we completed a series of reorganizational transactions. As part of the transactions each previously outstanding incentive unit of Reform Biologics LLC was cancelled and options to purchase common stock of Reform Biologics, Inc. were issued. If outstanding incentive units were subject to vesting at the time of the reorganization, then the options issued by Reform Biologics, Inc. were subject to continued vesting pursuant to the same terms.

We estimate the fair value of each incentive unit utilizing an option pricing model and stock option grant using the Black-Scholes option-pricing model, which uses as inputs the estimated fair value the underlying equity and assumptions we make for the volatility of our equity, the expected term of our equity awards, the risk-free interest rate for a period that approximates the expected term of our equity awards and our expected dividend yield.

We determined the assumptions for the Black-Scholes option-pricing model as discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

•	Fair Value of Our Equity. Our equity was not publicly traded, and therefore we estimated the fair value of our equity, as discussed in “Determination of the Fair Value of Common Stock” below.

•

Expected Term. The expected term represents the period that the awards are expected to be outstanding. The expected term of awards granted has been determined using the simplified method, which uses the midpoint between the vesting date and the contractual term.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the equity-based award’s expected term.

•

Expected Volatility. Because we do not have a trading history of our equity, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the awards.

•	Dividend Rate. The expected dividend is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

Determination of the Fair Value of Common Stock

As there has been no public market for our equity to date, the estimated fair value of our equity has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of Comera Common Stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Once a public trading market for Comera Common Stock has been established, it will no longer be necessary for our board of directors to estimate the fair market value of Comera Common Stock in connection with our accounting for granted equity awards.

For financial reporting purposes, we performed valuations, with the assistance of a third-party specialist, at various dates. In conducting the valuations, our board of directors, with input from management, considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•

the prices at which we sold preferred stock and the superior rights and preferences of the capital units or preferred stock relative to our incentive units or Comera Common Stock at the time of each grant;

•	the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our pipeline programs;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our equity;

•	the likelihood of achieving a liquidity event or a sale of our company in light of prevailing market conditions; and

•	the analysis the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

The dates of our valuations have not always coincided with the dates of our stock option grants. In determining the fair value of the shares underlying options set forth in the table above, we considered, among other things, the most recent contemporaneous valuations of our ordinary shares and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included our stage of development and commercialization and our business strategy, our operating and financial performance and current business conditions.

Our valuations were prepared using the option-pricing method, or OPM, which treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The future value of the common stock is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

As of December 31, 2021, we had cash, cash equivalents, and restricted cash of $6.6 million. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material impact on our cash, cash equivalents, and restricted cash, financial position or results of operations.

Foreign Currency Exchange Risk

We are not exposed to significant foreign exchange rate risk. Our headquarters are located in the United States, where the majority of our general and administrative expenses and research and development costs are incurred in U.S. dollars. A limited amount of our contracts may be denominated in foreign currencies. We believe that a 10% change in the foreign currency exchange rates would not have a material impact on our financial position or results of operations.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in the notes to our financial statements appearing elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Unless the context otherwise requires, all references in this “Information About Comera” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Overview

Comera Life Sciences, Inc. is a preclinical stage life sciences company dedicated to promoting a compassionate new era in medicine. We apply a deep knowledge of formulation science and proprietary technology to optimize biologic medicines. Our internal portfolio of proprietary techniques known as our SQore™ platform, is designed to potentially:

•	transform essential biologic medicines from intravenous (“IV”) to subcutaneous (“SQ”) forms;

•	optimize current versions of subcutaneous biologics;

•	and produce biosimilar versions of existing subcutaneous products.

We aim to develop these potentialities in order to transform administration from IV to SQ and thereby provide patients using biological products through intravenous infusion, and their families, with the freedom of self-injectable care which, we believe, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs and increasing patient compliance.

The SQore™ platform, which is the foundation of our work, is supported by an extensive patent portfolio and encompasses years of knowledge and development from our team of scientists, including industry-leading experts in polymer engineering and interfacial dynamics (the way that different molecules interact) who are inventors on dozens of patents and have published widely-cited research in their fields. We believe that our combined polymer and small molecule capability will allow us to leverage a mechanistic understanding of protein-protein and protein-solvent interactions to identify suitable excipients for specific formulations, that allows the active, therapeutic ingredient to enter the body and arrive with sufficient potency.

We aim to achieve our mission by developing our own portfolio of therapeutic product candidates and by collaborating with pharmaceutical and biotechnology companies to transform their biologic medicines into enhanced SQ formulations.

Since our founding in 2014, we primarily engaged in early-stage, preclinical studies, commissioned on a fee-for-services basis by larger pharmaceutical companies and have not yet developed any products approved for marketing. Our studies for larger companies were generally early-stage investigations, often amounting to proof-of-concept work, aimed at moving existing formulations from IV infusion to SQ delivery via injection.

In 2021, we brought on a new leadership team and carried out a transition of our business model. We shifted away from simple “fee for services” formulation work and focused our efforts on engaging with higher-value-add partners in integrated, collaborative projects to develop formulations for their key products. We are currently working with multiple companies under research and development service agreements. These agreements typically have a term of less than 12 months and provide for an initial payment by the company of a fee to Comera for the evaluation by Comera of its proprietary technology for viscosity reduction with the other company’s proprietary biotherapeutic agent. The agreements set forth the detailed research plans and the related timeline for completion of the research. The agreements provide that each party retains ownership of its technology throughout the process. Upon completion of the project, the parties may negotiate in good faith the terms of a license agreement. If the parties do not successfully negotiate a license, each party retains ownership of its technology and neither party may use the joint invention. Because these research and development service agreements may result in the future negotiation and execution of licensing agreements, we believe these projects provide far greater opportunities for generating revenue. When we meet our partners’ defined project criteria for the formulations, we will seek a license agreement to receive license fees, milestone payments, and longer-term and more stable royalty revenue on commercial assets that are vital to our partners.

On January 7, 2022, we changed our name from ReForm Biologics, Inc. to Comera Life Sciences, Inc. This change marks our development into a revenue-generating, commercially-focused business with the potential to derive future revenue from multiple existing and future partnering opportunities.

The Market

According to BCC Research, LLC, the global market for biologic therapeutic drugs (or biotherapeutics), which are drugs produced from living organisms, was approximately $286 billion in 2020, and is estimated to grow to approximately $422 billion in 2025, representing an 8.1% CAGR over the next five years. Global market growth is attributed to the ongoing rising prevalence of chronic and acute diseases as well as general aging of the population. Therapeutic proteins, including monoclonal antibodies, accounted for 66% of the overall biologic market and is anticipated to grow at the highest rate. North America held the highest market share in 2020, at 34.8% and is expected to grow at an 5.6% CAGR over the next 5 years, with the Asia-Pacific region anticipated to grow at the highest rate over the next 5 years, with a CAGR of 10.3%.

The rapid expansion of biotherapeutics is largely driven by monoclonal antibodies, or mAbs. The high target specificity of mAbs, their overall low toxicity and immunogenicity, or ability to “prime” the immune system to respond, compared to conventional pharmacotherapies make mAbs helpful in treating life threatening cancers as well as inflammatory, cardiovascular, respiratory, ophthalmic and infectious diseases. mAbs have a low potency when compared to more traditional therapeutic drugs and so are typically administrated in high doses, up to several hundred milligrams, via slow intravenous infusion, generally by inserting a needle into the patient’s vein in the arm and adding the mAbs to a saline solution that slowly feeds through the needle and into the patient’s blood stream. This time-consuming “IV drip” process typically requires medical supervision that increases the burden on the health care system and negatively impacts the patient’s quality of life, especially those with limited mobility and with conditions needing long-term treatment. Our technology is designed to enable many IV mAbs to move to SQ injection through the use of excipients (specialized formulation ingredients) that reduce the high viscosity associated with SQ injections.

Industry Challenges

There has been little technology advancement for therapeutic protein product formulation in the industry over the past decade. Currently there are three major problems that Comera’s technologies and formulations are designed to address:

Problem 1: High concentrations and high formulation viscosity. Conventional IV delivery of biologics is accomplished by administering a dilute solution of the drug, typically in 100-1000 mL of saline solution. By contrast, the SQ delivery route requires a much lower injection volume such as 1-2 mL, so the same amount of drug must be highly concentrated in a small volume of liquid to be delivered by SQ injection. Highly concentrated solutions of protein biologics become viscous, meaning that products tend to be thick and therefore cannot be delivered by a syringe except with large volumes administered with large bore needles at high force. This becomes very uncomfortable or even painful for patients. Certain excipients can be added to modify the drug formulation to enable high concentration while maintaining viscosity low enough for SQ administration. IV infusion can take over several hours, while SQ injection by syringe can be completed in seconds and can be self-administered in a home setting, thereby making it more desirable to patients. SQ administration of biologics can improve patient compliance, thereby improving disease control, and saving on healthcare costs.

Problem 2: Protein aggregation and formulation instability. Biotherapeutic proteins have limited stability in solution and especially in highly concentrated solutions, and this can cause aggregation, forming soluble and insoluble clumps, or aggregates, that can exist as visible or subvisible particles. Protein aggregation can be caused by thermal stress, mechanical agitation, freeze/thaw cycles, or other stress factors. These aggregates can cause immunological and other adverse reactions in patients receiving the biotherapeutic agent. A surfactant, a substance that reduces interfacial tension, can be added to reduce the tendency for the proteins to form aggregates. However, the most common surfactants used consist of polysorbates which contain a labile ester bond that can either thermally or enzymatically break down in solution. Ester bond cleavage yields byproducts of a water-soluble sorbitol derivative and a water-insoluble fatty acid salt. The fatty acid salts can aggregate into particles and adsorb to proteins and surfaces. In short, polysorbates are known to break down, aggregate, attach to proteins and surfaces, and cause the product to degrade during storage. Replacing polysorbates with a more stable surfactant would reduce aggregation, thus improving to patient care. Comera has developed new, patented surfactant replacement compounds that it believes can be used as an alternative to polysorbates, offering a new approach that avoids the problems associated with these materials. In our laboratory testing, the new surfactant replacement compounds have shown the ability to prevent antibody aggregation upon exposure to shear stress; moreover, the surfactant replacement has been shown to avoid oxidation and aggregation of the therapeutic antibodies upon storage of formulations at 4, 25, or 40°C temperatures. This oxidation and aggregation is evident when polysorbates are used. This work has been presented at an industry conference and validated at the internal R&D group of one of the largest multinational chemical companies. In addition to the surfactants, Comera has developed new thermal stabilizers that it believes can be used to protect protein formulations from thermal degradation in storage conditions, and this can reduce the dependency on cold-chain storage and handling requirements of the finished drug products. In our laboratory testing, the new thermal stabilizers have been shown to reduce formation of antibody aggregates upon storage of antibodies at accelerated stress conditions of 40°C.

Problem 3: Viscosity and instability in manufacturing. After fermentation, biotherapeutic proteins are purified and isolated during a series of steps termed downstream processing. The final protein product can then be isolated. Adverse conditions during downstream processing, such as mechanical shear, pH swings, high concentration, and temperature, can cause protein denaturing, aggregation, and particle formation as they are being purified and isolated. This results in a reduced amount of purified protein passing the filtration process, increases the time required, increases costs, and shear instability, and decreases purification yield. The SQore™ platform technology is expected to benefit manufacturing and purification steps by reducing viscosity, enabling higher product recovery, reducing aggregation, and improving filtration efficiency.

The following diagram illustrates these three major problems:

Our new surfactant replacements and thermal stabilizers have not yet been used in clinically-approved products, but, we believe, validate our technology platform and well-position us to develop viable product candidates.

Our Technology Platform

Comera has developed, and continues work on, an internal portfolio of proprietary techniques that we call the SQore™ platform. Our SQore™ platform, supported by an extensive patent portfolio and encompassing years of development and experience, is designed to enable the conversion of IV biologics to SQ versions. The SQore™ platform includes proprietary structural calculations combined with analytical measurements to guide the selection of excipients for a given protein. Comera has customized, high-throughput analytical screening methods for the selection and optimization of excipients in a formulation. We have developed a library of over 200 excipients that are well established chemical structures, most with known toxicology profiles so that data to support regulatory requirements may be more readily assembled. The library is based on structure-mechanism of action and includes a number of proprietary assays, including an assay for excipient-protein unfolding inhibition. Currently we are developing a proprietary database on our excipient library to mine the data for the selection of the best excipient for each specific biologic protein.

Our library of over 200 excipients has been created, validated by our proprietary testing methods, and filed for intellectual property protection. Comera’s patent portfolio includes 6 issued U.S. patents, plus patents in Canada, Japan, and China with over 35 other pending applications. We believe our technology meets the current needs of the biotherapeutics industry: a wider range of excipient options to make medications with lower viscosity and greater stability that can be produced more efficiently and without conventional surfactants. This also allows for a greater range of product performance through different concentrations and dosing regimens.

Wider excipient options: Excipients are functional ingredients that are added to pharmaceutical formulations to improve their physical properties, stability, or safety. Our team of experienced scientists includes industry-leading experts in colloid science, polymer engineering, and interfacial dynamics, who are inventors on dozens of patents and have published widely-cited research in their fields. We believe that our technology, our team, our solid grounding in traditional protein chemistry and the resulting polymer and small molecule capability allows us to run structural calculations to identify a suitable excipient to deliver each specific biologic formulation subcutaneously. We believe Comera’s excipient capability addresses the market need for a wider range of options as formulators have been using the same short list of excipients for decades while the number of therapeutics has expanded dramatically in that period. Moreover, extant excipients were originally selected for traditional small-molecule therapeutics. Today’s biologics are comprised of larger molecules that result in higher solution viscosity unless a new excipient can be identified. The Comera technology is optimized for these larger molecules and the high concentrations needed for SQ injections. The Comera excipients are not new chemical entities. Instead, we select compounds that have a known safety profile. Our team focuses on deploying the latest formulation methods and has experience working on the formulations of dozens of protein therapeutics.

In contrast, some competitor approaches use combinations of amino acids as excipients, and these are generally less effective at managing viscosity, limiting protein aggregation, and holding manufacturing costs down. Some competitor patents describe the use of new chemical entities that would require new GMP manufacturing plus extensive regulatory and safety studies. By comparison, Comera’s excipient library offers numerous options that have not previously been considered. We believe that we have industry-leading expertise in biolayer interferometry which can be used to assess protein-excipient interactions in small sample volumes. The SQoreTM excipient data are protected by our IP portfolio and can only be accessed through licenses granted by Comera.

Lower Viscosity: Comera’s viscosity reduction technologies are being developed to significantly lower the viscosity of highly concentrated drug products. Highly viscous products tend to be thick and therefore cannot be delivered by a syringe. Instead, they must often be administered by intravenous infusion. By lowering the viscosity, Comera hopes to open up potential new dosing protocols for these biologics, including a shift from intravenous infusion to SQ injection by syringe, and improvements on existing subcutaneous biologics. Our viscosity-reducing excipients have been tested on a wide range of antibodies including most of the top selling mAb drugs. Comera has partnered with over 10 top-tier pharma companies on high concentration formulations of antibodies. The viscosity reductions were confirmed by each of the pharma partners by testing validation samples. Between partnerships and internal studies, Comera has utilized the SQore™ platform to investigate improved formulations of biologics from 16 of the top 20 pharma companies, based on 2020 revenues. Comera has state-of-the-art analytical equipment that can characterize the protein formulations of excipient candidates, plus scientists who are experts in biophysical characterization.

Caffeine is the first excipient that we have employed extensively for viscosity reduction of therapeutic antibodies. Protected by US Pats. No 10,478,498, 9,605,051, and 9,867,881 along with issued patents in Canada, Japan, and China, plus a portfolio of other patent applications filed world-wide, our method of using caffeine in this way has significantly reduced viscosity for highly concentrated formulations for antibodies. We have performed over 20 viscosity reduction projects internally and with our partners, and have achieved a greater than 95% success rate at reducing viscosity of protein formulations at concentrations ranging from 125-275 mg/mL. In comparison, excipients such as arginine and NaCl, which are typically used in the industry for viscosity reduction, had marginal or no impact on reducing viscosity of some of the mAbs tested. In addition, we have identified the mechanism of action as to how caffeine and other excipients reduce viscosity.

The following chart shows the viscosity and diffusivity, respectively, of a partner’s mAb formulation at increasing levels of concentration. In the concentration versus viscosity chart, the mAb formulation can be made at high concentrations (200 – 240 mg/mL) while maintaining a relatively low viscosity using caffeine as an excipient. Without the caffeine excipient, the viscosity is much higher at the 200 – 240 mg/mL concentration range. A comparison of arginine (green star symbol) shows that caffeine produces lower viscosity than arginine in this formulation. In the protein concentration versus diffusivity chart, the slope of the line is defined as kD, a protein interaction parameter. The formulation without caffeine has a kD value of 12.1 mL/g which indicates repulsive protein-protein interactions. With caffeine, the formulation has a kD value of 22.5 mL/g, indicating stronger repulsive protein-protein interaction forces. In general, changing a kD value from negative (attractive) to positive (repulsive), or from a low positive value to a higher positive value, can indicate less tendency to form viscous solutions.

Viscosity Reduction of Pharma Partner Antibody with Caffeine

For viscosity reduction, we believe based on our research described below, that use of caffeine is safe in humans at use levels of about 15-30 mg caffeine for a 1-2 mL subcutaneous dose. This amount of caffeine is lower than the amount in a typical cup of coffee or tea. Caffeine currently is used in FDA approved products administered parenterally, as well as orally, with a well-established, known safety and usage profile. Comera filed a Type IV Drug Master File (DMF) for caffeine with the FDA in January 2017. The FDA does not review or “approve” a DMF filing, but the information in the filing is available to the FDA on a confidential basis to support any future drug application we may file. Comera would need to develop substantial additional information to support any such applications.

Our advances in caffeine use prompted our research & development team to publish a peer-reviewed article in the November 2021 edition of the Journal of Pharmaceutical Sciences (volume 110, pages 3594-3604), a peer-reviewed journal for breakthrough drug formulation research. It documents the potential benefits of new excipients like caffeine in reducing the viscosity of concentrated formulations of two marketed antibodies: ipilimumab, marketed as Yervoy® by Bristol Myers Squibb, and infliximab, marketed as Remicade® by Janssen Pharmaceuticals. While the conventional excipients, sodium chloride, or NaCl, and arginine did not reduce infliximab viscosity, caffeine reduced viscosity 77%. Likewise, caffeine reduced ipilimumab viscosity by 45%, 57%, and 78% in three different buffers, all while maintaining industry standard stability requirements. All four of these reductions are sufficient to potentially allow SQ delivery. The paper reported that the in vitro biological activity of both therapeutics using the caffeine excipient was confirmed, showing by BLI-based ELISA method against CTLA-4, no loss of activity for ipilimumab in the presence of caffeine, and showing by a cell-based bioassay at a third-party laboratory that infliximab did not lose anti-TNF activity in the presence of caffeine. Moreover, the attractive protein-protein interactions were shown to have a relationship with viscosity, and the caffeine excipient is shown to reduce these potentially harmful interactions.

Comera has also evaluated its approach to low viscosity excipients through animal testing to assess the viability of SQoreTM platform to deliver by SQ injection vs. IV infusion. The first test series showed no negative effects of the caffeine excipient on Sprague Dawley® rats, upon administration by IV and SQ. A second test series on Sprague Dawley® rats commissioned from WuXi AppTec, conducted in New Jersey, began in December 2021 and results are expected to be available by February 2022. The goals of this second test series are to compare IV to SQ administration, compare caffeine as an excipient to a control excipient, measure absorption, serum concentrations of the mAb to generate a PK profile, and bioavailability over different routes of administration, such as injection in the arm or leg and observe the rats for any signs of positive or negative health effects. Initial indications show no negative effects at the injection site and the rats are gaining weight normally.

The following charts compare the viscosities of infliximab, ipilimumab and adalimumab, using various excipients and at increasing concentrations:

Viscosity Reduction of Therapeutic Antibodies with Caffeine

Enhanced stability: Protected by U.S. Patents No. 10,016,513, 10,279,048, and 10,610,600, Comera has developed two new types of surfactant replacements that are structurally different and displace protein from interfaces to mitigate particle formation. Importantly, unlike polysorbates, none of these surfactant replacements contain unstable ester bonds. The result is a more robust, aqueous, homogeneous protein formulations that are resistant to a variety of stress conditions. These new excipients have added benefits in that they do not form micelles in the same way that conventional polysorbates do, and as a result these new Comera excipients can be added before filtration steps without becoming artificially over-concentrated during processing. This offers new potential to stabilize therapeutic proteins during processing steps, where the conventional polysorbates are incompatible due to their tendency to form micelles and become concentrated during processing. In our laboratory testing, the new surfactant replacement compounds have shown the ability to prevent antibody aggregation upon exposure to shear stress; moreover, the surfactant replacement has been shown to avoid oxidation and aggregation of the therapeutic antibodies upon storage of formulations at 4, 25, or 40°C temperatures. This oxidation and aggregation is evident when polysorbates are used. This work has been presented at an industry conference and validated at the internal R&D group of one of the largest multinational chemical companies.

Improved manufacturing: We have utilized caffeine and other excipients in bench lab scale studies to reduce viscosity. Comera’s surfactant replacement technologies can potentially improve the throughput efficiency and overall yield of downstream processing which may reduce the cost of goods for the drug product.

Comera’s Strategy

Our business model has a two-pronged approach. First, we plan to develop therapeutic formulations by collaborating with biopharmaceutical companies to optimize their products, offering licenses specific to the formulations that we create for them. We believe this combines a lower-risk licensing driven platform technology with a multi-billion dollar biopharmaceutical upside. Second, Comera plans to develop its own proprietary formulations for legacy molecules. We plan to exclusively license these formulations to biopharmaceutical companies and biosimilar companies. Both of these business approaches – the collaborations and the internal pipeline – will potentially benefit from Comera’s SQore™ platform technology to make formulations with optimized viscosity, concentrations and stability.

The key elements of our strategy include:

Drive future revenue from multiple existing and future partnering opportunities

In order to maintain near-term revenue and drive ongoing revenue growth, we intend to continue partnering with biopharmaceutical companies to develop their assets into SQ formulations utilizing our SQore™ platform, with a focus on later-stage commercially licensed or late-stage assets. Possible clinical milestone payments will be used to provide near-term revenue while exclusive licensing agreements with royalties based on the sales of the biopharmaceuticals formulated with Comera’s preclinical stage technology will provide future revenue growth. We have entered into collaborations ranging from proof-of-concept research projects to full-fledged formulations and believe that our collaboration partners are satisfied with the results we deliver.

Advance our own pipeline programs

Comera is developing its own proprietary biologics that leverage our technology to improve existing, approved biologics. To do this we will examine an existing, patented biologic that we license from the patent-holder and attempt to create a patentable biologic of our own that keeps the therapeutic elements of the pre-existing biologic but makes it better by, for example, adding additional therapeutic qualities or eliminating elements that cause negative side effects. We will file IND applications and conduct clinical trials in order to obtain our own approvals of these products. We believe that our SQore™ platform may help us develop our products faster and at lower risk and cost than would be expected for standard new biological product development, because, for example, we will have a precedent for the types of clinical studies that FDA is likely to agree to in support of a BLA for our products. Although our focus will be on developing SQ products, we will not limit our efforts to this area and will consider pursuing product candidates that may deliver other benefits such as shortened infusion times.

We will explore options to license these formulations to leading biopharmaceutical companies or continue to bring these important advancements to market ourselves. We believe this strategy has a significantly higher value potential than our partnering agreements since we will be targeting large existing markets that we identify based upon where the SQore™ platform is likely to give us the greatest boost.

We will carefully evaluate potential in-licensed product candidates based on the following criteria: area of significant unmet medical need; strong scientific rationale and established clinical and regulatory pathways; defined competitive landscape and potential future commercial opportunity; and license exclusivity.

Product Pipeline

In addition to the revenue opportunities provided by using our SQore™ platform to partner with third-party patent-holders, we have several therapeutic product candidates in our product pipeline readying for commercialization when existing third-party therapeutics go off-patent.

We are currently advancing our main product programs: CLS-001, a preclinical stage biobetter for Crohn’s and Ulcerative Colitis disease, and CLS-002, a preclinical stage biobetter for various oncology indications.

CLS – 001 Subcutaneous formulation of a marketed, IV administered monoclonal antibody therapeutic for Crohn’s disease and ulcerative colitis. Comera has initiated development work on CLS-001 and we currently anticipate that we will initiate manufacturing process development work with our development and manufacturing partner in the second quarter of 2022. We anticipate filing our IND for CLS-001 in the first quarter of 2024 and initiating first in human studies by the second quarter of 2024. Based on our analysis, we estimate the peak sales opportunity for CLS-001 to be between $250-$500MM in our base case, with upside potential significantly greater than $500MM depending on future competitive landscape assumptions.

CLS – 002 Subcutaneous formulation of a marketed, IV-administered immuno-oncology targeted monoclonal antibody. Comera is validating our previously-conducted internal formulation development work and intends to initiate manufacturing process development of CLS-002 with our contract manufacturing partner in the third quarter of 2022 with the goal of filing our IND in the third quarter of 2024. Based on our analysis, we estimate the peak sales opportunity for CLS-002 to be between $500-$800MM.

CLS – 003 We are currently finalizing technical, legal and commercial diligence on our next pipeline program to be initiated from a short list of prioritized pipeline candidates. We intend to finalize selection and initiate formulation development work on CLS-003 in the third quarter of 2022.

Manufacturing

Regarding our internal pipeline development and eventual commercialization of our products, the development and manufacturing of biologic drugs is a highly capital-intensive and technologically complex process. As such, we intend to partner with industry-leading contract development and manufacturing (CDMO) organizations for key aspects of our development and commercialization plans, including production of monoclonal antibody proteins and final drug product formulation for our preclinical, clinical study programs and eventually commercial manufacturing, quality release testing, and fill/finish.

Customers

The key customers for our partnering activities include pharmaceutical and biotechnology companies who are either developing or commercializing innovative and/or biosimilar monoclonal antibody drug formulations, most commonly intravenous formulations for which the partner seeks to develop a subcutaneous formulation. Other potential customers include pharmaceutical and biotechnology companies who have existing subcutaneous monoclonal antibody drugs and are seeking to optimize delivery using next-generation transdermal delivery technology (e.g. needleless systems, microneedle delivery). With regard to our internal pipeline, our customers would be the same as traditionally defined for approved drugs. The ultimate users of our commercialized drug products would be patients. However, as is typically defined in the U.S. healthcare market, third party payers, pharmacy benefit managers and/or healthcare institutions are the entities that would pay for our products and with whom we, or a commercial partner on our behalf, would contract to establish rates of reimbursement.

At this time, it is too early in our pipeline product lifecycle to determine the optimal commercialization pathway (e.g. license or sell rights to another pharmaceutical company, partner with third-parties to execute commercialization functions, or commercialize ourselves) and as we approach key milestones in development, we will retain all options and determine what is in the best interest of the company and shareholders to maximize value of our programs.

Our development agreements with pharmaceutical and biotechnology companies include research collaboration agreements, where an evaluation fee is paid to us by our partner to research and evaluate the applicability of our SQore™ platform technology to the partner’s drug. If our technology is successful in the research evaluation phase and the partner desires to incorporate our SQore™ technology in their drug program, licensing terms including any combination of upfront licensing fees, milestone payments, royalty payments would be contemplated.

Competition

We face competition in the area of new formulation and delivery strategies for biologics, including some established companies and some earlier stage biotechnology companies. Excelse Bio, Arecor, and Eagle Biologics use excipient-based approaches to optimize protein formulations, using either amino acids or new compounds. Lindy Biosciences uses a microglassification approach to make a suspension of protein particles in a nonaqueous carrier fluid. Halozyme and Alteogen are companies that market hyaluronidase technology to allow subcutaneous injection of larger volumes than traditional SQ approaches. Rani Therapeutics offers an oral capsule drug delivery system that is pH-activated to inject a formulation into the walls of the intestine. We believe that our SQore™ platform is well-positioned versus other approaches, representing a scientifically-validated, well-characterized excipient technology, including ingredients previously used in humans, allowing for low-volume, easy-to-administer subcutaneous formulations across multiple different mAbs.

Intellectual Property

Comera has developed a strong and differentiated intellectual property position that protects our formulation technology and its potential uses. Currently, we have five issued US patents shown below. We also received notice of allowance for a Japanese patent on caffeine for viscosity reduction and a third patent on our surfactant replacement. A summary of our active intellectual property portfolio is shown below.

Title	U.S. Application Number	U.S. Patent Number	U.S. Granted Claim Type
Viscosity-Reducing Excipient Compounds for Protein Formulations [Foreign counterparts: issued JP6674901B2 and JP6983266B2, issued CA 2951716, issued CN ZL2015800398346; pending in EP, IN, and KR (PCT/US2015/036724)]	14/966,549	9,605,051	formulation
	15/434,379	9,867,881	formulation
	16/284,583	pending	pending
Excipient Compounds for Biopolymer Formulations	15/331,197	10,478,498	formulation
	16/659,046	pending	pending
Excipient Compounds for Biopolymer Formulations	63/280,080	pending provisional	pending
Excipient Compounds for Protein Processing	15/896,374	pending	pending
Excipient Compounds for Protein Formulations	17/011,014	pending	pending
	17/332,521	pending	pending
	17/175,162	pending	pending
	17/471,518	pending	pending
Stabilizing Excipients for Therapeutic Protein Formulations [Foreign counterparts: issued CA 3030422; pending in KR, EP (PCT/US2017/041691)]	15/647,669	10,279,048	formulation
	15/676,168	10,016,513	formulation

U.S. Biopharmaceuticals Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. We, along with our vendors, contract research organizations, or CROs, clinical investigators, and contract manufacturing organizations, or CMOs, will be required to comply with the various preclinical, clinical, manufacturing, and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and biologics under the FD&C Act and the Public Health Service Act, or PHSA, as amended, and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the U.S. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. For biologic product candidates regulated under the FD&C Act and PHSA, FDA must approve a Biologics License Application, or BLA. The process is similar and generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

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completion of the manufacture, under current Good Manufacturing Practices, or cGMP, conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

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satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biological product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•	payment of user fees for FDA review of the NDA or BLA; and

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FDA review and approval of the NDA or BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical studies and clinical trials for drugs and biologics

Before testing any drug or biologic in humans, a product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed at any time after a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA may nevertheless accept the results of the study in support of an NDA or BLA if the study was well-designed and well-conducted in accordance with GCP requirements, including that the clinical trial was performed by a qualified investigator(s); the data are applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful, and that the trials were conducted in compliance with all applicable U.S. laws and regulations, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA or BLA.

In August 2018, the FDA released a draft guidance entitled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce development costs and time.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA or BLA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. marketing approval for drugs and biologics

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. A BLA is a request for approval to market a new biologic for one or more specified indications and must contain proof of the biologic’s safety, purity and potency for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA must approve an NDA or BLA before a drug or biologic may be marketed in the United States.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews an NDA or BLA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or BLA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA or BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA or BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA or BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Pediatric information and pediatric exclusivity

Under the Pediatric Research Equity Act, or PREA, as amended, certain NDAs and BLAs and certain NDA and BLA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug or biologic for an indication for which orphan designation has been granted, except that PREA will apply to an original NDA or BLA for a new active ingredient that is orphan-designated if the drug or biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

A product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. post-approval requirements for drugs and biologics

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Promotional materials for approved drugs and biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs and biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third party manufacturers that a sponsor may use. Additionally, manufacturers and other parties involved in the drug supply chain for prescription drug and biological products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; and

•	mandated modification of promotional materials and labeling and issuance of corrective information.

United States biosimilars and exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, signed into law in 2010, includes a subtitle called the

Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars in the United States. Biosimilarity, requires, among other things, that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, including that the proposed biosimilar product has the same strength and concentration as the reference biological product. These criteria can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

In contrast to biosimilars, a follow-on version of a previously-approved biological reference product containing alterations to the reference product’s chemical structure, delivery system, or other functional features that provide a clinical benefit over the original reference product (unofficially referred to as a “biobetter”) would not meet the regulatory criteria to be a biosimilar, and the product would be ineligible for approval under the biosimilar pathway of section 42 U.S.C. 351(k).

While the enactment of the BPCIA created an abbreviated pathway for the approval of biosimilar and interchangeable biological products, but not for proposed “biobetter” products, there is still considerable uncertainty with respect to the FDA’s approval process. While applications based on biosimilarity may not be required to duplicate the entirety of preclinical and clinical testing used to establish the underlying safety and effectiveness of the reference product, the FDA may refuse to approve an application if there is insufficient information to show that the active ingredients are the same or to demonstrate that any impurities or differences in active ingredients do not affect the safety, purity or potency of the product. In addition, applications based on biosimilarity will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency. Due to the uncertainty surrounding the approval of biosimilar/biobetter products, our product candidates may never result in commercially viable products.

Other regulatory matters

Manufacturing, labeling, packaging, distribution, sales, promotion and other activities of product candidates following product approval or commercialization are also potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject. Additionally, the activities associated with the commercialization of product candidates is subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including state licensing requirements, extensive recordkeeping, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in statutes, regulations, or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other healthcare laws

Coverage and reimbursement

Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. In the United States and markets in other countries, patients generally rely on these governmental or other payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payers tend to follow CMS to a substantial degree. Further, due to the ongoing COVID-19 global pandemic, millions of individuals have lost or may lose employer-based insurance coverage, which may adversely affect our ability to commercialize our products.

Payers determining reimbursement level consider multiple factors, including whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Other healthcare laws and compliance requirements

In the United States, our current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, CMS, other divisions of HHS (such as the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. Our clinical research, sales, marketing, scientific/educational grant programs, collaboration agreements, and partnerships with third-party payers, providers, pharmacy benefit managers, and other entities may be subject to the following laws, each as amended, as applicable:

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the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs; a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and providers, prescribers, purchasers and formulary managers, among others, on the other. The U.S. Department of Health and Human Services, Office of Inspector General, or OIG, heavily scrutinizes relationships between pharmaceutical companies and persons in a position to generate referrals for or the purchasing of their products such as healthcare providers and pharmacy benefit managers;

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the federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by, Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the False Claims Act and to share in any monetary recovery;

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HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal transparency requirements under the Affordable Care Act, or ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which require applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Further, on November 30, 2020, the OIG, published modifications to the federal Anti-Kickback Statute. The rule removes safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and a manufacturer. These modifications were originally set to take effect on January 1, 2022. However, in response to a lawsuit, the Biden administration delayed the effective date of the November rule until January 1, 2023. Further, implementation of this rule is currently under review by the Biden administration and the rule may be amended or repealed. If the rule is enacted in its current form, we may be required to structure our arrangements with pharmacy benefit managers in a way that ensures compliance with all of the elements of any applicable safe harbors.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer.

Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare reform

Payers, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021, through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. Additionally, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions after January 20, 2021.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. The MFN is currently subject to ongoing litigation. Further, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. If implemented, importation of drugs from Canada and the MFN Model may materially and adversely affect the price we receive for any of our product candidates. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons expected to become the executive officers and directors of Holdco following the Business Combination.

Name	Age	Position
Executive Officers:
Jeffrey S. Hackman	62	Chairman, President and Chief Executive Officer
Neal Muni, MD	48	Executive Vice President and Chief Operating Officer
Dr. Robert Mahoney	57	Chief Scientific Officer
Michael G. Campbell, CPA	54	Interim Chief Financial Officer

Class I Directors:
Rev. Dr. Jim Sherblom	66	Director
Barbara Finck, MD	74	Director
Stuart Randle	62	Director

Class II Directors:
Jeffrey S. Hackman	62	Chairman, President and Chief Executive Officer
Edward Sullivan, CPA	59	Director
John Yee, MD, MPH	58	Director

Class III Directors:
Roopom Banerjee, MPP	45	Director
Kirsten Flowers	47	Director
William A. Wexler	62	Director

Management

Jeffrey S. Hackman has been our President and Chief Executive Officer since September 2021. Prior to joining Comera, he was President of U.S. Operations from 2019 to 2021 for EUSA Pharma, a global pharmaceutical company focused on cancers and rare diseases. Previously, form 2017 to 2018, Mr. Hackman filled several roles at Aegerion Pharmaceuticals Inc., finishing as action CEO of its parent company, Novelion Therapeutics Inc. (NVLNF). Under his leadership, Novelion reached profitability. He joined Novelion from Shire Inc., where he had been Senior VP and Head of U.S. Internal Medicine / Oncology Franchise from 2016 to 2017. Previously, he established the North American oncology commercial division for Baxalta, following two years leading US commercial operations for Sigma Tau. He has also held senior roles in several other pharmaceutical companies. Mr. Hackman is well qualified to serve as our President and Chief Executive Officer and as a director due to his extensive industry experience in senior management and leadership positions.

Neal Muni, MD our Executive Vice President and Chief Operating Officer, entered these roles in September 2021. From July 2014 to January 2020 he was the CEO of Azurity Pharmaceuticals, a privately-held pharmaceutical company focusing on patients with underserved conditions. Under Dr. Muni’s tenure at Azurity, he led two successful private equity transactions including a company sale, and oversaw the FDA approval and commercial launch of two pipeline drugs in the infectious disease and pediatric cardiology markets, as well as four INDs filings. Dr. Muni’s notable other experience includes over 20 years of ongoing affiliation with the Brigham and Women’s Hospital and Harvard Medical School as Associate Physician and Instructor in Medicine, and his prior appointment to the FDA as a Medical Officer in the Division of Cardiovascular Devices. Dr. Muni is well-qualified to serve as our Executive Vice President and Chief Operating Officer due to his extensive industry and regulatory experience.

Dr. Robert Mahoney serves as a member of our Advisory Board and has been our Chief Scientific Officer since 2021 and our Vice President of Research & Development since 2014. Dr. Mahoney has spent over 25 years leading the development and commercialization of disruptive new products and processes for industries including pharmaceuticals, agrochemicals, oilfield technologies, water treatment, and process treatment. From 2015 to 2017 he served as Vice President of Research & Development at Crop Enhancement Inc. where the nontoxic barrier coating CropCoat® was developed and commercialized as an alternative to pesticides to increase yields in cocoa, coffee, citrus, and other high value crops. Prior to that, he served as Vice President of Research & Development at Soane Energy under David Soane, our Chief Technology Officer and Cofounder, leading to the outlicense and deployment of an innovative self-suspending proppant technology. Prior to joining Dr. Soane at Soane Energy, he was Vice President of Research & Development at Polymer Ventures, Inc. from 1996 to 2009 where he led the design and commercialization of many new specialty polymer products. Previously, Dr. Mahoney was a Senior Research Chemist at Nalco Water, an Ecolab Company (NYSE: ECL) from 1991 to 1996 where he developed new performance additives for water purification and treatment. Dr. Mahoney received his Ph.D. in physical organic chemistry from the University of Colorado at Boulder and has authored over 50 U.S. patents, plus additional publications, and presentations. Dr. Mahoney is well-qualified to serve as our Chief Scientific Officer due to his deep experience in research and development to develop and commercialize new products.

Michael G. Campbell, CPA is a consultant through Monomoy Advisors LLC and serves as the interim Chief Financial Officer of Comera. Previously, Mr. Campbell filled several senior finance leadership roles at Ortho Clinical Diagnostics (OCDX) from 2014 to 2021, including serving in the Office of the CFO and as Vice President, Corporate Controller and Head of Global Tax. From 1995 to 2014, Mr. Campbell held various senior leadership positions across the Global Finance organization within Boston Scientific Corporation (BSX), including Vice President of Investor Relations between 2012 and 2014 and regional CFO as Vice President of Finance, Asia Pacific and Emerging Markets based in Singapore from 2008 to 2012. In this position, he was responsible for the financial leadership and oversight of all business segments covering more than 40 countries, including start-up organizations in China and India. Prior to Boston Scientific, Mr. Campbell worked as a Financial and Information Systems Assurance Manager at Ernst & Young. Mr. Campbell received a B.S. degree in Accountancy from Bentley University and is a Certified Public Accountant. Mr. Campbell is qualified to act in the capacity of Chief Financial Officer of the company due to his professional qualifications, prior leadership positions and 30 plus years’ experience in business finance and accounting across the medical device and medical diagnostics industries.

Board of Directors

Rev. Dr. Jim Sherblom joined us as Executive Chairman and Director in January 2021 to lead our corporate reorganization, Series B fundraising effort, reposition our mission and vision, recruit a new senior management team, build out a diverse and inclusive board of directors, and seek future funding and served as Executive Chairman until February 2022. We are proud to have such an unusual and timely set of skills and life experiences available as we enter this compassionate new era in medicine. From 1980 to 1983 he worked for Bain and Company in Boston, London, and Munich. From 1984 to 1989 he served as Senior Vice President and Chief Financial Officer of Genzyme Corporation (Nasdaq: GENZ) and successfully transitioned Genzyme from a private to a public company. From 1989 to 1993 Dr. Sherblom served as Chairman and CEO of Transgenic Sciences Inc. (Nasdaq: TSI) which he also transitioned to public company status. For fifteen years from 1996 to 2011 he was the founding Managing Partner of Seaflower Ventures, a life sciences venture fund. From 2005 to 2015 he also served as Senior Minister at First Parish Unitarian Universalist in Brookline, MA. Since 2016 Dr. Sherblom has been focused on his investments in three private technology oriented social impact companies: GrainPro Inc. producing and distributing hermetic post- harvest solutions addressing hunger and extreme poverty in the developing world; Connected Homecare utilizing proprietary software and smart phones to monitor and provide better care for patients at home; and Comera Life Sciences utilizing proprietary technology to help develop and lead a new era in compassionate medicine. Dr. Sherblom holds a BA from Yale, an MBA from Harvard, and a Master’s in Divinity and Doctor of Ministry from Andover Newton Theological School.

Dr. Sherblom is well-qualified to serve as our director due to his extensive experience in senior management, finance, strategy, and investment, as well as the compassionate vision he brings to the industry.

Barbara Finck MD, has been the Chief Medical Officer of Coherus BioSciences, Inc. since 2013 and was instrumental in the development and approval of UDENYCA®, a biosimilar for pegfilgrastim (FDA and EMA approved in 2018) and a biosimilar for adalibumab (Humira®) recently FDA approved in December, 2021. Dr. Finck attended the University of California, San Francisco medical school where she subsequently trained in Internal Medicine and Rheumatology and was board certified in both. She has more than 25 years of preclinical and clinical drug development experience in academic and biopharmaceutical settings. Dr. Finck, whose drug development activities have spanned multiple therapeutic areas, started her pharmaceutical career at ALZA as medical director for early clinical development of Ditropan-XL®, to treat spasms of the bladder. At Immunex Corporation (Nasdaq: IMNX) (later acquired by Amgen Inc. (Nasdaq AMGN)) she was lead medical director from 1995 to 2000 and directed the Phase III clinical development of Enbrel® in early rheumatoid arthritis and juvenile idiopathic arthritis. She subsequently held senior level positions at several innovative biopharmaceutical companies. At Eos Biotechnology, she was Vice President for Clinical Development from 2000 to 2003 and following the acquisition of Eos Biotechnology by PDL Biopharma, Inc. (Nasdaq: PDLI) in 2003 she was Vice President, Clinical Development at PDLI until 2007 when she joined Osprey Pharmaceuticals USA as Senior Vice President, Research and Development and Chief Medical Officer from 2007 to 2010. From 2010 to 2012, Dr. Finck served as Chief Medical Officer of NKT Therapeutics, Inc. prior to joining Coherus BioSciences, where she was Chief Medical Officer from 2013 to December 2018. After a brief semi-retirement during which she was instrumental in the foundation of NVasc, a start-up biotech company focused on ischemic retinal diseases, she returned to Coherus as the acting Chief Medical Officer. Dr. Finck is well-qualified to serve as our director due to her extensive drug development and regulatory approval experience.

Stuart Randle has 30 years of biomedical experience including as Division President of Baxter Healthcare and its spin-off Allegiance Healthcare from 1993 to 1998, President and CEO of ACT Medical from 1998 to 2001, President and CEO of GI Dynamics Inc. (ASX: GID) from 2004 to 2014, and most recently, President and CEO of Ivenix, Inc. from 2015 to 2018. He serves on the Board of Directors of Teleflex (NYSE: TFX) and Beacon Roofing Supply (Nasdaq: BECN) and was previously on the Boards of Flex Pharma (Nasdaq: FLKS), Specialized Health Products International, Inc. (OTCBB: SHPI), and GI Dynamics Inc. (ASX: GID). He was also an Entrepreneur-in-Residence for Advanced Technology Ventures, LP, a healthcare and IT venture capital firm. Mr. Randle holds a BS from Cornell University and MBA from Northwestern University. Mr. Randle is well-qualified to serve as our director due to his extensive experience in industry senior management.

Edward Sullivan, CPA began his career with KPMG in 1985 as an auditor and retired from KPMG in 2020. He is a comprehensive business strategist and financial expert with 35 years of experience advising public and private companies at all stages of development from early stage, pre-IPO businesses to multi-billion-dollar market cap public companies. He has counselled multinational corporations in various industries and advised businesses through years of growth and transformational change. Mr. Sullivan holds a B.S. in Accounting from Bryant University. Mr. Sullivan is well-qualified to serve as our director due to his extensive strategic, and financial experience.

John Yee MD, MPH, is Chief Medical Officer at Sobi North America, where he has served since 2020. Prior to joining Sobi, he served in senior medical leadership roles at several companies: Senior Vice President, Medical Affairs at Flexion Therapeutics, Inc. (2019 – 2020); Senior Vice President and Global Head of Medical Affairs at Vertex Pharmaceuticals, Inc. (2017 – 2019); Vice President, Medical Affairs, Safety and Operations at Intarcia Therapeutics, Inc. (2016 – 2017); and Vice President, US Head Medical Officer and Vice President and Head of Medical Affairs for the US Diabetes franchise at AstraZeneca Pharmaceuticals (2011 – 2016); and progressive medical leadership roles at Genzyme Corporation from 2003 to 2011, including Vice President, US Medical Affairs, Vice President, Global Medical Affairs, and Vice President, Global Head, Evidence-Based Medicine and Health Outcomes Research. Dr. Yee earned his MD at Harvard Medical School and MPH in Health Care Management from the Harvard T.H. Chan School of Public Health. He completed his pediatric residency and fellowship training at Boston Children’s Hospital. Prior to joining the industry, Dr. Yee held leadership roles at Boston Children’s Hospital and was a faculty member at Harvard Medical School. Dr. Yee is well-qualified to serve as our director due to his long experience in senior medical roles.

Roopom Banerjee MPP, has over 25 years of experience spanning corporate strategy, investment banking, private equity, company formation, operating leadership and scientific research. Mr. Banerjee is the Founder and Managing Partner of WhiteLeaf Advisors since 2017, a Senior Advisor to Bain Capital, since 2020 and an Operating Partner at CRG Investments since 2018. Previously, Mr. Banerjee was President and CEO of Raindance Technologies from 2010 to 2016 which pioneered the first liquid biopsy blood tests for noninvasive cancer detection, Director of Investment Banking at Leerink Swann from 2005 to 2009, a Management Consultant at McKinsey from 1999 to 2005, and a Summer Associate at Goldman Sachs in 1998. Mr. Banerjee started his career as a scientist at the Dana Farber Cancer Institute, Whitehead Institute/MIT Center for Genome Research, and Massachusetts General Hospital. Mr. Banerjee holds dual B.S. degrees in Biology and Economics from MIT, and a Master’s in Public Policy from Harvard University. Mr. Bannerjee is well-qualified to serve as our director due to his extensive management, strategic, and investment experience.

Kirsten Flowers, CCO Kura Oncology, Inc. (Nasdaq: Kura), brings more than 15 years of pharmaceutical and biotech experience. She has been the Chief Commercial Officer for Kura since January 2020 and previously served as Senior Vice President of Commercial Operations at Array Biopharma Inc. (Nasdaq: ARRY) from 2017 to 2019 where she built and led the commercial organization that delivered the successful launch of Braftovi® + Mektovi® for patients with BRAF-mutant melanoma. Before joining Array, Kirsten was with Pfizer Inc. (NYSE: PFE) where she held several leadership positions, including the U.S. commercial lead for the launch of the blockbuster drugs IBRANCE® in breast cancer and INLYTA® in renal cell carcinoma. Ms. Flowers also serves on the board of directors for PMV Pharmaceuticals, Inc. (Nasdaq: PMVP). Ms. Flowers earned her MBA from Harvard Business School, and her BS in Molecular & Cellular Biology and Psychology from the University of Arizona. Ms. Flowers is well-qualified to serve as our director due to her extensive industry commercialization and launch experience.

William A. Wexler has served as a member of our strategic advisory board since November 17, 2020. Over the course of his career, Mr. Wexler has worked on over 150 individual projects, serving in various capacities including as Chairman, Chief Executive Officer, Chief Restructuring Officer and other designated roles of senior responsibility. Since April 2017, he has served as Chairman of the Board and in August 2017 he was also appointed Chief Executive Officer of Homer City Holdings, LLC, a holding company which owns and operates a multiple unit merchant power plant located in Pennsylvania. From July 2012 to December 2019 he served in various roles, including as Chairman of the Board, interim Chief Executive Officer, Chief Executive Officer and sole director and shareholder representative of Upstate New York Power Producers, Inc., a holding company that owned and operated power plants throughout upstate New York. In May 2016, he helped facilitate a sale of the company to an energy-specific hedge fund, generating a significant aggregate return to shareholders. From January 2012 to April 2013, Mr. Wexler served as Chief Restructuring Officer of VMR Electronics, LLC, a manufacturer of cable assembly products for the electronics interconnect industry. Between 2006 and 2011, he served as a Managing Director and national finance practice lead at BBK, Ltd., a turn-around advisory firm. From 2002 to 2005, he served as group Managing Director of corporate restructuring at Huron Consulting Group, LLC. From 2000 to 2002, he was a Managing Director at Berenson Minella & Co., a boutique investment-banking firm. Between 1986 and 2000 he served as a Senior Director at BNP Paribas, where he established and led Paribas Properties, Inc., a real estate investment arm of the bank, and also where he was a lead officer of the then newly created US asset workout group. Mr. Wexler started his professional career in 1981 in commercial lease brokerage, asset management and investment sales at Jones Lang Wootton (now Jones Lang LaSalle) where he worked until 1986. He earned a B.A. in Political Science from Johns Hopkins University.

Corporate Governance

We will structure our corporate governance in a manner OTR and Comera believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

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we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Combined Company Board After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with three directors in Class I (expected to be Rev. Dr. Jim Sherblom, Barbara Finck, MD, and Stuart Randle), three directors in Class II (expected to be Jeffrey S. Hackman, Edward Sullivan, and John Yee, MD, MPH), and three directors in Class III (expected to be Roopom Banerjee, MPP, Kirsten Flowers and William A. Wexler).

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

The Combined Company’s audit committee is expected to consist of Edward Sullivan (Chair), Kirsten Flowers, and Roopom Banerjee. The Board has determined each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that Edward Sullivan is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable Nasdaq requirements. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to the Combined Company’s accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Company’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of Roopom Banerjee (Chair), Stuart Randle, and John Yee. The Board has determined that each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

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reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of Stuart Randle (Chair), Edward Sullivan, and William A. Wexler. The Board has determined each proposed member is independent under the Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

•	evaluating the performance of our Board and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the corporate governance section of our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect the Combined Company’s executive compensation program to reflect Comera’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Holdco Board. Comera’s executive compensation programs for 2021 are further described above under “Executive Officer and Director Compensation of Comera.”

EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this “Executive Compensation” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

This section discusses the material components of the executive compensation program for Comera’s executive officers who are named in the “2021 Summary Compensation Table” below. As an emerging growth company, Comera complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Comera’s principal executive officer and the two most highly compensated executive officers other than Comera’s principal executive officer. These four current and former officers are referred to as Comera’s named executive officers.

In 2021, Comera’s “named executive officers” and their positions were as follows:

•	Jeffrey Hackman, Chief Executive Officer and President

•	John Sorvillo, PhD, Former Chief Executive Officer and President

•	Neal Muni, MD, Chief Operating Officer and Executive Vice President

•	Robert Mahoney, PhD, Chief Scientific Officer

This discussion may contain forward-looking statements that are based on Comera’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Comera adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Comera’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey Hackman Chief Executive Officer(3)	2021	132,543	—	161,640	—	294,183
John Sorvillo, PhD Former Chief Executive Officer(4)	2021	233,224	20,000	150,403	—	403,627
Neal Muni, MD Chief Operating Officer(5)	2021	106,178	—	121,230	—	227,408
Robert Mahoney, PhD Chief Scientific Officer	2021	239,319	—	72,984	—	312,303

(1)

Annual bonus amounts for 2021 have not yet been determined by our board of directors and therefore are not presently known. We will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

(2)	Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.
(3)	Mr. Hackman became our Chief Executive Officer on September 1, 2021.
(4)	Mr. Sorvillo served as our Chief Executive Officer until August 31, 2021.
(5)	Mr. Muni became our Chief Operating Officer on September 13, 2021.

Narrative to Summary Compensation Table

2021 Base Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2021 annual base salaries for Comera’s named executives officers were:

Name	2021 Annual Base Salary ($)
Jeffrey Hackman	400,000
John Sorvillo, PhD	270,000
Neal Muni, MD	350,000
Robert Mahoney, PhD	240,000

2021 Bonuses

Comera has historically not paid discretionary annual bonuses but expects to pay a prorated annual bonus to certain of its named executive officers in the first quarter of calendar year 2022.

Equity Compensation

Comera offers stock options to Comera’s employees, including Comera’s named executive officers, as the long-term incentive component of Comera’s compensation program. Comera’s stock options generally allow employees to purchase shares of Comera Common Stock at a price equal to the fair market value of Comera Common Stock on the date of grant, as determined by the Comera Board of Directors. Comera’s stock options typically vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years, subject to the holder’s continued employment with us. From time to time, the Comera Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Historically, Comera’s stock options have been intended to qualify as “incentive stock options” to the extent permitted under the Code.

Awards of stock options were made under Comera’s 2021 Stock Option and Grant Plan, or the 2021 Plan. The 2021 Plan is administered by the Comera Board of Directors or a committee appointed by it to administer the plan. Options granted under the 2021 Plan have an exercise price that the 2021 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the 2022 Plan is approved as described under “Proposal No. 3 — The Equity Incentive Award Plan Proposal,” no new awards will be granted under the 2021 Plan.

The following table sets forth the stock options granted to Comera’s named executive officers during 2021. These options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the Board of Directors.

Named Executive Officer	2021 Stock Options Granted
Jeffrey Hackman	360,000	(1)
John Sorvillo, PhD	375,223	(2)
Neal Muni, MD	270,000	(1)
Robert Mahoney, PhD	172,485	(3)

(1)	The option vests (subject to continued service) as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years.

(2)

Consists of two option grants. The first option grant for 153,001 shares which were immediately vested upon grant. The second option grant for 222,222 shares includes 148,753 shares which were immediately vested upon grant and the remaining 73,459 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

Consists of two option grants. The first option grant for 20,000 shares vests (subject to continued service) as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years. The second option grant for 152,485 shares includes 133,685 shares which were immediately vested upon grant and the remaining 18,800 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

Other Elements of Compensation — Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, Comera’s named executive officers are eligible to participate in Comera’s employee benefit plans and programs, including medical and dental benefits, to the same extent as Comera’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the number of shares of Comera Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeffrey Hackman	9/16/21	(1)	—	360,000	$0.45	9/16/2031
John Sorvillo, PhD	6/8/21	(3)	161,006	61,216	$0.45	6/8/2031
	6/8/21	(1)	153,001	—	$0.45	6/8/2031
Neal Muni, MD	9/16/21	(1)	—	270,000	$0.45	9/16/2031
Robert Mahoney, PhD	6/8/21	(2)	136,818	15,667	$0.45	6/8/2031
	12/14/21	(1)	—	20,000	$0.45	12/14/2031

(1)	The option vests (subject to continued service) vest 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years.
(2)

The option includes 133,685 shares which were immediately vested upon grant and the remaining 18,800 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

The option includes 148,763 shares which were immediately vested upon grant and the remaining 73,459 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

Executive Officer Letters

Each of the current named executive officers has entered into an offer letter agreement with Comera. The employment of each officer is “at will” and the agreement may be terminated by either party, with or without cause, without the payment of any severance.

Pursuant to Mr. Hackman’s offer letter, Mr. Hackman is entitled to an initial annual base salary of $400,000. Mr. Hackman is also eligible for a performance-based cash bonus of up to $140,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Pursuant to Dr. Muni’s offer letter, Mr. Muni is entitled to an initial annual base salary of $350,000. Mr. Muni is also eligible for a performance-based cash bonus of up to $140,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Pursuant to Dr. Mahoney’s offer letter and subsequent promotion to Chief Scientific Officer, Mr. Mahoney is entitled to an initial annual base salary of $240,000. Mr. Mahoney is also eligible for a performance-based cash bonus of up to $60,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Executive Employment Agreements

The Combined Company intends on negotiating new employment agreements with Mr. Hackman and Dr. Muni upon Closing of the Business Combination. The terms of any such agreements will not be known prior to the Closing and such agreements will be entered into only with the approval of the Combined Company Board’s compensation committee.

Director Compensation

During 2021, Comera’s non-employee directors received the following cash and equity compensation for their service in such capacity.

Name	Fees Earned or Paid ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Barbara Finck, MD	50,000	29,680	(2)	—	79,680
Edward Sullivan, CPA	15,000	31,290	(3)	—	46,290
James Sherblom	135,000	201,009	(4)	—	336,009
John Yee, MD	35,000	29,820	(3)	—	64,820
Kirsten Flowers	15,000	31,290	(3)	—	46,290
Roopom Banerjee, PhD	15,000	31,290	(3)	—	46,290
Stuart Randle	15,000	31,290	(2)	—	46,290

(1)

Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 11 to the Notes to Financial Statements of Comera included elsewhere herein for the basis of calculating these grant date fair values.

(2)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. Of the total shares of Comera Common Stock subject to the named directors’ option award granted in 2021, 5,832 shares were immediately vested upon grant and the remaining 64,168 shares vest in 44 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. The shares of Comera Common Stock subject to the named directors’ option award granted in 2021 vest in 48 equal monthly installments on each anniversary of the award’s vesting commencement date.

(4)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. Of the total shares of Comera Common Stock subject to the named directors’ option award granted in 2021, 410,966 shares were immediately vested upon grant and the remaining 64,232 shares vest in 41 equal monthly installments on each anniversary of the award’s vesting commencement date.

2022 Plan

Comera currently maintains the Comera Life Sciences, Inc. 2021 Stock Option and Grant Plan (the “Comera Plan”) and OTR does not maintain any incentive plans. In connection with the Business Combination, and if the 2022 Plan becomes effective, all awards under the Comera Plan that are outstanding as of the effectiveness of the 2022 Plan will continue to be governed by the terms, conditions and procedures set forth in the Comera Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination. The 2022 Plan is described in more detail below.

The 2022 Plan

The 2022 Plan allows Holdco to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. The Holdco Board anticipates that providing such persons with a direct stake in Holdco will assure a closer alignment of the interests of such individuals with those of Holdco and its stockholders, thereby stimulating their efforts on Holdco’s behalf and strengthening their desire to remain with Holdco. The purposes of the 2022 Plan will be to attract and retain personnel for positions with Holdco or any subsidiary of Holdco; to provide additional incentive to employees, directors, and consultants; and to promote the success of Holdco’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the 2022 Plan may determine.

Key Plan Provisions

•	The 2022 Plan will continue until the tenth anniversary of the effective date of the 2022 Plan unless earlier terminated by the Holdco Board or Holdco’s compensation committee.

•

The 2022 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards.

•

A number of shares of Holdco Common Stock will be authorized for issuance pursuant to awards under the 2022 Plan equal to ten percent of the number of shares of Holdco Common Stock on a fully diluted basis at the closing of the business combination.

•

The 2022 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to 4% of the total number of shares of Holdco Common Stock outstanding on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2032 fiscal year.

•	The 2022 Plan will be administered by the Holdco Board or, if designated by the Holdco Board, the compensation committee of the Holdco Board.

Summary of the 2022 Plan

This section summarizes certain principal features of the 2022 Plan. The summary is qualified in its entirety by reference to the complete text of the 2022 Plan, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Eligibility

As of December 31, 2021 (after giving effect to the consummation of the Business Combination), approximately 18 individuals would be eligible to participate in the 2022 Plan, which includes approximately 8 non-employee directors, 4 officers and 6 employees who are not officers. In addition, our consultants are also generally eligible to participate in the 2022 Plan.

No awards have been previously granted under the 2022 Plan and no awards have been granted that are contingent on stockholder approval of the 2022 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this prospectus because participation and the types of awards that may be granted under the 2022 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this prospectus.

No awards may be granted under the 2022 Plan after the date that is ten years from the effective date of the plan, and awards of incentive stock options may not be granted after the date that is ten years from the date the 2022 Plan is approved by the Holdco Board. No awards under the 2022 Plan have been made prior to the date hereof.

Authorized Shares

Holdco will initially reserve ten percent of the number of shares of Holdco Common Stock on a fully diluted basis at the closing of the business combination for issuance under the 2022 Plan (the “Initial Limit”), and shares subject to the Rollover Options will count against this limit. The 2022 Plan provides that the number of shares of Holdco Common Stock reserved and available for issuance under the 2022 Plan will automatically increase each January 1, beginning on January 1, 2023 and on each January 1 thereafter, by 4% of the outstanding number of shares of Holdco Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in Holdco’s capitalization. The maximum aggregate number of shares of Holdco Common Stock that may be issued upon exercise of incentive stock options under the 2022 Plan may not exceed the Initial Limit cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase or a number of shares of Holdco Common Stock equal to twice the Initial Limit. Shares underlying any awards under the 2022 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by Holdco prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2022 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that Holdco acquires or merges with or into, shall not reduce the shares available for issuance under the 2022 Plan , nor will the shares underlying such awards be added back to the shares available for issuance under the 2022 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The 2022 Plan contains a limitation whereby the value of all awards under the 2022 Plan and all other cash compensation paid by Holdco to any non-employee director may not exceed $750,000 in any calendar year, except that the limit will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Holdco Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. The Holdco Board may make exceptions to this limit for a non-executive chair of the Holdco Board with the approval of a majority of the disinterested directors.

The 2022 Plan also requires that all awards under the plan be granted with a vesting schedule or restriction period of at least one year, except that awards for shares equal to an aggregate amount of up to five percent of the shares authorized for issuance under the 2022 Plan may be granted without meeting this requirement.

Plan Administration

The 2022 Plan will be administered by the compensation committee of the Holdco Board, the Holdco Board or another board committee pursuant to the terms of the 2022 Plan. The plan administrator, which initially will be the compensation committee of the Holdco Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The 2022 Plan prohibits the plan administrator, without the approval of Holdco’s stockholders, from repricing any stock options or stock appreciation rights. The plan administrator’s determinations under the 2022 Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2022 Plan will be the directors, officers, employees and consultants of Holdco and its affiliates as selected from time to time by the plan administrator in its discretion.

The 2022 Plan requires the plan administrator to make appropriate adjustments to the number of shares of Holdco Common Stock that are subject to the 2022 Plan, to certain limits in the 2022 Plan , and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Stock Options

The 2022 Plan permits the granting of both options to purchase shares of Holdco Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Holdco and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2022 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of Holdco Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2022 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Holdco Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of Holdco Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in Holdco Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Holdco Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2022 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights

The plan administrator may award restricted shares of Holdco Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of Holdco Common Stock that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of Holdco Common Stock.

Cash Awards

The plan administrator may grant cash-based awards under the 2022 Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.

Payments by Participants

Participants in the 2022 Plan are responsible for the payment of any federal, state, local or foreign taxes that Holdco or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Holdco or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Holdco Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Holdco or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Holdco or its subsidiaries in an amount that would satisfy the withholding amount due.

Non-Transferability of Awards

The 2022 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of nonstatutory stock options by option holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, Holdco intends to file with the SEC a registration statement on Form S-8 covering the shares of Holdco Common Stock issuable under the 2022 Plan.

Merger or Change in Control

The 2022 Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the 2022 Plan, an acquirer or successor entity (or parent thereof) may assume, continue or substitute for the outstanding awards under the 2022 Plan. To the extent that awards granted under the 2022 Plan are not assumed, continued or substituted by the successor entity, all awards granted under the 2022 Plan shall terminate and, in such case, the plan administrator in its discretion may take one or more of the following actions with respect to outstanding awards at any time prior to the closing: (i) provide for the acceleration of any time period relating to the exercise or payment of the award; (ii) provide for payment to the holder of the award of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid upon the change in control transaction in exchange for cancellation of the award; (iii) adjust the terms of the award in a manner determined by the plan administrator to reflect the change in control transaction or (iv) make such other provision as the plan administrator may consider equitable to the holders of awards and in the best interests of Holdco.

Amendment or Termination

The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

All awards will be subject to any Holdco clawback policy as set forth in such clawback policy or the applicable award agreement.

The Holdco Board may amend or discontinue the 2022 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2022 Plan will require the approval of Holdco’s stockholders.

PRINCIPAL STOCKHOLDERS

The following table shows the expected beneficial ownership of Holdco Common Stock immediately following the consummation of the Business Combination by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Holdco Common Stock;

•	each person who is expected to become an executive officer or a director of Holdco upon the consummation of the Business Combination; and

•	all executive officers and directors of Holdco as a group upon the consummation of the Business Combination.

The expected beneficial ownership of Holdco Common Stock post-Business Combination has been determined based upon the following: (i) no additional equity securities of OTR are issued at or prior to Closing, (ii) no person or entity set forth in the table below has purchased or purchases shares of OTR Common Stock, (iii) that 15,750,000 shares of Holdco Common Stock are issued to the Comera Stockholders, (iv) that 13,242,017 shares of Holdco Common Stock are issued to the OTR Stockholders and (v) there will be an aggregate of 28,992,017 shares of Holdco Common Stock issued and outstanding at Closing.

	Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Amount	Percentage	Amount	Percentage
Expected Executive Officers and Directors
Rev. Dr. James Sherblom	402,931	1.4%	402,931	2.2%
Jeffrey S. Hackman	—	*	—	*
Neal Muni, MD	—	*	—	*
Dr. Robert Mahoney	—	*	—	*
Michael G. Campbell, CPA	—	*	—	*
Barbara Finck	20,432	*	20,432	*
Stuart Randle(2)	49,331	*	49,331	*
Edward Sullivan, CPA	9,610	*	9,610	*
John Yee, MD, MPH	14,219	*	14,219	*
Roopom Banerjee, MPP	9,530	*	9,530	*
Kirsten Flowers	9,610	*	9,610	*
William A. Wexler	—	*	—	*
All expected executive officers and directors as a group (12 persons)	515,663	1.8%	515,663	2.8%
Expected 5% or More Holders
David Soane et al.(3)	3,856,679	13.3%	3,856,679	20.8%
Phoenix Venture Partners LP	3,831,728	13.2%	3,831,728	20.7%
OTR Acquisition Sponsor LLC(4)	8,429,595	29.1%	8,429,595	45.5%
Cherington et al.(5)	2,130,269	7.3%	2,130,269	11.5%

(1)	Unless otherwise noted, the business address of each of our shareholders listed is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801
(2)	Consists of shares held by Mr. Randle and by The Stuart A. Randle Trust of 1998.
(3)	David Soane et al. includes David Soane, the founder of Comera and a former board member and Chief Executive Officer and the Soane Family Trust, which is controlled by Mr. Soane.
(4)	Consists of (i) 2,611,838 shares and (ii) 5,817,757 shares that may be acquired pursuant to the exercise of the Private Warrants.
(5)

Cherington et al. includes Charles Cherrington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington.

CERTAIN COMERA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, all references in this “Certain Comera Relationships and Related Party Transactions” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Stockholder Support Agreement

On January 31, 2022, Comera, OTR and certain Key Comera Stockholders entered into the Stockholder Support Agreement, whereby the Key Comera Stockholders agreed to vote all of their shares of Comera Common Stock and Comera Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the approval of the Proposed Transactions. Additionally, such stockholders agreed not to (a) transfer any of their shares of Comera Common Stock or Comera Preferred Stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of January 31, 2022, the Key Comera Stockholders held approximately 69.0% of the outstanding shares of Comera Capital Stock.

Indemnification Agreements

Comera has entered into contractual indemnification agreements with its directors and officers, including James Sherblom, David Soane, Barbara Finck, Jeffrey Hackman, John Yee, Bryan Lawlis, Zachariah Jonasson, Stuart Randle, Kirsten Flowers, Edward Sullivan, and Sirshendu Roopom Banerjee, in addition to the indemnification provided for in the Certificate of Incorporation of Comera. These agreements, among other things, require Comera to indemnify the indemnitees for (a) attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by an indemnitee in any proceeding other than a proceeding by or in the right of Comera; and (b) subject to certain limitations, attorneys’ fees and certain expenses incurred by these individuals in any proceedings by or in the right of Comera.

Similarly, the Combined Company intends to enter into separate indemnification agreements with its directors and executive officers, and to amend and restate any existing indemnification agreements with them, in addition to the indemnification provided for in the Holdco Charter and the Amended and Restated Bylaws of Holdco (the “Holdco Bylaws”). These agreements, among other things, will require Holdco to indemnify New Comera directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Holdco’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Holdco’s request. Holdco believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Holdco Charter and the Holdco Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Holdco and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Equity Financings

Series B Preferred Stock Financing

From May 26, 2021 through July 15, 2021, Comera sold an aggregate of 3,970,465 shares of Comera Series B-1 Preferred Stock at a purchase price of $2.37 per share for an aggregate purchase price of $9.4 million, and issued 403,287 shares of Comera Series B-2 Preferred Stock to settle outstanding convertible notes with a principal balance of $750,000.

In connection with the Series B preferred stock financing, Comera also entered into the following agreements with investors, including each of Phoenix Venture Partners LP, The Soane Family Trust, Charles Cherington, and Cherington Holdings LLC:

•

an investor rights agreement which grants registration rights, certain financial information rights and the right to examine the books and records of Comera. The agreement also grants to Phoenix Venture Partners LP and Cherington Holdings LLC the right to send a representative to attend meetings of the Comera Board of Directors in a nonvoting observer capacity; and

•	a voting rights agreement which provides for the election of board members, the increase of authorized common stock, and drag-along rights; and

•	a right of first refusal and co-sale agreement which grants the right to purchase stock that is part of a transfer and the right to sell stock as part of a transfer.

The following table summarizes issuances of Comera Series B Preferred Stock by related persons and their affiliated entities. None of Comera’s executive officers were issued shares of Comera Series B Preferred Stock.

Stockholder	Shares of Series B-1 Preferred Stock	Shares of Series B-2 Preferred Stock(1)	Total Purchase Price
Phoenix Venture Partners, LP(2)	—	134,429	$255,415.10
The Soane Family Trust(3)	210,971	134,429	$755,416.37
Cherington et al(4)	210,971	134,429	$755,416.37
The Stuart A. Randle Trust of 1998(5)	42,194	—	$99,999.78

(1)	The purchase price for each investor includes $250,000 plus accrued interest associated with convertible notes that were settled for shares of Comera Series B-2 Preferred Stock.
(2)	Zachariah Jonasson is a former member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP.
(3)	The Soane Family Trust is owned and controlled by David Soane, the founder of Comera and a former board member and Chief Executive Officer.
(4)

Cherington et al includes Charles Cherington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington. Cherington et al is a principal owner of Comera.

(5)	Stuart Randle is a member of the Comera Board of Directors and is affiliated with The Stuart A. Randle Trust of 1998.

Conversion from LLC to Corporation

On April 30, 2021, Comera filed a Certificate of Conversion with the Secretary of State of Delaware converting from a limited liability company to a corporation. Upon conversion, the Capital Units issued and outstanding were converted into the same number of shares of Comera Series A Preferred Stock. Each Incentive Unit issued and outstanding was cancelled upon the conversion.

The following table summarizes the converted Comera Series A Preferred Stock by related persons and their affiliated entities.

Stockholder	Capital Units in the LLC	Shares of Series A Preferred Stock
Phoenix Venture Partners, LP(1)	3,935,845	3,935,845
Soane et al(2)	3,169,699	3,169,699
Cherington et al(3)	1,517,490	1,517,490

(1)

Zachariah Jonasson is a member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP. The shares of Series A Preferred Stock include 3,000,000, 333,333, 91,777, 333,334, 147,834, and 29,567 shares of Comera Series A-1 Preferred Stock, Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by Phoenix Venture Partners LP.

(2)

Soane et al includes The Soane Family Trust, The Alexander V. Soane 2019 Irrevocable Trust, and The Nicholas V. Soane 2019 Irrevocable Trust. The shares of Series A Preferred Stock include (a) 3,000,000, 918, 16,667, 89,287, 17,857, 210,971, and 134,429 shares of Comera Series A-1 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by The Soane Family Trust, (b) 22,485 shares of Comera Series A-3 Preferred Stock held by The Alexander V. Soane 2019 Irrevocable Trust, and (c) 22,485 shares of Comera Series A-3 Preferred Stock held by The Nicholas V. Soane Irrevocable Trust.

(3)

Cherington et al includes Charles Cherington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington. Cherington et al is a principal owner of Comera. The shares of Series A Preferred Stock include (a) 933,334, 73,421, 29,477, 147,834, and 29,567 shares of Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by Cherington Holdings LLC, (b) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, (c) 101,285 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and (d) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington.

Convertible Debt Financing

On January 14, 2021, Comera entered into a Convertible Promissory Note Purchase Agreement with Phoenix Venture Partners LP, The Soane Family Trust, and Cherington Holdings LLC for an aggregate principal amount of up to $1,000,000. The notes under this agreement provided for conversion into capital units upon a financing at 80% of the per unit price sold in the financing.

On January 19, 2021, Comera entered into Convertible Promissory Note agreements with each of Phoenix Venture Partners LP, The Soane Family Trust, and Cherington Holdings LLC for principal amounts of $250,000 each. These arrangements were modified upon the completion of the corporate reorganization to, among other things, adjust for the conversion to be into preferred stock. These convertible notes accrued interest at an annual rate of 6.5%. On May 26, 2021, these convertible notes converted into 403,287 shares of Comera Series B-2 Preferred Stock.

Class B1 Capital Unit Financing

From February 19, 2020 to August 4, 2020, Comera sold an aggregate of 514,932 Class B1 Capital Units in the LLC at a purchase price of $2.80 per unit, for an aggregate purchase price of $1.4 million; and in connection with the issuance of Class B1 Capital Units, Comera issued 102,986 units of Class B1-A Capital Units that were subject to a distribution threshold value of $2.80 per unit.

The following table summarizes purchases of Comera Class B1 Capital Units by related persons and their affiliated entities. None of Comera’s executive officers purchased Comera Class B1 Capital Units, nor were they issued Comera Class B1-A Capital Units.

Unit Holder	Class B1 Capital Units	Class B1-A Capital Units	Total Purchase Price
Phoenix Venture Partners, LP(1)	147,834	29,567	$413,935.20
The Soane Family Trust(2)	89,287	17,857	$250,003.60
Cherington Holdings LLC(3)	147,834	29,567	$413,935.20

(1)	Zachariah Jonasson is a member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP.
(2)	The Soane Family Trust is owned and controlled by David Soane, the founder of Comera and a former board member and Chief Executive Officer.
(3)	Cherington Holdings LLC is owned and controlled by Charles Cherington, a principal owner of Comera.

Comera Stockholder Agreements

Comera entered into an amended and restated investors’ rights agreement, an amended and restated right of first refusal and co-sale agreement and an amended and restated voting agreement, each dated May 26, 2021 (collectively, the “Comera Stockholder Agreements”), which granted rights to certain holders of its stock, including Phoenix Venture Partners, LP of which Zachariah Jonasson, a member of the Comera Board of Directors, is affiliated, and Soane Family et al, of which David Soane, is affiliated and Cherington et al, of which Charles Cherington is affiliated (collectively, the “Agreement Parties”). Pursuant to the Comera Stockholder Agreements, certain holders of Comera Capital Stock, including the Agreement Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Comera. The Comera Stockholder Agreements also provide the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, among other rights. The Comera Stockholder Agreements will terminate upon the consummation of the Business Combination.

Transactions with Executive Officers

In 2021, Comera granted stock options to its executive officers to purchase shares of Comera Common Stock at an exercise price of $0.45 per share. All such grants were incentive stock options except for one grant to John Sorvillo, our former Chief Executive Officer, which were non-qualified stock options. All grants were subject to vesting on various schedules. The following table summarizes all such grants during the year ended December 31, 2021.

Name	Grant Date		Number of Securities Underlying Award	Option Exercise Price ($)	Option Expiration Date
Jeffrey Hackman(1)	9/16/21		360,000	$0.45	9/16/2031
Neal Muni, MD(2)	9/16/21		270,000	$0.45	9/16/2031
Robert Mahoney, PhD	6/8/21	(3)	152,485	$0.45	6/8/2031
	12/14/21	(4)	20,000	$0.45	12/14/2031
Kevin Kavanaugh, CPA	6/8/21	(5)	23,395	$0.45	6/8/2031
	9/16/21	(6)	42,000	$0.45	9/16/2031
John Sorvillo	6/8/21	(7)	222,222	$0.45	6/8/2031
	6/8/21	(8)	153,001	$0.45	6/8/2031

(1)	Consists of incentive stock options of which 25% vest on September 1, 2022 and the remaining shares vest in 36 equal monthly installments.

(2)	Consists of incentive stock options of which 25% vest on September 13, 2022 and the remaining shares vest in 36 equal monthly installments.
(3)	Consists of incentive stock options of which 133,685 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(4)	Consists of incentive stock options of which 25% vest on October 1, 2022 and the remaining shares vest in 36 equal monthly installments.
(5)	Consists of incentive stock options of which 17,128 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(6)	Consists of incentive stock options of which 25% vest on October 1, 2022 and the remaining shares vest in 36 equal monthly installments.
(7)	Consists of incentive stock options of which 148,763 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(8)	Consists of fully-vested non-qualified stock options.

Comera reimburses its executive for reasonable travel related expenses incurred while conducting business on behalf of Comera.

Employment Agreements

Comera has entered into offer letter agreements with each of its executive officers. See “Executive Officer and Director Compensation of Comera — Executive Offer Letters.”

Transactions with Board Members and Major Investors

In 2021, Comera granted stock options to its directors and certain investors to purchase shares of Comera Common Stock at an exercise price of $0.45 per share. All such grants were non-qualified stock options and were subject to vesting on various schedules. The following table summarizes all such grants during the year ended December 31, 2021.

Name	Grant Date		Number of Securities Underlying Award	Option Exercise Price ($)	Option Expiration Date
Zachariah Jonasson	6/8/21	(1)	167,106	$0.45	6/8/2031
David Soane	6/8/21	(1)	626,650	$0.45	6/8/2031
Charles Cherington	6/8/21	(1)	400,000	$0.45	6/8/2031
James Sherblom	6/8/21	(2)	475,198	$0.45	6/8/2031
V. Bryan Lawlis	6/8/21	(3)	96,946	$0.45	6/8/2031
Barbara Finck, MD	6/8/21	(4)	70,000	$0.45	6/8/2031
John Yee, MD	6/8/21	(5)	70,000	$0.45	6/8/2031
Edward Sullivan, CPA	9/16/21	(5)	70,000	$0.45	9/16/2031
Roopom Banerjee, PhD	9/16/21	(5)	70,000	$0.45	9/16/2031
Kirsten Flowers	9/16/21	(5)	70,000	$0.45	9/16/2031
Stuart Randle	9/16/21	(5)	70,000	$0.45	9/16/2031

(1)	The shares were fully vested upon grant.
(2)

410,966 shares vested immediately and the remaining shares vest in 41 equal monthly installments. On August 18, 2021, Dr. Sherblom exercised his option to purchase 400,000 shares of Comera Common Stock.

(3)	29,018 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(4)	5,832 shares vested immediately and the remaining shares vest in 44 equal monthly installments.
(5)	The shares vest in 48 equal monthly installments.

Soane Related Company Activities

The Company obtains services from certain entities affiliated with David Soane and the Company provides administrative services to an entity affiliated with David Soane. The related parties are affiliated entities through common equity ownership with financial and operational interests.

During the year ended December 31, 2020, the Company recognized $3 thousand and $3 hundred of general and administrative expense and research and development expense related to these contracts, respectively. The agreement related to these services was terminated on March 31, 2020.

During the year ended December 31, 2021 and 2020, the Company recognized $8 thousand and $21 thousand, respectively, as a reduction to general and administrative expense related to these contracts.

CERTAIN OTR RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, all references in this “Certain OTR Relationships and Related Party Transactions” section to “we,” “us,” “our,” or the “Company” refer to OTR prior to the consummation of the Business Combination.

On August 3, 2020, we issued an aggregate of 7,187,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash. In October and November 2020, the Sponsor returned to us, at no cost, an aggregate of 3,881,250 and 431,250 Founder Shares, respectively, which we cancelled, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO. The underwriters waived their right to exercise the remaining over-allotment option and a total of 263,162 shares of OTR Class B Common Stock were forfeited on December 21, 2020, resulting in an aggregate of 2,611,838 shares of OTR Class B Common Stock issued and outstanding, representing approximately 20% of the OTR Common Stock issued and outstanding after the IPO.

The Sponsor purchased an aggregate of 5,817,757 Private Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,817,757. The Private Warrants are identical to the Public Warrants underlying the OTR Units except that the Private Warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including the OTR Class A Common Stock issuable upon exercise of the Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Warrants (including the shares of OTR Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on November 17, 2020, we agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On July 23, 2020, the Sponsor issued us an unsecured promissory note to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the IPO. The total outstanding balance of $205,991 was paid in full on November 19, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 2,500,000 shares if $2,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

On November 17, 2020, we entered into a registration rights agreement with respect to the Founder Shares, the Private Warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of OTR Class A Common Stock issuable upon exercise or conversion of the foregoing, which requires us to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of OTR Class A Common Stock). Pursuant to such registration rights agreement, the holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Policy

We have not adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Prior to the consummation of the IPO, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our Sponsor, officers or directors, or any affiliate of our Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of our initial business combination:

•	Payment to an affiliate of our Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $2,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 2,500,000 warrants if $2,500,000 of notes were so converted), at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

DESCRIPTION OF HOLDCO’S SECURITIES

The following summary of the capital stock of Holdco is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and the Holdco Charter to be in effect on the effective date of the mergers. Prior to the consummation of the mergers, Holdco will adopt the Holdco Charter and amended and restated bylaws (the “Holdco Bylaws”). The following discussion is a summary of the Holdco Charter and Holdco Bylaws that will be in effect following the consummation of the Mergers and is qualified by reference to the forms thereof as of the effective time of the mergers, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of them in their entirety for a complete description of the capital stock of Holdco.

General

Upon consummation of the mergers, the total number of authorized shares of capital stock of Holdco will consist of 150 million shares of Holdco Common Stock, par value of $0.001 per share, and 1 million shares of Holdco preferred stock, par value of $0.001 per share.

Preferred Stock

The board of directors of Holdco is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, which certificate is referred to in this prospectus as a “preferred stock designation,” to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, including voting rights and rights upon any liquidation of Holdco, of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the board, without a separate class vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. Except as otherwise provided in any preferred stock designation: (a) any new series of preferred stock may be designated, fixed and determined as provided herein by the Holdco board without approval of the holders of Holdco Common Stock or the holders of preferred stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Holdco Common Stock, the preferred stock or any future class or series of preferred stock or common stock.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Holdco Common Stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law. Unless specified in the Holdco Charter or Holdco Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of Holdco shares of Holdco Common Stock that are voted is required to approve any such matter voted on by Holdco stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holdco stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The shares of Holdco Common Stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of Holdco Common Stock will be entitled to one vote for each share of Holdco Common Stock held by such holder on each matter properly submitted to the stockholders of Holdco for their vote; provided, however, that, except as otherwise required by applicable law, holders of Holdco Common Stock will not be entitled to vote on any amendment to the Holdco Charter (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to the Holdco Charter (including any preferred stock designation). The number of authorized shares of Holdco Common Stock may be increased or decreased (but not below the number of shares of Holdco Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco entitled to vote thereon, without a separate class vote of the holders of the Holdco Common Stock.

Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Holdco or its subsidiaries, holders of Holdco Common Stock are entitled to receive dividends when and as declared by board of directors of Holdco at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Holdco, holders of Holdco Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Classified Board of Directors

The Holdco Charter divides the Holdco board into three classes with three directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term. The initial Class I directors term will expire at the annual general meeting for the fiscal year ended in 2023, the initial Class II directors term will expire at the annual general meeting for the fiscal year ended in 2024, and the initial Class III directors term will expire at the annual general meeting for the fiscal year ended in 2025.

Removal of Directors

The Holdco Charter provides that a director may be removed from office only for cause and by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class. Subject to applicable law, however, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed only by the holders of a majority of the shares of that series of preferred stock.

Exclusive forum for certain lawsuits

The Holdco Charter provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Holdco to Holdco or the Holdco stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Charter and Holdco Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the United States District Court for the District of Delaware or another court of the State of Delaware). The Holdco Charter also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Special meeting of stockholders

Subject to the special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and not by any other person or persons.

Advance notice requirements for stockholder proposals and director nominations

The Holdco Bylaws provide that stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Holdco’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Holdco’s annual proxy statement must comply with the notice periods contained therein. The Holdco Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Holdco stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders.

Action by written consent

The Holdco Charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent except that any preferred stock designation may provide that holders of the designated series of preferred stock may act by written consent.

Authorized but Unissued Shares of Common Stock and Preferred Stock

Holdco’s authorized but unissued Holdco Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Holdco Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

The Holdco Charter provides that no director will be personally liable to Holdco or its stockholders, to the fullest extent permitted by the DGCL, for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of Holdco’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision of the Holdco Charter will be prospective only and not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.

The Holdco Bylaws also will permit Holdco to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Holdco will purchase a policy of directors’ and officers’ liability insurance that insures Holdco’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Holdco against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Holdco directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Holdco and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Holdco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Holdco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Holdco pursuant to the foregoing provisions, or otherwise, Holdco has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The provisions of the Holdco Charter and Holdco Bylaws (1) create a classified board of directors, (2) confer on the Holdco board of directors the full authority to issue preferred stock, (3) limit the right to remove a director elected by the holders of any series of preferred stock, (4) require that stockholders act at a duly called meeting and (5) prohibit stockholders holding less than fifty percent (50%) of Holdco Common Stock from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Holdco or the removal of existing management.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of Holdco Common Stock and Holdco Warrants (collectively, “Holdco Securities”). This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of Holdco Securities who are initial purchasers of such Holdco Securities pursuant to this offering and hold the Holdco Securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on Holdco Securities and any consideration received by a holder in consideration for the sale or other disposition of Holdco Securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of Holdco Common Stock;

•	persons that acquired Holdco Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Holdco Securities;

•	persons holding Holdco Securities as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds Holdco Securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding Holdco Securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of Holdco Securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES. EACH PROSPECTIVE INVESTOR IN HOLDCO SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner Holdco Securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of Holdco Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Holdco Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Holdco Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential long-term capital gains rates. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities.

Upon a sale or other taxable disposition of Holdco Securities, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Holdco Securities so disposed of. A U.S. holder’s adjusted tax basis in its Holdco Securities generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Exercise or Lapse of Holdco Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a share Holdco Common Stock on the exercise of a Holdco Warrant for cash. A U.S. holder’s initial tax basis in a share of Holdco Common stock received upon exercise of the Holdco Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Holdco Warrant and the exercise price of such warrant. It is unclear whether a U.S. holder’s holding period for the share of Holdco Common Stock received upon exercise of the Holdco Warrant will commence on the date of exercise of the Holdco Warrant or the day following the date of exercise of the Holdco Warrant; in either case, the holding period will not include the period during which the U.S. holder held the Holdco Warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the shares of Holdco Common Stock received generally would equal the U.S. holder’s tax basis in the Holdco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the shares of Holdco Common Stock will commence on the date of exercise of the Holdco Warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Holdco Common Stock would include the holding period of the Holdco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of warrants with a fair market value equal to the exercise price for the number of warrants deemed exercised. For this purpose, the number of warrants deemed exercised would be equal to the amount needed to receive on exercise the number of Holdco Common Stock issued pursuant to the cashless exercise. In this situation, the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to pay the exercise price and the U.S. holder’s tax basis in the warrants deemed surrendered. Such gain or loss would be long-term or short-term, depending on the U.S. holder’s holding period in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Holdco Common Stock received would equal the sum of the U.S. holder’s tax basis in the Holdco Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the Holdco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Holdco Warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of Holdco Securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of Holdco Securities who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of Holdco Securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of Holdco Securities.

Taxation of Distributions.

In general, any distributions we make to a Non-U.S. holder of shares of Holdco Securities, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Holdco Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Holdco Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities.

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized on a sale, taxable exchange or other taxable disposition of Holdco Securities unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Holdco Common Stock, and, in the case where shares of Holdco Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Holdco Securities at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of Holdco Common Stock. There can be no assurance that Holdco Common Stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of Holdco Warrants. If we are or have been a “United States real property holding corporation” and you own warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Holdco Securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Holdco Securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Exercise, Lapse or Redemption of Holdco Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Holdco Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of Holdco Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities.”

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Holdco Securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of Holdco Securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Holdco Securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Holdco Securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income.

Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

SELLING SECURITYHOLDERS

The Holdco Common Stock and Holdco Warrants being offered by the Selling Securityholders are those issued to the Selling Securityholders in connection with the Business Combination, or issuable upon the exercise of Holdco Warrants. We are registering the Holdco Common Stock and Holdco Warrants in order to permit the Selling Securityholders to offer the Holdco Common Stock and Holdco Warrants for resale from time to time. Except for (x) the ownership of the Holdco Common Stock or Holdco Warrants, as applicable, (y) service as executive officers and/or directors of Comera, OTR or Holdco, as applicable, and (z) as described under “Certain Comera Relationships and Related Party Transactions,” and “Certain OTR Relationships and Related Party Transactions,” the Selling Securityholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the Holdco Common Stock and Holdco Warrants, including any Holdco Common Stock issuable upon exercise of Holdco Warrants, by each of the Selling Stockholders. The second column lists the number of shares of Holdco Common Stock beneficially owned by each Selling Securityholder or issuable upon exercise of Holdco Warrants as of [●].

The third column lists the number of shares of Holdco Common Stock or Holdco Warrants being offered by this prospectus by each of the Selling Securityholders.

The fourth column lists the number of shares of Holdco Common Stock or Holdco Warrants owned by each of the Selling Securityholders following the sale of the maximum number of shares of Holdco Common Stock and Holdco Warrants listed in the third column by such Selling Securityholder.

The fifth column shows the percent of Holdco Common stock expected to be owned by such Selling Securityholder based upon 28,992,017 shares of Holdco Common stock outstanding as of [●] and assuming that no other Selling Securityholder sells shares in this offering.

The Selling Securityholders may sell all, some or none of their securities in this offering. See “Plan of Distribution.”

NAME OF SELLING SHAREHOLDER	Number of Securities Owned Prior to the Offering	Maximum Number of Securities To Be Sold Pursuant to this Prospectus	Number of Securities Owned After the Offering	Percent of Securities Owned After the Offering(1)
Comera stockholders
Phoenix Venture Partners LP	3,831,728	3,831,728	—	—
Zachariah Jonasson	157,312	157,312	—	—
The Soane Family Trust	3,266,755	3,266,755	—	—
David Soane	589,924	589,924	—	—
The Alexander V. Soane 2019 Irrevocable Trust	21,167	21,167	—	—
The Nicholas V Soane 2019 Irrevocable Trust	21,167	21,167	—	—
Cherington Holdings LLC	1,269,056	1,269,056	—	—
Charles Cherington	575,164	575,164	—	—
Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington	95,350	95,350	—	—
Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington	95,349	95,349	—	—

NAME OF SELLING SHAREHOLDER	Number of Securities Owned Prior to the Offering	Maximum Number of Securities To Be Sold Pursuant to this Prospectus	Number of Securities Owned After the Offering	Percent of Securities Owned After the Offering(1)
Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington	95,350	95,350	—	—
The Stuart A. Randle Trust of 1998	39,721	39,721	—	—
James Sherblom	402,931	402,931	—	—
V. Bryan Lawlis	44,118	44,118	—	—
Barbara Finck	20,432	20,432	—	—
Kevin Kavanaugh	17,599	17,599	—	—
John Yee	14,219	14,219	—	—
Stuart Randle	9,610	9,610	—	—
Ed Sullivan	9,610	9,610	—	—
Sirshendu Roopom Banerjee	9,530	9,530	—	—
Kirsten Flowers	9,610	9,610	—	—
Sponsor
Founder Shares*	8,429,595	8,429,595	—	—
Warrants	5,817,757	5,817,757	—	—

*	Consists of (i) 2,611,838 shares and (ii) 5,817,757 shares that may be acquired pursuant to the exercise of the Private Warrants.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Comera as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, included in this prospectus, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which contains an explanatory paragraph regarding Comera’s ability to continue as a going concern. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of OTR as of December 31, 2021 and 2020 and for the period from July 23, 2020 (inception) to December 31, 2020, and the year ended December 31, 2021, included in this prospectus have been audited by Withum, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Holdco Common Stock and Holdco Warrants offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to Holdco, OTR, and Comera, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

OTR ACQUISITION CORP.

For the Year Ended December 31, 2021

COMERA LIFE SCIENCES, INC.

Audited Financial Statements as of December 31, 2021 and 2020 and for the Years Then Ended

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

OTR Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of OTR Acquisition Corp. (the “Company”) as of December 31, 2021, and 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the period from July 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from July 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 19, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 8, 2022

PCAOB ID Number 100

OTR ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets
Cash	$261,696	$991,720
Prepaid expenses	76,081	333,208

Total Current Assets	337,777	1,324,928
Cash and marketable securities held in Trust Account	107,086,513	107,094,493

Total Assets	$107,424,290	$108,419,421

Liabilities and Stockholders’ Deficit
Current Liabilities
Accrued expenses	$176,887	$155,524

Total Current Liabilities	176,887	155,524

Deferred underwriting fee payable	3,395,389	3,395,389
Derivative warrant liabilities	5,520,716	11,224,383

Total Liabilities	9,092,992	14,775,296

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 10,447,350 shares issued and outstanding (at redemption value approximately $10.25 per share)	107,085,338	107,085,338

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 182,829 shares issued and outstanding (excluding 10,447,350 shares subject to possible redemption)	18	18
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,611,838 shares issued and outstanding	262	262
Additional paid-in capital	—	—
Accumulated deficit	(8,754,320)	(13,441,493)

Total Stockholders’ Deficit	(8,754,040)	(13,441,213)

Total Liabilities and Stockholders’ Deficit	$107,424,290	$108,419,421

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from July 23, 2020 (inception) through December 31, 2020
Operating costs	$1,054,173	$208,689

Loss from operations	(1,054,173)	(208,689)
Other income:
Interest earned on cash and marketable securities held in Trust Account	37,679	9,155
Change in fair value of derivative warrant liabilities	5,703,667	(2,771,405)
Offering costs associated with warrants recorded as liabilities	—	(309,851)

Net income (loss)	$4,687,173	$(3,280,790)

Basic and diluted weighted average shares outstanding of redeemable Class A common stock	10,447,350	2,725,396

Basic and diluted net income (loss) per share, redeemable Class A common stock	$0.35	$(0.61)

Basic and diluted weighted average shares outstanding of non-redeemable common stock	2,794,667	2,659,533

Basic and diluted net income (loss) per share, non-redeemable common stock	$0.35	$(0.61)

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-in Capital		Total Stockholders’ Deficit
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance – July 23, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Formation cost adjustment	—	—	—	—	2,179	—	2,179
Excess of cash received from private placement warrants	—	—	—	—	1,268,886	—	1,268,886
Issuance of Representative Shares	182,829	18	—	—	(18)	—	—
Forfeiture of Class B common stock	—	—	(263,162)	(26)	26	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(1,295,785)	(10,160,703)	(11,456,488)
Net loss	—	—	—	—	—	(3,280,790)	(3,280,790)

Balance - December 31, 2020	182,829	18	2,611,838	262	—	(13,441,493)	(13,441,213)
Net income	—	—	—	—	—	4,687,173	4,687,173

Balance – December 31, 2021	182,829	$18	2,611,838	$262	$—	$(8,754,320)	$(8,754,040)

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from July 23, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income / (loss)	$4,687,173	$(3,280,790)
Adjustments to reconcile net income / (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(37,679)	(9,155)
Change in fair value of derivative warrant liabilities	(5,703,667)	2,771,405
Offering costs associated with warrants recorded as liabilities	—	309,851
Changes in operating assets and liabilities:
Prepaid expenses	257,127	(333,208)
Accrued expenses	21,363	155,524

Net cash used in operating activities	(775,683)	(386,373)

Cash Flows from Investing Activities:
Investment of cash and marketable securities in Trust Account	—	(107,085,338)
Transfer from Trust Account	45,659	—

Net cash provided by/(used in) investing activities	45,659	(107,085,338)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	103,169,760
Proceeds from sale of Private Placement Warrants	—	5,817,757
Proceeds from promissory note – related party	—	205,991
Repayment of promissory note – related party	—	(205,991)
Payment of offering costs	—	(549,086)

Net cash provided by financing activities	—	108,463,431

Net Change in Cash	(730,024)	991,720
Cash - Beginning of period	991,720	—

Cash - End of period	$261,696	$991,720

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$3,395,389

Initial classification of derivative warrant liabilities	$—	$8,452,978

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS

OTR Acquisition Corp. (the “Company”) was incorporated in Delaware on July 23, 2020. The Company was formed for the purpose of entering into an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts to initially focus on identifying businesses within North America.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 23, 2020 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is OTR Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement on Form S-1 for the Company’s Initial Public Offering was declared effective on November 17, 2020. On November 19, 2020, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered in the Initial Public Offering, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The underwriters’ over-allotment option was partially exercised, resulting in the purchase of an additional 447,350 Units, resulting into incremental gross proceeds of approximately $4.5 million. On December 21, 2020, the underwriters waived their right to exercise the remaining over-allotment option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,650,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5.7 million. In connection with the partial exercise of the underwriters’ over-allotment option, the Sponsor purchased an additional 167,757 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating additional gross proceeds of $0.17 million (Note 4).

Transaction costs amounted to $7.1 million consisting of $1.8 million of the fair value of the shares issued to Maxim Group LLC for acting as the representative of the several underwriters in connection with the Initial Public Offering, $1.3 million in cash underwriting fees, $3.4 million of deferred underwriting fees and $0.55 million of other offering costs. In addition, as of December 31, 2021, cash of $0.26 million was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Upon the closing of the Initial Public Offering and the Private Placement, an amount of $107.1 million ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve a Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.25 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC Topic 480, “Distinguishing Liabilities from Equity”.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 18 months from the closing of the Initial Public Offering, or May 19, 2022, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.25.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.25 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern

As of December 31, 2021, the Company had $0.26 million in operating cash and working capital of $0.16 million.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 19, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company until one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 19, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in Treasury Bills.

Common Stock Subject to Possible Redemption

There were 10,447,350 shares of Class A common stock sold as part of the Units in the Initial Public Offering that contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Common Stock Subject to Possible Redemption (Continued)

As of December 31, 2021, the shares of Class A common stock reflected on the balance sheet are reconciled in the following table:

Gross proceeds	$104,473,500
Less:
Proceeds allocated to public warrants	(3,904,107)
Class A shares issuance costs	(4,940,543)
Plus:
Accretion of carrying value to redemption value	11,456,488

Class A common stock subject to possible redemption	$107,085,338

Offering Costs

Offering costs consist of legal, accounting, underwriting fees, and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expenses as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.31 million is included in the offering costs associated with warrants recorded as liabilities in the statement of operations and approximately $8.5 million is included in the stockholders’ equity.

Net Income / (Loss) Per Share of Common Stock

The Company applies the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net income (loss) per common stock is computed by dividing the pro rata net income (loss) between the Class A common stock and the Class B common stock by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 11,041,432 shares of Class A common stock in the aggregate.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income / (Loss) Per Share of Common Stock (Continued)

	For the year ended December 31, 2021	For the Period from July 23, 2020 (inception) through December 31, 2020
Common stock subject to possible redemption
Numerator:
Net income / (loss) allocable to Class A common stock subject to possible redemption	$3,697,967	$(1,660,459)
Denominator:
Weighted average shares outstanding, redeemable Class A common stock	10,447,350	2,725,396

Basic and diluted net income / (loss) per share, redeemable Class A common stock	$0.35	$(0.61)

Non-redeemable common stock
Numerator:
Net income / (loss) allocable to non-redeemable common stock	$989,206	$(1,620,331)
Denominator:
Weighted average shares outstanding, non-redeemable common stock	2,794,667	2,659,533

Basic and diluted net income / (loss) per share, non-redeemable common stock	$0.35	$(0.61)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the federal depository insurance corporation limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•

Level 1 - Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 - Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021, the carrying values of cash and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 5,223,675 Public Warrants (defined in Note 4) and the 5,817,757 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model, and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model, and continue to be measured at fair value using a Black-Scholes model.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncement

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,447,350 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 447,350 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $104.5 million. Each Unit consists of one share of Class A common stock and one-half warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share the Company’s Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT WARRANTS

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,817,757 Private Placement Warrants, including 167,757 Private Placement Warrants purchased in connection with the underwriters’ partial over-allotment option ( each exercisable to purchase one share of Class A common stock at $11.50 per share) at a price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $5.8 million.

The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor purchased 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000.

On October 25, 2020, the Sponsor effected a surrender of 3,881,250 shares of Class B common stock to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 7,187,500 to 3,306,250.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (Continued)

Founder Shares (Continued)

A further surrender of 431,250 shares of Class B common stock was effected on November 17, 2020 by the Sponsor to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,306,250 to 2,875,000.

All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 375,000 Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On November 19, 2020, the underwriters partially exercised their over-allotment option. On December 21, 2020, the underwriters waived their right to exercise the remaining over-allotment option and the forfeiture of 263,162 Founder Shares. Forfeiture of 263,162 Founder Shares resulted in an aggregate of 2,611,838 Founders Shares issued and outstanding, so that the number of shares of Class B common stock collectively equaled 20% of the Company’s issued and outstanding common stock after the Initial Public Offering.

Founder Shares are subject to lock-up until the earlier of (A) one year after the completion of the Company’s Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period 150 days after an initial Business Combination, the Founder Shares will be released.

Promissory Note – Related Party

On July 23, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could have borrowed up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The total outstanding balance of $205,991 was paid in full on November 19, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, no Working Capital Loans were outstanding.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (Continued)

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, the Company pays the Sponsor a total of $10,000 per month in the aggregate for 18 months for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred $0.12 million for these services, of which such amount is included in the operating costs on accompanying statement of operations. For the year ended December 31, 2021, there were no fees outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to certain registration rights pursuant to a registration rights agreement entered into on November 17, 2020, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to any registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised the over-allotment option on November 17, 2020. The underwriters waived their right to exercise the remaining over-allotment option on December 21, 2020.

The underwriters were paid an underwriting discount of $0.125 per unit, or $1.3 million in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.325 per unit, or $3.4 million in the aggregate which will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the Initial Public Offering.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 6 — COMMITMENTS AND CONTINGENCIES (Continued)

Representative’s Common Stock

The Company issued to the underwriters from the Initial Public Offering, 182,829 shares of Class A common stock upon the consummation of the Initial Public Offering. The underwriters agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, the underwriters have agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within 18 months from the closing of the Initial Public Offering. Based on the Initial Public Offering price of $10.00 per Unit, the fair value of the 182,829 shares of Class A common stock was $1.8 million, which was an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity upon the completion of the Initial Public Offering.

The shares received by the underwriters described immediately above have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement on Form S-1 filed with the SEC in connection with the Initial Public Offering (the “Registration Statement”) pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the Registration Statement of except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Common Stock

Preferred Stock - The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per preferred share. As of December 31, 2021, there are no preferred shares issued or outstanding.

Class A Common Stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 182,829 shares of Class A common stock issued or outstanding, which are non-redeemable. This number excludes 10,447,350 shares of Class A common stock that are subject to possible redemption amounting to $107.09 million, that were issued as part of the Units sold at the Initial Public Offering.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. At December 31, 2021 there were 2,611,838 shares of Class B common stock issued and outstanding. Holders of Class A common stock and holders of Class B common stock, voting together as a single class, for the election of directors on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 7 — STOCKHOLDERS’ DEFICIT (Continued)

Common Stock (Continued)

outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination. In addition, the calculation mentioned above will be subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like. In no event will the Class B common stock convert into Class A common stock at a rate of less than one to one.

NOTE 8 — DERIVATIVE WARRANT LIABILITIES

As of December 31, 2021, the Company has 5,223,675 and 5,817,757 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 —once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like).

In addition, if (x) the Company issues additional shares of common stock or equity- linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 8 — DERIVATIVE WARRANT LIABILITIES (Continued)

the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger. price described above in this section will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — INCOME TAX

The following table presents the current and deferred income tax provision (benefit) for federal, state and foreign income taxes:

	December 31, 2021	December 31, 2020
Current tax provision (benefit):
Federal	$—	$—
State	—	—

	—	—

Deferred tax provision (benefit):
Federal	(215,225)	40,502
State	(35,306)	6,666
Change in valuation allowance	250,531	(47,168)

	—	—

Total provision for income taxes:	$—	$—

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 9 — INCOME TAX (Continued)

Significant components of the Company’s net deferred tax asset or liability at December 31, 2021 and 2020 as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets
Net operating loss	$50,765	$—
Start up costs	246,934	—
Other	—	47,168

Total gross deferred tax assets	297,699	47,168
Valuation allowance	(297,699)	(47,168)

Net deferred tax assets	—	—

Deferred tax liabilities

Total deferred tax liabilities	—	—

Total	$—	$—

As of December 31, 2021, the Company has a $241,740 U.S. federal and state net operating loss carryover available to offset future taxable income. The net operating loss carryforwards are subject to 80% income limitation.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $250,531.

In accordance with authoritative guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company has no uncertain tax positions as of December 31, 2021.

The Company recognizes interest and penalties related to unrecognized tax positions within the income tax expense line in the accompanying statements of operations. There were no accrued interest and penalties associated with uncertain tax position as of December 31, 2021 or December 31, 2020.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 9 — INCOME TAX (Continued)

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for the income taxes at December 31, 2021 and 2020 follows:

	December 31, 2021	December 31, 2020
Expected tax at 21%	21.00%	21.00%
State income tax, net of federal tax	(0.75)%	3.52%
Change in fair value of the derivate warrant liabilities	0.00%	(17.70)%
Non-deductible expenses/excludable P&L items	(25.55)%	0.00%
True up	(0.04)%	0.00%
Offering costs	0.00%	(2.00)%
Change in valuation allowance	5.34%	(4.82)%

Provision for income taxes	0.00%	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to examination by the various taxing authorities for tax years ending December 31, 2021 and 2020.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1 - Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 - Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model, and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model, and continue to be measured at fair value using a Black-Scholes model. For the year ended December 31, 2021, the Company recognized income resulting from decrease in the fair value of liabilities of $5.7 million presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10 — FAIR VALUE MEASUREMENTS (Continued)

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$107,086,423	$—	$—

	$107,086,423	$—	$—

Liabilities:
Derivative warrant liabilities — Public	$2,611,838	$—	$—
Derivative warrant liabilities — Private	—	—	2,908,878

	$2,611,838	$—	$2,908,878

As of December 31, 2021, there was $90 of cash that was held in the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$106,966,830	$—	$—

	$106,966,830	$—	$—

Liabilities:
Derivative warrant liabilities — Public	$—	$—	$5,284,490
Derivative warrant liabilities — Private	—	—	5,939,893

	$—	$—	$11,224,383

As of December 31, 2020, there was $127,663 of cash held in the Trust Account.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. Public Warrants were transferred from Level 3 to Level 1 during the year ended December 31, 2021. With respect to the period ended December 31, 2020, there were no transfers between levels.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10 — FAIR VALUE MEASUREMENTS (Continued)

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	10.13	10.30
Volatility	8.0%	15.1%
Probability of completing a Business Combination	90.0%	88.3%
Term (in years)	5.32	5.88
Risk-free rate	1.28%	0.49%

The change in the fair value of the level 3 derivative warrant liabilities for the year ended December 31, 2021 is summarized as follows:

Level 3 derivative warrant liabilities at December 31, 2020	$11,224,383
Change in fair value of derivative warrant liabilities	(5,148,350)
Transfer of Public Warrants to Level 1 measurements	(3,167,155)

Level 3 derivative warrant liabilities at December 31, 2021	$2,908,878

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On January 31, 2022, the Company, and Comera Life Sciences, Inc., a Delaware corporation (“Comera”), jointly issued a press release announcing the execution of a business combination agreement (the “Business Combination Agreement”) among OTR, Comera, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation and newly formed, wholly-owned subsidiary of Holdco (“Comera Merger Sub”), and CLS Sub Merger 2 Corp., a Delaware corporation and newly formed,

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 11 — SUBSEQUENT EVENTS

Business Combination (Continued)

wholly-owned subsidiary of Holdco (“OTR Merger Sub”), pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Comera Merger”) and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving such merger as a direct wholly-owned subsidiary of Holdco (the “OTR Merger”) (collectively with the other transactions described in the Business Combination Agreement, the “Proposed Business Combination”).

For additional information regarding the Business Combination and the Merger Agreement and related agreements, see the Current Reports on Form 8-K filed by the Company with the SEC on January 31, 2022 and on February 4, 2022.

Working Capital Loan

On March 1, 2022, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $0.5 million (the “Note”). The Note is non-interest bearing and payable upon the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment.

Up to $0.5 million of the Note may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of March 1, 2022, the outstanding balance under the Note amounted to an aggregate of $0.1 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Comera Life Sciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Comera Life Sciences, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations and comprehensive loss, convertible preferred stock, stockholders’ deficit and members’ equity, and cash flows, for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses since inception, and has an accumulated deficit as of December 31, 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2021.

Tewksbury, Massachusetts

March 8, 2022

COMERA LIFE SCIENCES, INC.

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$6,510,140	$155,427
Accounts receivable	—	109,868
Due from related parties	286	5,400
Prepaid expenses and other current assets	270,648	39,693

Total current assets	6,781,074	310,388
Restricted cash	50,000	25,000
Property and equipment, net	234,167	178,290
Right of use asset	320,373	—
Security deposit	32,200	32,200

Total assets	$7,417,814	$545,878

Liabilities, Convertible Preferred Stock, Stockholders’ Deficit and Members’ Equity
Current liabilities:
Accounts payable	$416,941	$97,616
Accrued expenses and other current liabilities	506,611	106,810
Deferred revenue	—	28,949
Lease liability - current	121,552	—

Total current liabilities	1,045,104	233,375
Note payable	—	160,588
Lease liability - noncurrent	201,504	—

Total liabilities	1,246,608	393,963

Commitments and contingencies (Note 17)
Convertible preferred stock (Note 9)	20,857,453	—

Stockholders’ deficit and members’ equity:
Capital units	—	10,681,040
Common stock, $0.001 par value; 20,000,000 shares authorized as of December 31, 2021; 400,000 shares issued and outstanding as of December 31, 2021; no shares authorized, issued and outstanding as of December 31, 2020.	400	—
Additional paid-in capital	2,213,178	918,922
Accumulated deficit	(16,899,825)	(11,448,047)

Total stockholders’ deficit and members’ equity	(14,686,247)	151,915

Total liabilities, convertible preferred stock, stockholders’ deficit and members’ equity	$7,417,814	$545,878

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2021	2020
Revenue	$319,832	$442,919
Cost of revenue	161,008	104,407

Operating expenses:
Research and development	1,752,669	1,261,747
General and administrative	3,941,783	1,204,285

Total operating expenses	5,694,452	2,466,032

Loss from operations	(5,535,628)	(2,127,520)
Gain on debt extinguishment	160,588	—
Change in fair value of convertible notes	(76,738)	—
Other income (expense), net	—	2,033

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(1.40)	$(0.19)
Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	3,906,889	11,050,904

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ DEFICIT AND MEMBERS’ EQUITY

	Convertible Preferred Stock		Capital Units		Incentive Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit or Members’ Equity
	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount
Balance as of January 1, 2020	—	$—	8,748,276	9,118,198	1,823,017	—	—	$—	$817,882	$(9,322,560)	$613,520
Issuance of capital units, net of issuance costs of $50,068	—	—	680,730	1,562,842	—	—	—	—	—	—	1,562,842
Vesting of incentive units	—	—	—	—	164,457	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	101,040	—	101,040
Net loss	—	—	—	—	—	—	—	—	—	(2,125,487)	(2,125,487)

Balance as of December 31, 2020	—	$—	9,429,006	$10,681,040	1,987,474	$—	—	$—	$918,922	$(11,448,047)	$151,915
Vesting of incentive units	—	—	—	—	32,939	—	—	—	—	—	—
Conversion of capital units into convertible preferred stock	9,429,006	10,681,040	(9,429,006)	(10,681,040)	—	—	—	—	—	—	(10,681,040)
Cancellation of incentive units upon corporate reorganization	—	—	—	—	(2,020,413)	—	—	—	—	—	—
Issuance of convertible preferred stock, net of issuance costs of $60,327	4,373,752	10,176,413	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	400,000	400	179,600	—	180,000
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,114,656	—	1,114,656
Net loss	—	—	—	—	—	—	—	—	—	(5,451,778)	(5,451,778)

Balance as of December 31, 2021	13,802,758	$20,857,453	—	$—	—	$—	400,000	$400	$2,213,178	$(16,899,825)	$(14,686,247)

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,451,778)	$(2,125,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,114,656	101,040
Depreciation expense	86,136	89,749
Loss on disposal of equipment	—	1,392
Noncash consulting expense	—	171,100
Noncash lease expense	2,683	—
Gain on debt extinguishment	(160,588)	—
Change in fair value of convertible notes	76,738	—
Changes in operating assets and liabilities:
Accounts receivable	109,868	(113,068)
Prepaid expenses and other current assets	(230,955)	(583)
Due from related parties	5,114	(5,400)
Accounts payable	319,325	20,981
Accrued expenses and other current liabilities	399,801	82,223
Deferred revenue	(28,949)	(26,051)

Net cash used in operating activities	(3,757,949)	(1,804,104)

Cash flows from investing activities:
Purchases of property and equipment	(142,013)	(12,366)

Net cash used in investing activities	(142,013)	(12,366)

Cash flows from financing activities:
Proceeds from issuance of capital units, net of issuance costs	—	1,391,742
Proceeds from issuance of convertible preferred stock, net of issuance costs	9,349,675	—
Proceeds from issuance of promissory note	—	160,588
Proceeds from issuance of convertible notes	750,000	—
Proceeds from exercise of stock options	180,000	—

Net cash provided by financing activities	10,279,675	1,552,330

Net increase (decrease) in cash, cash equivalents and restricted cash	6,379,713	(264,140)
Cash, cash equivalents and restricted cash at beginning of year	180,427	444,567

Cash, cash equivalents, and restricted cash at end of year	$6,560,140	$180,427

Supplemental disclosures of non-cash activities:
Issuance of capital units in exchange for services	$—	$171,100
Conversion of capital units into convertible preferred stock	$10,681,040	$—
Settlement of convertible notes for convertible preferred stock	$826,738	$—

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

Comera Life Sciences, Inc. (“Comera” or “Company”) was formed in the state of Delaware on January 2, 2014 as ReForm Biologics, LLC. On April 30, 2021, the Company completed a corporate reorganization and changed its name to ReForm Biologics, Inc. As part of the transaction each issued and outstanding capital unit of the Company as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of the Company were cancelled. On January 7, 2022, the Company changed its name to Comera Life Sciences, Inc. to emphasize the Company’s vision of a compassionate new era in medicine.

Comera is a biotechnology company dedicated to promoting a compassionate new era in medicine. The Company applies a deep knowledge of formulation science and technology to transform essential biologic medicines from IV to subcutaneous (“SQ”) forms. This revolutionary technology provides patients and families with the freedom of self-injectable care, allowing them to realize the potential of these life changing therapies, and to unlock the vast potential of their own lives while simultaneously lowering healthcare costs. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutics that incorporate the Company’s innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to the Company’s partners’ biologic medicines to deliver enhanced formulations that facilitate self-injectable care.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, risks associated with completing preclinical studies and clinical trials, receiving regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Significant discovery, research and development efforts, including clinical testing and regulatory approval, are required prior to commercialization of any potential product candidates. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Through December 31, 2021, the Company has funded its operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock. The Company has incurred recurring losses since its inception, including net losses of $5.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. In addition, as of December 31, 2021, the Company had an accumulated deficit of $16.9 million. The Company expects to continue to generate operating losses for the near future. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company’s inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurance that the current operating plan will be achieved or that additional funding will be available on terms acceptable to the Company, or at all.

The Company does not believe the cash and cash equivalents on hand as of December 31, 2021 of $6.5 million will be sufficient to fund its operations and capital expenditure requirements for the next twelve months from the date the financial statements are issued. The Company will be required to raise additional capital to continue to fund operations and capital expenditures. Such funding may not be available on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue operations or the Company may be required to delay, scale back or eliminate some or all of its ongoing research and development efforts and other operations. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. These uncertainties create substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

The Company plans to continue to closely monitor the ongoing impact of the COVID-19 pandemic on the Company’s employees and other business operations. In an effort to provide a safe work environment for the Company’s employees, the Company has, among other things, limited employees in the Company’s office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in the Company’s offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for the Company’s employees present in the Company’s office and lab facilities. The Company is continuing to monitor the impact and effects of the COVID-19 pandemic and the Company’s response to it, and the Company expects to continue to take actions as may be required or recommended by government authorities or that are determined to be in the best interests of the Company’s employees and other business partners in light of the pandemic.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuation of the Company’s common stock, capital and incentive units and stock-based compensation. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.

Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology observable inputs, other than those in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or that can be corroborated by observable market data.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due primarily to their short-term nature, certain financial instruments have fair values that approximate their carrying values. These instruments include accounts receivable, due from related parties, accounts payable, and accrued expenses. The fair value of long-term debt approximates its carrying value and has been estimated based on interest rates being offered for similar debt having the same or similar remaining maturities and terms of repayment.

Concentrations of Credit Risk

The Company has no significant off-balance sheet risk, such as foreign exchange contracts, option contacts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, restricted cash and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash with high-credit quality financial institutions which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant losses due to credit risk on cash, cash equivalents and restricted cash. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of the Company’s customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable. Consequently, the Company believes that its exposure to losses due to credit risk on net accounts receivable is limited.

Segments

Operating segments are defined as components of an entity for which separate discrete financial information is made available and that is regularly evaluated by the chief operating decision maker, or CODM, in making decisions regarding resource allocation and assessing performance. The Company’s CODM is the chief executive officer and our operations are managed as a single segment for the purposes of assessing performance and making operating decisions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. The Company maintains its cash and cash equivalents at accredited financial institutions, in amounts that may exceed federally insured limits.

Restricted Cash

Restricted cash relates to amounts that are held on deposit by a financial institution for a specific purpose and are not available to the Company for immediate or general business use. Amounts are reported as current or noncurrent based on when the cash is expected to become available to the Company for its general business use.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for credit losses is provided for amounts considered to be uncollectible based upon management’s assessment of the collectability, which considers historical write-off experience and any specific risks identified in customer collection matters. Credit losses are written off against the allowance when identified. As of December 31, 2021 and 2020, there was no allowance for credit losses or bad debt, respectively

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Laboratory equipment	5 Years
Leasehold improvements	Lesser of lease term or 10 years
Computer equipment	3 Years
Other equipment	5 Years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which consist of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment loss during the years ended December 31, 2021 and 2020.

Leases

Effective January 1, 2021, the Company adopted ASU 2016-02, Leases (Topic 842). The Company determines if an arrangement is a lease at inception and the classification of such lease. Operating leases include right-of-use assets and operating lease liabilities, which are recorded in the Company’s balance sheets.

Right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable or an incremental borrowing rate applicable to the Company based on the information available at the commencement date, if an implicit rate is not readily available, in determining the present value of lease payments. As the Company has no existing or proposed collateralized borrowing arrangements, to determine a reasonable incremental borrowing rate, the Company considers collateral assumptions, the lease term, the Company’s current credit risk profile, and rates for existing borrowing arrangements for comparable peer companies. The Company accounts for the lease and fixed non-lease components as a single lease component for real estate leases. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Fair Value Option for Convertible Notes

As permitted under ASC 825, Financial Instruments (“ASC 825”), the Company elected the fair value option to account for its convertible notes issued during 2021 (the “Notes”). The Company recorded the convertible notes at fair value subsequently remeasured them to fair value at each reporting date and upon settlement. Changes in fair value were recognized as a component of other income, net in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the issuance of the convertible notes were recognized as expense as incurred.

Convertible Preferred Stock

The Company accounts for convertible preferred stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. The convertible preferred stock is only redeemable upon the occurrence of certain deemed liquidation events. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring.

Income Taxes

From inception through April 30, 2021, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through April 30, 2021 flowed through to the members of the limited liability company. Accordingly, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. Effective April 30, 2021, the Company converted from an LLC to a C corporation for federal and state income tax purposes. The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. At December 31, 2021, the Company has concluded that a full valuation allowance is necessary for its deferred tax assets.

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in the Company’s statements of operations and comprehensive loss.

Revenue and Contract Balances

Effective January 1, 2019 and January 1, 2021, the Company adopted FASB ASU No. 2014-09 (Topic 606), Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”) and ASU No. 2018-18, Clarifying the Interaction between Topic 808 (Collaborative Arrangements) and Topic 606 (Revenue from Contracts with Customers), respectively. The Company’s principal sources of revenue during the years ended December 31, 2021 and 2020, were derived from research and development service agreements with customers.

At inception, management determines whether contracts are within the scope of ASC 606 or other topics, including ASC 808, Collaborative Arrangements (“ASC 808”). For contracts or units of account that are determined to be within the scope of ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which management expects to be entitled to receive in exchange for these goods and services. To achieve this core principle, management applies the following five steps (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as a performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Identification of Performance Obligations. Performance obligations promised in a contract are identified at contract inception based on the goods and services that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation. In general, the Company’s contracts typically contain one performance obligation to perform research services on behalf of its customers, which are generally performed over a short period of time, typically less than twelve months. These contracts typically include rights to negotiate for a license or other products and services upon completion of the research services.

Transaction Price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. The Company’s contracts typically contain upfront payments or fees for research services.

Research and Development Services. The promises under the Company’s arrangements generally include research and development services to be performed by the Company on behalf of the counterparty. Payments or reimbursements from customers resulting from the Company’s research and development efforts are recognized as the services are performed and presented on a gross basis because the Company is the principal for such efforts. The Company uses an input method, according to the ratio of direct labor hours incurred to the total direct labor hours expected to be incurred in the future to satisfy the performance obligation. In management’s judgment, this input method is the best measure of the transfer of control of the performance obligation. Amounts received prior to revenue recognition are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion. Reimbursements from and payments to the counterparty that are the result of a collaborative relationship, instead of a customer relationship, such as co-development activities, are recognized as the services are performed and presented as a reduction to research and development expense. To date, the Company has determined that all arrangements which include research and development services have been transacted with customers and recognized on a gross basis using ASC 606.

Customer Options. If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the goods and services underlying the customer options that are not determined to be material rights are not considered to be performance obligations at the outset of the arrangement, as they are contingent upon option exercise. The Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

Contract Balances. The Company classifies the right to consideration in exchange for deliverables as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due). Such receivables are presented in accounts receivable in the accompanying balance sheets at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables and contract assets that may not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and other applicable factors. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. Contract assets include unbilled amounts from contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not solely subject to the passage of time. Contract assets are included in prepaid expenses and other current assets in the accompanying balance sheets. Contract liabilities, which are presented as deferred revenue, consist of advance payments and billings in excess of revenue recognized. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

Cost of Revenue

Cost of revenue primarily represents payroll and related personnel costs as well as allocated overhead, including occupancy and information technology expenses.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, facilities costs, depreciation, and external costs of outside vendors. Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as an expense as the goods are delivered or the related services are performed or until it is no longer expected that the goods will be delivered or the services rendered.

The Company has entered into various research and development related contracts. The Company records accrued liabilities for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the underlying activities.

Stock-Based Compensation Expense

Stock-based payments are accounted for in accordance with the provisions of ASC 718, Compensation – Stock Compensation. The Company measures the estimated fair value of the stock-based award on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock options, and formerly incentive units, with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance- or market-based vesting conditions. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s cash compensation costs are classified.

Given the absence of an active market for the Company’s equity, the Company and the board of directors were required to estimate the fair value of the Company’s common stock and incentive units at the time of each grant. The Company and the board of directors determined the estimated fair value of the Company’s equity instruments based on a number of factors, including external market conditions affecting the biotechnology industry sector. The Company and the board of directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its equity instrument. Each valuation methodology includes estimates and assumptions that require the Company’s judgment.

Comprehensive Loss

Comprehensive loss is defined as the change in equity from transactions and other events or circumstances from non-owner sources. Comprehensive loss includes net loss as well as other changes in stockholders’ deficit and members’ equity that result from transactions and economic events other than those with stockholders and members. For the years ended December 31, 2021 and 2020, comprehensive loss is equal to net loss.

Net Loss per Share or Unit

The Company calculates basic and diluted net loss per share or unit in conformity with the two-class method required for participating securities. Under the two-class method, net loss is allocated between common stock or member units and other participating securities based on their participation rights.

Diluted net loss per unit is computed using the more dilutive of (a) the two-class method, (b) treasury stock method, or (c) if-converted method. as applicable, to potentially dilutive instruments. Potentially dilutive instruments consist of unvested incentive units and the potential issuance of common stock upon exercise of outstanding stock options or conversion of preferred stock. The dilutive effect of the convertible preferred stock is assessed by application of the “if-converted” method in periods where such application would be dilutive.

Subsequent Event Considerations

The Company considers events or transactions that occur after the balance sheet date but prior to the date the financial statements are issued to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the prior leasing guidance, which requires lessees to recognize right-of use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The Company adopted ASU 2016-02, as amended, as of January 1, 2021 by applying the modified retrospective approach for leases existing at, and entered into after, January 1, 2021. In addition, the standard allows for certain practical expedients in transition to ASU 2016-02, including the package of practical expedients. The Company utilized the package of practical expedients which allowed the Company to not reassess the following: (i) whether any expired or existing contracts contained leases; (ii) the lease classification for any expired or existing leases; and (iii) the treatment of initial direct costs for any existing leases. The adoption of this standard resulted in the recognition of a right of use asset and corresponding operating lease liability of $66 thousand upon adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments, which has been subsequently amended (“ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company early adopted ASU 2016-13, as amended, as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). ASU 2018-18 provides guidance on whether certain transactions between collaborative arrangement participants should be accounted for with revenue under Topic 606. The Company early adopted this guidance as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exceptions for contracts in an entity’s own equity. Under ASU 2020-06, certain features, including beneficial conversion features, are no longer required to be separately accounted for. The new guidance also requires the if-converted method to be applied for all convertible instruments and requires additional disclosures. The Company early adopted this standard as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial statements and disclosures.

Reclassification of Prior Year Presentation

Certain immaterial prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

3. Fair Value of Financial Assets and Liabilities

As of December 31, 2021 and 2020, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis. There were no assets or liabilities for which fair value was required to be disclosed. During the years ended December 31, 2021 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

Valuation of Convertible Notes

During the year ended December 31, 2021, the Company issued convertible notes to certain existing investors. The Company has elected to account for these instruments utilizing the fair value option as permitted under ASC 825. Management believes the fair value option more closely reflects the economics of the transaction from the perspective of the counterparties. At issuance the Notes were considered to have a fair value equal to the principal of the Notes and at settlement the Notes were considered to have a fair value equal to the fair value of the convertible preferred stock that was issued in settlement of the Notes. The fair value of the convertible preferred stock that was issued in settlement of the Notes was based on an option pricing model. The option pricing model utilized an enterprise value that was determined utilizing a backsolve method based on the issuance of a new class of preferred stock in an arms-length transaction. The enterprise value was then allocated to the various outstanding classes of equity. This model utilizes unobservable inputs. The change in fair value for the year ended December 31, 2021 was $77 thousand which was recorded as change in fair value of convertible notes in the Company’s statements of operations and comprehensive loss.

The following table sets forth a summary of changes in the fair value of the Company’s Notes for which fair value is determined by Level 3 inputs:

Convertible Notes
Value as of December 31, 2020	$—
Issuance of convertible notes	750,000
Change in fair value of convertible notes	76,738
Settlement into convertible preferred stock	(826,738)

Value as of December 31, 2021	$—

4. Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheet and included in the statement of cash flows:

	December 31,
	2021	2020
Cash and cash equivalents	$6,510,140	$155,427
Restricted cash	50,000	25,000

Cash, cash equivalents, and restricted cash	$6,560,140	$180,427

Amounts included in restricted cash as of December 31, 2021 and 2020 consist of cash held to collateralize a letter of credit issued as a security deposit in connection with the Company’s lease on its corporate facility and for certain credit cards.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2021	2020
Contract assets	$85,018	$—
Insurance recovery receivable	136,250
Prepaid employee benefits	2,000	10,722
Prepaid rent	—	11,201
Other	47,380	17,770

Prepaid expenses and other current assets	$270,648	$39,693

6. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Lab equipment	$587,650	$463,817
Leasehold improvements	17,973	11,258
Computer equipment	21,747	10,282
Other equipment	9,411	9,411

	636,781	494,768
Less accumulated depreciation	(402,614)	(316,478)

Property and equipment, net	$234,167	$178,290

Depreciation expense for the years ended December 31, 2021 and 2020 was $86 thousand and $90 thousand, respectively.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued bonus	$349,000	$—
Professional fees	123,756	85,088
Accrued vacation	25,945	20,328
Other	7,910	1,394

Accrued expenses and other current liabilities	$506,611	$106,810

8. Members’ Equity and Corporate Reorganization

On April 30, 2021, the Company completed a reorganizational transaction (the “Corporate Reorganization”). As part of the Corporate Reorganization each issued and outstanding capital unit of ReForm Biologics, LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics, LLC were cancelled. The financial statements as of and for the year ended December 31, 2021, reflect the exchange of capital units to convertible preferred stock.

The following summarizes the activity of Capital Units for the year ended December 31, 2021:

	Class A1 Capital Units		Class B1 Capital Units		Class B1-A Capital Units		Total Capital Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2020	8,811,088	$9,289,298	514,932	$1,329,024	102,986	$62,718	9,429,006	$10,681,040
Conversion of capital units into convertible preferred stock	(8,811,088)	(9,289,298)	(514,932)	(1,329,024)	(102,986)	(62,718)	(9,429,006)	(10,681,040)

Balance as of December 31, 2021	—	$—	—	$—	—	$—	—	$—

The following summarizes the activity of Capital Units for the year ended December 31, 2020:

	Class A1 Capital Units		Class B1 Capital Units		Class B1-A Capital Units		Total Capital Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance as of January 1, 2020	8,748,276	$9,118,198	—	$—	—	$—	8,748,276	$9,118,198
Issuance of capital units, net of issuance costs of $50,068	62,812	171,100	514,932	1,329,024	102,986	62,718	680,730	1,562,842

Balance as of December 31, 2020	8,811,088	$9,289,298	514,932	$1,329,024	102,986	$62,718	9,429,006	$10,681,040

During 2020, the Company issued an aggregate of 62,812 Class A Capital Units in exchange for services rendered in the amount of $171 thousand. Additionally, during 2020 the Company issued 514,932 Class B1 Capital Units and 102,986 Class B1-A Capital Units in exchange for gross cash proceeds of $1.4 million. The proceeds were allocated to the B1 and B1-A Capital Units utilizing a relative fair value basis.

9. Convertible Preferred Stock

As of December 31, 2021, the authorized capital stock of the Company included 14,051,702 shares of $0.001 par value preferred stock, of which 9,429,006 shares have been designated as series A convertible preferred stock (“Series A Preferred Stock”) and 4,622,696 shares have been designated as series B convertible preferred stock (“Series B Preferred Stock”).

Convertible preferred stock consisted of the following as of December 31, 2021:

	Par Value	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Convertible Preferred Stock	$0.001	6,000,000	6,000,000	$2,972,028	$18,000,000	6,000,000
Series A-2 Convertible Preferred Stock	$0.001	1,266,667	1,266,667	$1,865,374	$3,800,001	1,266,667
Series A-3 Convertible Preferred Stock	$0.001	527,752	527,752	$1,416,519	$1,583,256	527,752
Series A-4 Convertible Preferred Stock	$0.001	1,016,669	1,016,669	$3,035,377	$3,050,007	1,016,669
Series A-5 Convertible Preferred Stock	$0.001	514,932	514,932	$1,329,024	$2,162,714	514,932
Series A-6 Convertible Preferred Stock	$0.001	102,986	102,986	$62,718	$144,180	102,986
Series B-1 Convertible Preferred Stock	$0.001	4,219,409	3,970,465	$9,352,627	$9,410,002	3,970,465
Series B-2 Convertible Preferred Stock	$0.001	403,287	403,287	$823,786	$766,245	403,287

		14,051,702	13,802,758	$20,857,453	$38,916,405	13,802,758

The following summarizes the activity of the Series A convertible preferred stock for the year ended December 31, 2021:

	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A-3 Convertible Preferred Stock		Series A-4 Convertible Preferred Stock		Series A-5 Convertible Preferred Stock		Series A-6 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—
Conversion of capital units into convertible preferred stock	6,000,000	2,972,028	1,266,667	1,865,374	527,752	1,416,519	1,016,669	3,035,377	514,932	1,329,024	102,986	62,718

Balance as of December 31, 2021	6,000,000	$2,972,028	1,266,667	$1,865,374	527,752	$1,416,519	1,016,669	$3,035,377	514,932	$1,329,024	102,986	$62,718

The following summarizes the activity of the Series B convertible preferred stock for the year ended December 31, 2021:

	Series B-1 Convertible Preferred Stock		Series B-2 Convertible Preferred Stock
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—
Issuance of convertible preferred stock, net of issuance costs of $60,327	3,970,465	9,352,627	403,287	823,786

Balance as of December 31, 2021	3,970,465	$9,352,627	403,287	$823,786

In April 2021, the Company issued 6,000,000, 1,266,667, 527,752, 1,016,669, 514,932, and 102,986 shares of Series A-1, A-2, A-3, A-4, A-5, and A-6 Preferred Stock, respectively. The Series A Preferred Stock was issued in settlement of previously outstanding capital units of ReForm Biologics, LLC as part of the Corporate Reorganization.

In connection with the series B preferred stock purchase agreement dated May 26, 2021 (the “Series B Purchase Agreement”), the Company initially issued 2,240,507 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”) at an initial issuance price of $2.37 per share for total gross proceeds of $5.3 million. Concurrent with the issuance of these shares, the Company also issued 403,287 shares of Series B-2 preferred stock that were issued to settle the Notes. The Series B Purchase Agreement provided for the issuance of up to an additional 1,978,902 shares of Series B-1 Preferred Stock at the same terms to new investors. This provision does not create any enforceable rights or obligations related to the issuance of additional shares.

In a second closing associated with the Series B Purchase Agreement, during June 2021, the Company issued an additional 843,882 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.0 million. In a third closing associated with the Series B Purchase Agreement, during July 2021, the Company issued an additional 886,076 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.1 million.

As of December 31, 2021, the holders of the preferred stock have the following rights and preferences:

Voting Rights—

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Except for the actions requiring the approval or consent of the holders of preferred stock, the holders of preferred stock shall vote together with the holders of common stock and vote as a single class.

Dividends—

The holders of the preferred stock are entitled to receive dividends when, as and if declared by the Board. The Company may not pay any dividends on shares of common stock of the Company unless the holders of preferred stock also receive a corresponding dividend. As of December 31, 2021, no cash dividends have been declared or paid.

Liquidation Rights—

In the event of any voluntary or involuntary liquidation event, dissolution, winding up of the Company or upon the occurrence of certain events considered to be a deemed liquidation events, each holder of the then outstanding Series B Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders of the Series A Preferred Stock and common stock. After payments have been made in full to the holders of the Series B Preferred Stock, then, to the extent available, each holder of the then outstanding Series A Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders common stock. After payments have been made in full to the holders of the preferred stock, then, to the extent available, the remaining amounts will be distributed among the holders of the preferred stock and common stock, pro rata based on the number of shares held by each holder.

Conversion—

Each share of preferred stock is convertible into common stock, at any time, at the option of the holder, and without the payment of additional consideration, at the applicable conversion ratio then in effect for each series of preferred stock, initially set at the initial issuance price (i.e., one-for-one), and subject to adjustment in accordance with specified anti-dilution provisions. In addition, each share of preferred stock will be automatically converted into common stock at the applicable conversion ratio then in effect for each series of preferred stock upon the earlier of (i) a qualified initial public offering as defined, (ii) the closing of a business combination pursuant to which the Corporation is merged into, or otherwise combines with, a public company or a special purpose acquisition company listed on a “national securities exchange or (iii) upon a vote of the holders of a majority of the outstanding preferred stock.

The Company evaluated each series of its preferred stock and determined that each individual series is considered an equity host. In making this determination, the Company’s analysis followed the whole instrument approach which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the economic characteristics and risks of each series of preferred stock. More specifically, the Company evaluated all of the stated and implied substantive terms and features, including: (1) whether the preferred stock included redemption features, (2) how and when any redemption features could be exercised, (3) whether the holders of preferred stock were entitled to dividends, (4) the voting rights of the preferred stock and (5) the existence and nature of any conversion rights. As a result of the Company’s conclusion that the preferred stock represents an equity host, the conversion feature of all series of preferred stock is considered to be clearly and closely related to the associated preferred stock host instrument. Accordingly, the conversion feature of all series of preferred stock is not considered an embedded derivative that requires bifurcation.

Redemption—

The preferred stock is only redeemable upon the occurrence of certain deemed liquidation events, as discussed above. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring. Through December 31, 2021, the deemed liquidation events have not been considered probable of occurring, and therefore the preferred stock has not been accreted.

10. Common Stock

As of December 31, 2021, the authorized capital stock of the Company included 20,000,000 shares of common stock, $0.001 par value. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock entitles the holder to one vote, together with the holders of the preferred stock, on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the Board, if any, subject to the preferential dividend rights of the preferred stock. Through December 31, 2021, no cash dividends have been declared or paid.

As of December 31 2021, the Company has reserved the following shares of common stock for future issuance:

Shares reserved for conversion of preferred stock	14,051,702
Shares reserved for exercise of outstanding stock options	3,488,407
Shares reserved for issuance under equity compensation plans	340,570

Total shares of authorized common stock reserved for future issuance	17,880,679

11. Stock-Based Compensation

2014 Restricted Unit Plan

On March 4, 2014, the Company established the 2014 Restricted Unit Plan (the “2014 Plan”). A total of 2,500,000 incentive units were authorized as part of the 2014 Plan, under which participants would receive membership interests in the Company. Under the terms of the 2014 Plan, Incentive Units could be granted to a participant by the Company’s board of directors. The strike price of the Incentive Units is determined by the Company’s board of directors at the time of grant. The Company has certain repurchase rights for issued Incentive Units in the event of termination of the participant’s employment or consulting relationship. As of December 31, 2020, there were 82,563 Incentive Units available for future grant. The plan was extinguished on April 30, 2021 as a result of the corporate reorganization.

2021 Stock Option and Grant Plan

On April 30, 2021, the Company established the 2021 Stock Option and Grant Plan (the “2021 Plan”), which provides for the Company to issue restricted stock awards, unrestricted stock awards and restricted stock units, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company’s employees, including officers. Restricted stock awards, unrestricted stock awards and restricted stock units and non-statutory stock options may be granted to employees, directors, consultants and key persons of the Company.

The total number of common shares authorized to be issued under the 2021 Plan was 4,228,977 shares as of December 31, 2021, of which 340,570 shares remained available for future grant.

Shares underlying awards that are forfeited, cancelled, reacquired by the Company prior to vesting, satisfied without the issuance of common stock, or are otherwise terminated under the 2021 Plan without having been fully exercised will be available for future awards.

Incentive Unit Valuation

Each Incentive Unit represents a non-voting equity interest in the Company that entitles the holder to a percentage of the profits and appreciation in the Company’s equity value arising after the date of grant and after such time as the strike price is met. Incentive Units are granted at no less than fair value on the date of grant as determined by the board of directors and typically vest over four years.

The Company measures and records the expense related to Incentive Units based on the fair value of those awards as determined on the date of grant. The Company used an option pricing model (OPM) to determine the total equity value of the Company at various dates and allocated that value to the outstanding Units, including Incentive Units. The OPM requires the use of subjective assumptions, which determine the fair value of equity-based awards, including the value of the Company’s equity, volatility, time to liquidity and risk-free rate. Once the enterprise value has been allocated to each class of Unit, the value attributed to the Incentive Units is then discounted for a lack of marketability. The Company and the board of directors considers changes in facts and circumstances between valuation dates to determine the fair value of Incentive Units on each date of grant.

The following table summarizes the inputs used in the OPM:

Year Ended December 31,
2020
Company equity value (in millions)	$3.6 - $10.7
Volatility	90.00%
Time to liquidity	3 Years
Risk-free rate	0.15% - 0.22%

Incentive Unit Activity

The following table summarizes the Company’s Incentive Unit activity for the year ended December 31, 2021:

	Unvested Incentive Units	Weighted-Average Grant Date Fair Value Per Unit
Unvested as of December 31, 2020	429,963	$0.19
Vested	(32,939)	0.43
Forfeited	(4,428)	0.66
Cancelled	(392,596)	0.10

Unvested as of December 31, 2021	—	$—

Stock Option Valuation

The assumptions that the Company used to determine the grant-date fair value of stock options granted were as follows, presented on a weighted-average basis:

Year Ended December 31,
2021
Expected option life (years)	5.58
Risk-free interest rate	0.90%
Expected volatility	62.84%
Expected dividend yield	—%

Stock Option Activity

The following table summarizes the Company’s stock option activity for the year ended December 31, 2021:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	—	$—		$—
Granted	3,958,407	0.45
Exercised	(400,000)	0.45		88
Cancelled or forfeited	(70,000)	0.45

Outstanding as of December 31, 2021	3,488,407	$0.45	9.52	$767

Exercisable as of December 31, 2021	2,123,125	$0.45	9.44	$467

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock.

The weighted-average grant-date fair value of the Company’s stock options granted during the year ended December 31, 2021 was $0.41.

As of December 31, 2021, total unrecognized compensation cost related to the unvested stock options was $569 thousand, which is expected to be recognized over a weighted-average period of 3.52 years.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows:

	Year Ended December 31,
	2021	2020
Cost of revenue	$19,876	$2,924
Research and development	414,322	36,961
General and administrative	680,458	61,155

Total stock-based compensation	$1,114,656	$101,040

12. Related Party Transactions

The Company provides administrative services to certain related parties that are affiliated entities through common equity ownership with financial and operational interests in the Company. During the years ended December 31, 2021 and 2020, the Company recognized $5 thousand and $21 thousand as a reduction to general and administrative expense related to these contracts, respectively. As of December 31, 2021, the Company had a minimal amount of receivables related to these arrangements. As of December 31, 2020, the Company had $5 thousand of receivables related to these arrangements.

13. Concentrations of Risk

The Company has certain customers whose revenue individually represented 10% or more of the Company’s total revenue or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable.

For the years ended December 31, 2021 and 2020, two customers accounted for all revenue recognized in the period.

As of December 31, 2021, there were no customer concentrations in accounts receivable. As of December 31, 2020, one customer accounted for 97% of accounts receivable.

14. Note Payable

On April 24, 2020, the Company executed a promissory note pursuant to which it received proceeds of $161 thousand under the Paycheck Protection Program. The program was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered by the U.S. Small Business Administration.

The note had a two-year term, accrued interest at the rate of 1.0% per annum, and was prepayable at any time without payment of any premium. No payments of principal or interest were due during the six-month period beginning on the date of the note. The Paycheck Protection Program Flexibility Act of 2020 extended the deferral period for borrower payments of principal, interest, and fees on the note to the date of the U.S. Small Business Administration forgiveness.

Under the terms of the program, the Company could apply for and be granted forgiveness for all or a portion of the loan, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent and utilities. The Company applied for forgiveness on November 23, 2020. On January 7, 2021, the Company received notice that the forgiveness had been approved and recorded a gain on debt extinguishment in the amount of $161 thousand.

15. Income Tax

From inception through April 30, 2021, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through April 30, 2021 flowed through to the members of the limited liability company. Accordingly, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. Effective April 30, 2021, the Company converted from an LLC to a C corporation for federal and state income tax purposes.

For the period from May 1, 2021 to December 31, 2021, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s operations are based in the United States.

A reconciliation of income tax expense computed at the statutory federal income tax rate to the Company’s effective tax rate as reflected in the financial statements is as follows:

Year Ended December 31,
2021
Income tax at federal statutory tax rate	21.0%
State income taxes, net of federal benefit	5.3%
Income tax rate differential	(3.0)%
Stock-based compensation	(0.9)%
Permanent differences	(0.3)%
Research and development tax credits	0.9%
Change in valuation allowance	(23.0)%

Effective income tax rate	—%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are comprised of the following:

December 31,
2021
Deferred tax assets:
Net operating loss carryforwards	$885,617
R&D credit carryforwards	63,406
Lease liabilities	88,259
Stock-based compensation	173,069
Accrued expenses and other	176,231

1,386,582
Valuation allowance	(1,235,082)

151,500
Deferred tax liabilities:
Property and equipment and right of use assets	(151,500)

Net deferred tax assets	$—

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. As of December 31, 2021, based on the Company’s history of operating losses, the Company has concluded that it is not more likely than not that the benefit of its deferred tax assets will be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2021. The valuation allowance increased $1.2 million during the year ended December 31, 2021 due primarily to net operating losses generated.

As of December 31, 2021, the Company had U.S. federal and state net operating loss carryforwards of $3.2 million, that may be available to offset future income tax liabilities. The U.S. federal tax operating loss carryforwards are not subject to expiration and can be carried forward indefinitely while the state net operating loss carryforwards begin to expire in 2042.

As of December 31, 2021, the Company has federal and state research and development tax credit carryforwards of $48 thousand and $15 thousand, respectively. The Company generated research credits but has not conducted a study to document the qualified activities. This study may result in an adjustment to the Company’s research and development credit carryforwards.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percentage points, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed numerous financings since its inception, which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. As of December 31, 2021, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of income. For the year ended December 31, 2021, no estimated interest or penalties were recognized on uncertain tax positions.

The Company’s corporate tax returns for the year ended December 31, 2021 remain open and subject to examination by the Internal Revenue Service and state taxing authorities.

16. Net Loss per Share or Unit – Basic and Diluted

For the years ended December 31, 2021 and 2020, basic net loss per share or unit was computed by dividing the net loss attributable to common stockholders or unit holders by the weighted average number of common shares and member units outstanding. Prior to April 30, 2021, undistributed losses were allocated equally to each class of member units, including vested incentive units, since they share equally in the residual net assets of the Company upon liquidation, subject to their different distribution participation rights. Subsequent to April 30, 2021, the Company did not have any participating securities as the convertible preferred stock is not required to share in the losses of the Company.

For the years ended December 31, 2021 and 2020, diluted net loss per share or unit is the same as basic net loss per share or unit since the effect of considering unvested incentive units, stock options, and convertible preferred stock in the calculation would be anti-dilutive.

The following potentially dilutive common stock or member unit equivalents, presented based on amounts outstanding at each year end, were excluded from the computation of diluted net loss per share or unit because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2021	2020
Options to purchase common stock	3,488,407	—
Unvested incentive units	—	429,963
Convertible preferred stock (as converted to common stock)	13,802,758	—

The following table sets forth the calculation of basic and diluted net loss per share or unit:

	Year Ended December 31,
	2021	2020
Net loss available to common stockholders or members — basic and diluted	$(5,451,778)	$(2,125,487)

Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	3,906,889	11,050,904

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(1.40)	$(0.19)

17. Commitments and Contingencies

Leases

On March 8, 2018, the Company entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts. The lease agreement required monthly lease payments as well as payment of a proportional share of operating costs. On March 10, 2021, the Company extended the lease agreement through June 30, 2024 at a monthly lease rate of $12 thousand, subject to annual increases in January based on changes in the consumer price index.

The maturities and balance sheet presentation under all non-cancelable operating leases as of December 31, 2021, are as follows:

Operating Leases
Maturity of lease liabilities
2022	$143,004
2023	143,004
2024	71,502

Total lease liabilities	357,510
Less: imputed interest	(34,454)

Present value of operating lease liability as of December 31, 2021	$323,056

Reported as of December 31, 2021
Lease liabilities — current	$121,552
Lease liabilities — noncurrent	201,504

$323,056

As of December 31, 2021, the Company maintained a Right-Of-Use asset with a corresponding operating lease liability of approximately $323 thousand, based on the present value of the minimum rental payments in accordance with ASC 842, Leases. As the Company’s lease does not provide an implicit rate, the Company estimated its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments. The weighted average discount rate used for leases as of December 31, 2021 is 8.0%. The weighted average lease term as of December 31, 2021 is 2.5 years. During the year ended December 31, 2021 operating cash flows used for operating leases was $136 thousand. During the year ended December 31, 2021, lease cost was $139 thousand. During the year ended December 31, 2020, rent expense incurred under this agreement was $134 thousand under previous accounting guidance.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2021 and 2020, and, to the best of the Company’s knowledge, no material legal proceedings are currently pending or threatened.

Indemnification Agreements

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to the agreements, the Company agrees to indemnify, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third-party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Through December 31, 2021, the Company had not experienced any losses related to these indemnification agreements and no material claims were outstanding.

Other Matters

In February 2022, the Company determined it was affected by a business email compromise fraud which resulted in a diversion of the Company’s capital to unknown parties. This incident led to a loss of $136 thousand of cash for the year ended December 31, 2021 which was recorded within other income (expense), net in the Company’s statements of operations and comprehensive loss. Subsequent to December 31, 2021, an additional $590 thousand of cash was lost through the same incident. The Company implemented a variety of measures to further enhance its cybersecurity protections and minimize the impact of any future cyber incidents. The Company has insurance related to this event and expects to recover $300 thousand of losses in total. As of and for the year ended December 31, 2021, the Company recorded a $136 thousand insurance recovery receivable within prepaid expenses and other current assets in the Company’s balance sheet and a corresponding recovery of losses which offset the loss within other income (expense), net in the Company’s statement of operations and comprehensive loss since the recovery of losses was considered probable. The remaining insurance recovery amount of $164 thousand relates to losses incurred subsequent to year end and will be recorded in the Company’s financial statements for the year ending December 31, 2022.

18. Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of December 31, 2021 through March 8, 2022, the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2021, and events which occurred subsequently but were not recognized in the financial statements. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within the financial statements.

(a)	Stock-based Compensation Activity

Through the date the financial statements were issued, the Company has issued 899,137 shares of common stock in connection with exercises of stock options for gross proceeds of $404 thousand.

(b)	Business Combination Agreement

On January 31, 2022, Comera, OTR Acquisition Corp., a Delaware corporation (“OTR”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation and newly formed subsidiary of Holdco (“Comera Merger Sub”) and CLS Sub Merger 2 Corp., a Delaware corporation and newly formed subsidiary of Holdco (“OTR Merger Sub”), entered into an agreement and plan of merger (the “Business Combination Agreement”), pursuant to which (i) Comera Merger Sub will be merged with and into Comera (the “Comera Merger”), with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the consummation of the Comera Merger, OTR Merger Sub will be merged with and into OTR (the “OTR Merger”), with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Comera Merger and OTR Merger and the other transactions contemplated thereby which are expected to close in May 2022, contingent upon approval of OTR stockholders.

Immediately prior to the Comera Merger, each share of Comera Preferred Stock that is issued and outstanding immediately prior to the Comera Merger will be converted into an equal number of shares of Comera Common Stock (the “Conversion”). Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger will be canceled and converted into the right to receive common stock of Holdco (the “Holdco Common Stock” or “Comera Consideration”) and the portion of the Earn-Out Shares (defined below), if released from escrow in accordance with the Business Combination Agreement. Each vested stock option outstanding immediately prior to the Comera Merger will be canceled and converted into the right to receive the number of shares of Holdco Common Stock in accordance with the Business Combination Agreement (together with the Comera Consideration, the “Aggregate Comera Consideration”).

In addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the Company’s stockholders, Holdco shall place 3,150,000 shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow. If, at any time prior to the second anniversary of the merger, either (i) the volume-weighted-average-price of Holdco Common Stock shall be equal to or greater than $12.50 for twenty trading days within a thirty-trading day period, or (ii) upon a change of control with aggregate consideration in excess of $12.50 per share, then the Earn-out Shares will be delivered to the Company’s stockholders in accordance with the Business Combination Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement.

Amount to be paid
SEC registration fee	$19,057.71
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and miscellaneous expenses	*

Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Charter will contain provisions limiting the liability of the members of the Combined Company’s board of directors, and the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Combined Company will indemnify each of the members of the Combined Company’s board of directors and officers to the fullest extent permitted under Delaware law. The Combined Company’s bylaws will also provide the board of directors with discretion to indemnify employees and agents of the Combined Company.

The Combined Company intends to enter into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Combined Company will indemnify each of its directors and executive officers and such other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of the Combined Company’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Charter and the Combined Company’s amended and restated bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Combined Company will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 15.	Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act except for the issue and sale of one share of Holdco Common stock to Comera at Holdco’s incorporation on January 25, 2022.

Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Description

2.1^	Business Combination Agreement, dated as of January 31, 2022, among the Registrant, OTR Acquisition Corp., CLS Sub Merger 1 Corp., CLS Sub Merger 1 Corp. and Comera Life Sciences, Inc. (incorporated by reference to Annex A to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exibit 3.1 to the registration statement on Form S-4, filed by the Registrant with the SEC on March 8, 2022).

3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon Closing (incorporated by reference to Annex B to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the registration statement on Form S-4, filed by the Registrant with the SEC on March 8, 2022).

3.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon Closing (inorporated by reference to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

4.2	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhbiti 4.2 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

4.3	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to OTR Acquisition Corp.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on September 28, 2020).

Exhibit No.	Description

4.4	OTR Warrant Agreement, dated November 17, 2020, by and between OTR Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to OTR Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on November 23, 2020).

4.5	Form of Assignment, Assumption and Amendment to OTR Warrant Agreement among OTR Acquisition Corp., the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Annex D to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

5.1*	Opinion of Loeb & Loeb LLP as to the validity of the securities being registered.

10.1#	Form of Comera Life Sciences, Inc. 2022 Incentive Award Plan (incorporated by reference to Annex E to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.2	Stockholder Support Agreement, dated as of January 31, 2022, by and among the Registrant, OTR Acquisition Corp., Comera Life Sciences, Inc. and certain stockholders of Comera Life Sciences, Inc. party thereto (incorporated by reference to Annex F to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).§

10.3	Form of Registration Rights and Lock-Up Agreement (incorporated by referenct to Annex H to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.4#	Reform Biologics, Inc. 2021 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.6 to the registration statement on Form S-4, filed by the Registrant with the SEC on March 8, 2022).

10.5#†	Offer Letter Agreement dated September 1, 2021 issued by Reform Biologics, Inc. to Jeffrey S. Hackman (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.6#†	Offer Letter Agreement dated October 17, 2016 issued by Reform Biologics LLC to John M. Sorvillo (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.7#†	Offer Letter Agreement dated September 1, 2021 issued by Reform Biologics, Inc. to Neal Muni (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.8#†	Offer Letter Agreement dated March 14, 2017 issued by Reform Biologics LLC to Robert Mahoney (incorporated by reference to Exhibit 10.10 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.11#†	Letter of promotion dated October 12, 2021 issued by Reform Biologics, Inc. to Robert Mahoney (incorporated by reference to Exhibit 10.11 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

21.1*	List of subsidiaries of the Registrant.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for the Registrant.

23.2	Consent of Baker Tilly US LLP, independent registered accounting firm for Comera Life Sciences, Inc.

23.3	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1).

Exhibit No.	Description

107	Filing Fee Table.

*	To be filed by amendment.
#	Indicates management contract or compensatory plan or arrangement.
^

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.§

†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred` or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b),11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woburn, Massachusetts, on May 4, 2022.

COMERA LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Jeffrey S. Hackman
Jeffrey S. Hackman
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title

/s/ Jeffrey S. Hackman Jeffrey S. Hackman	Chairman, President and Chief Executive Officer (Principal Executive Officer, Principal Financial and Accounting Officer, and sole director)